   As filed with the Securities And Exchange Commission on September 1, 1999
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                              INFOSPACE.COM, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                     7375                    91-1718107
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                             15375 N.E. 90th Street
                           Redmond, Washington 98052
                                 (425) 602-0600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                                  NAVEEN JAIN
                            Chief Executive Officer
                              InfoSpace.com, Inc.
                             15375 N.E. 90th Street
                           Redmond, Washington 98052
                                 (425) 602-0600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
                             PATRICK J. SCHULTHEIS
                                RICHARD C. SOHN
                                DREW G. MARKHAM
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                              5300 Carillon Point
                           Kirkland, Washington 98033
                                 (425) 576-5800

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               Proposed        Proposed
                                 Amount        Maximum          Maximum
  Title of Each Class of         to be      Offering Price     Aggregate        Amount of
Securities to be Registered    Registered    Per Share(1)  Offering Price(1) Registration Fee
---------------------------------------------------------------------------------------------
Common Stock, $0.0001
 par value..............     746,392 shares    $44.4375     $33,167,794.50        $9,221
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1)Calculated solely for purposes of computing the registration fee pursuant to Rule 457 under the Securities Act based on the average high and low trading price for the common stock on August 26, 1999.

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We + +cannot sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 1999

PROSPECTUS

                                 746,392 Shares

                      [LOGO OF INFOSPACE.COM APPEARS HERE]

                                  Common Stock

  InfoSpace.com is offering 746,392 shares to the holders of exchangeable shares of InfoSpace.com Canada Holdings Inc., an Ontario corporation, to the holders of warrants to purchase shares of our common stock and to the holders of convertible debentures that are convertible into shares of our common stock. InfoSpace.com Canada Holdings will issue the exchangeable shares in exchange for outstanding shares of the common stock of INEX Corporation, an Ontario corporation, in connection with the proposed combination of InfoSpace.com and INEX. Holders of exchangeable shares may then exchange one exchangeable share for one share of our common stock, and in some cases we may redeem each exchangeable share for one share of our common stock. We describe the process by which exchangeable shares may be exchanged for our common stock on page 76 of this prospectus under the heading "Plan of Distribution."

  Holders of exchangeable shares may exchange their exchangeable shares for shares of our common stock immediately upon the completion of the combination of InfoSpace.com and INEX or at a later time. We are offering the shares of our common stock on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 only during the period when the registration statement relating to this prospectus is effective. We will bear the registration costs incurred in connection with this offering.

  Our common stock is traded on the Nasdaq National Market under the symbol "INSP." On August 30, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $45.00 per share. See "Price Range of Common Stock."

                                   --------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 5.

                                   --------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is September 1, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
      About Infospace.com................................................   3

      Our Acquisition of INEX Corporation................................   4

      Risk Factors.......................................................   5

      Forward-looking Statements.........................................  20

      Use of Proceeds....................................................  21

      Dividend Policy....................................................  21

      Price Range of Common Stock........................................  21

      Capitalization.....................................................  22

      Selected Consolidated Financial Data...............................  23

      Management's Discussion and Analysis of
       Financial Condition and Results of Operations.....................  24

      Business...........................................................  43

      Management.........................................................  61

      Certain Transactions...............................................  68

      Principal Stockholders.............................................  70

      Description of Capital Stock.......................................  71

      Plan of Distribution...............................................  76

      Income Tax Considerations..........................................  85

      Experts............................................................  93

      Additional Information.............................................  93

      Index to Financial Statements...................................... F-1

                               ----------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

  We began operations in March 1996 as a Washington corporation and were incorporated in Delaware in April 1996, at which time the operations of our Washington corporation predecessor were transferred to the Delaware corporation. As used in this prospectus, references to "we," "our," "us" and "InfoSpace.com" refer to InfoSpace.com, Inc., its predecessors and its consolidated subsidiaries.

  Our executive offices are located at 15375 N.E. 90th Street, Redmond, Washington 98052, and our telephone number is (425) 602-0600.

  We maintain a World Wide Web site at www.infospace.com. Information contained on our Web site does not constitute part of this prospectus.

  "InfoSpace" is a registered trademark of ours. We have also applied for federal registration of other marks, including "InfoSpace.com,"
"ActiveShopper," and our logo. Each logo, product name, tradename or service mark of any other company appearing in this prospectus belongs to its holder.

  Except as otherwise noted, all information in this prospectus gives effect to a two-for-one stock split of our outstanding common stock consummated in May 1999.

                           ABOUT INFOSPACE.COM, INC.

  InfoSpace.com is a leading Internet infrastructure company that provides private label solutions for content, community and commerce to Web sites and Internet appliances. Our affiliate network consists of more than 1,800 Web sites. Our affiliates include AOL, Microsoft, Lycos, NBC's Snap, go2net Inc.'s MetaCrawler, Disney/InfoSeek's GO Network, Network Solutions, DoubleClick, Dow Jones (The Wall Street Journal Interactive Edition), ABC LocalNet, BellSouth and US West. Our private label solutions include (1) content services, such as yellow pages and white pages, maps and directions, classified advertisements, real-time stock quotes, sports, information on local businesses and events, weather forecasts and horoscopes, (2) community services, such as online address books and personal calendars, personal home pages, message boards and online chat rooms, and (3) our electronic commerce solution, ActiveShopper, which allows shoppers to research, buy and obtain special promotions for products offered online, review offline catalogs, locate auction sites where a product is being offered, conduct online price comparisons and locate merchants in the shopper's local area.

  By aggregating content and commerce information from multiple sources and integrating it with related information and community services using our proprietary technology, we help to increase the convenience, relevance and enjoyment of our affiliate users' visits, thereby promoting increased traffic and repeat usage. This, in turn, provides enhanced advertising and electronic commerce revenue opportunities to affiliates with minimal additional investment. By leveraging our relationships, services and technology, affiliates are free to focus on their core competencies.

  We have acquired the rights to a wide range of content from more than 65 third-party content providers. The cornerstone of our content solution is our nationwide yellow pages and white pages directory information. Using our proprietary technology, we integrate this directory information with other value-added content to help users find people, places and things in the real world. As an example of the power of our contextual integration, a salesperson using our content, community and commerce services can, from the results of a single query, find the name and address of a new customer, add the address to his or her online address book, check the customer's online calendar, obtain directions to his or her office, send a card or gift, check the weather forecast and, typically, make an online reservation at the nearest hotel, browse the menu of a nearby restaurant and review a schedule of entertainment events for the locale.

  We have developed community and commerce services that we integrate with related content. Our suite of community services enables affiliates to increase user loyalty and user visits by offering online personal calendars, address books, Web-based email, personal home pages and online chat and message boards. Our recent acquisition of MyAgent technology enables us to offer real-time Internet communication such as real-time messaging and enhancements to our community services. We launched our commerce service, ActiveShopper, in May 1999. ActiveShopper is designed to help our affiliates retain users and prolong their visits by allowing consumers to make critical purchase decisions from within a single, fully featured commerce service and never leave an affiliate's site. ActiveShopper provides the ability to research, obtain special promotions and purchase products from more than 2,500 online and offline retailers.

  We design our private label solutions to be highly flexible and customizable, enabling affiliates to select from among our broad range of content, community and commerce services. One of our principal strengths is our internally developed technology, which enables us to easily and rapidly add new affiliates by employing a distributed, scalable architecture adapted specifically for our Internet-based content, community and commerce services. We help our affiliates build and maintain their brands by delivering these private label solutions with the look and feel and navigation features specific to each affiliate, creating the impression to end users that they have not left the affiliate's site. We have designed our technology to support affiliates across multiple platforms and formats, including the growing number of emerging Internet appliances. We typically share advertising revenues with the affiliates whose sites incorporate our content, community and commerce services where advertisements are placed.

  We derive substantially all of our revenues from national and local advertising, promotions, including content and commerce promotions, and, to a lesser extent, non-advertising based private label solutions. Through our direct sales force, we offer a variety of national advertising and promotions that enable advertisers to access both broad and targeted audiences. We also sell local Internet yellow pages advertising through cooperative sales relationships with Regional Bell Operating Companies (known as RBOCs) and established independent yellow pages publishers, media companies and direct marketing companies. We believe that these relationships provide us access to local sales expertise and customer relationships that give us an advantage over competitors while minimizing our own sales infrastructure investment.

                      OUR ACQUISITION OF INEX CORPORATION

  On August 13, 1999, we signed a definitive agreement to acquire Toronto-based INEX Corporation. The combination, which is intended to be accounted for as a pooling of interests, is expected to be completed during the third quarter of 1999, subject to satisfaction of customary closing conditions. We will issue 900,000 shares of our common stock (1) directly to those INEX shareholders who elect to receive our common stock in exchange for their INEX shares at the closing of the combination, (2) upon the exchange or redemption of the exchangeable shares of InfoSpace.com Canada Holdings Inc., an indirect subsidiary of ours, which exchangeable shares will be issued to those INEX shareholders who elect to receive exchangeable shares, or who do not make an election to receive shares of our common stock, at the closing and (3) upon the exercise or conversion of outstanding warrants and options to purchase INEX common shares and convertible debentures convertible into INEX common shares, all of which we will assume and which will become exercisable or convertible for shares of our common stock after the closing. This prospectus relates to the shares of our common stock issuable upon the exchange or redemption of the exchangeable shares and the exercise or conversion of the warrants and convertible debentures we will assume.

  INEX Corporation is a software company that develops and markets Internet commerce solutions designed for the small and medium-sized business merchants. INEX recruits, develops and manages reseller channels and strategic partners with a comprehensive support program, sales and marketing tools and resources. These tactics are designed to help its licensees capitalize on the potential of the Internet commerce market, to assist the small and medium-sized business merchant realize the Internet commerce promise and for INEX to realize its mission to aggressively penetrate and capture market share in the small and medium-sized business markets.

  INEX currently has two electronic commerce storefront product offerings that consist of:

  . INEX ezStore: a feature-rich, OEM solution that reseller channel licensees and alliance partners can lease for a nominal fee on a monthly basis to their small and medium-sized business merchants as part of a complete end-to-end electronic storefront hosting service offering; and

  . INEX Commerce Court Suite: an upgrade path from INEX ezStore for merchants requiring a more sophisticated and powerful electronic commerce solution.

  We believe that the acquisition of INEX will enable us to offer our affiliates the ability to attract and host online retailers and local merchants on their sites by offering a complete, affordable and easy-to-use solution for these retailers and merchants to build, manage and promote online storefronts.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

  This prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. These statements relate to our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

You May Be Taxed on the Exchange.

  The exchange of exchangeable shares of InfoSpace.com Canada Holdings Inc. (the exchangeable shares) for shares of our common stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (redemption or exchange) and the length of time that the exchangeable shares were held prior to exchange. See "Income Tax Considerations--Canadian Federal Income Tax Considerations" and "--United States Federal Tax Considerations."

There May Be Differences in Canadian and U.S. Trading Markets.

  The exchangeable shares will not be listed on any stock exchange in Canada or the United States. We have agreed that our shares of common stock issuable from time to time in exchange for the exchangeable shares will be listed on the Nasdaq National Market. There is no current intention to list our common stock on any other stock exchange in Canada or the United States, nor is there any current intention to establish a trading market for the exchangeable shares. As a result of the foregoing, we believe that the value of the exchangeable shares will reflect essentially the equivalent value of our common stock on the Nasdaq National Market. However, if a market for the exchangeable shares should develop, there can be no assurances that the market price of the exchangeable shares would correspond to that of our common stock.

Pending and Potential Acquisitions Involve Risks.

  We have acquired complementary technologies or businesses in the past, and intend to do so in the future. Acquisitions may involve potentially dilutive issuances of stock, the incurrence of additional debt and contingent liabilities or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of these factors could adversely affect our results of operations or stock price. Acquisitions, including our pending combination with INEX, involve numerous risks, including:

  . difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company;

  . diverting management's attention from other business concerns;

  . impairing relationships with our employees, affiliates, advertisers and content providers;

  . being unable to maintain uniform standards, controls, procedures and policies;

  . entering markets in which we have no direct prior experience; and

  . losing key employees of the acquired company.

  In June 1998, we acquired Outpost Network, Inc. As a result of this acquisition, we acquired certain electronic commerce technology and hired approximately ten employees. We issued approximately 3,000,000 shares of stock to the former shareholders of Outpost and agreed to offer employment to certain employees of Outpost. In June 1999 we acquired certain MyAgent technology assets from Active Voice Corporation and hired six employees who helped develop MyAgent Technology. Upon the closing of our combination with INEX, INEX will become a subsidiary of ours and we will relocate some INEX employees to our headquarters in Redmond, Washington. We could issue as many as 900,000 shares of our common stock as a result of our combination with INEX. We may not be able to successfully integrate the technology and personnel we acquired from Active Voice or INEX or any other businesses, technologies or personnel that we acquire in the future.

  We and the businesses acquired by us may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to us. We have retained, and may in the future retain, existing management of acquired companies or technologies, under the overall supervision of our senior management. The success of the operations of these acquired companies and technologies will depend, to a great extent, on the continued efforts of the management of the acquired companies.


We Have a Limited Operating History and a History of Losses.

  We have a very limited operating history, which makes it difficult to evaluate our business and prospects. We have incurred net losses since our inception in March 1996. At June 30, 1999, we had an accumulated deficit of approximately $15.6 million. We expect to incur significant operating losses on a quarterly basis in the future. We may never be profitable. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services. To address the risks we face and to be able to achieve and sustain profitability, we must, among other things:

  . develop and maintain strategic relationships with potential content providers and affiliates;

  . identify and acquire the rights to additional content and successfully develop additional information infrastructure services;

  . successfully integrate new features with our content, community and commerce services;

  . expand our sales and marketing efforts, including relationships with third parties to sell local advertising for our Internet yellow pages directory services;

  . maintain and increase our affiliate and advertiser base;

  . successfully expand into international markets;

  . retain and motivate qualified personnel; and

  . successfully respond to competitive developments.

  If we do not effectively address the risks we face, our business will suffer and we may never achieve or sustain profitability. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Business Model Is Evolving and Unproven.

  Our business model is described below. We:

  . aggregate content and commerce information from third-parties;

  . integrate this content and commerce information with related information and community services;

  . distribute these integrated services on a private label basis to leading
    Internet portals, destination sites and suppliers of PCs and other Internet appliances; and

  . generate revenues from the sale of national and local advertisements and promotions on the Web pages that deliver our content, community and commerce solutions.

  Our business model is relatively new to the Internet, is unproven and is likely to continue to evolve. Accordingly, our business model may not be successful, and we may need to change it. Our ability to generate significant advertising and promotion revenues by distributing integrated content, community and commerce services depends, in part, on our ability to successfully market our content, community and commerce services to Internet portals and destination sites that currently do not rely on third-party sources for their content and service infrastructure needs and do not typically utilize content infrastructure services that are readily available to their competitors. We intend to continue to develop our business model as we explore opportunities internationally and in new and unproven areas such as electronic commerce and in providing content, community and commerce services for emerging Internet appliances.

Our Financial Results Are Likely to Fluctuate.

  Our financial results have varied on a quarterly basis and are likely to fluctuate substantially in the future. These fluctuations may be caused by several factors, many of which are beyond our control. These factors include:

  . the addition or loss of affiliates;

  . variable demand for our private label solutions by our affiliates;

  . the cost of acquiring and the availability of content and commerce information;

  . the overall level of demand for content, community and commerce services;

  . our ability to attract and retain advertisers and content providers;

  . seasonal trends in Internet usage and advertising placements;

  . the amount and timing of fees we pay to our affiliates to include our content, community and commerce solutions on their Web sites;

  . the productivity of our direct sales force and the sales forces of the RBOCs, independent yellow pages publishers, media companies and direct marketing companies that sell local Internet yellow pages advertising for us;

  . the amount and timing of increased expenditures for expansion of our operations, including the hiring of new employees, capital expenditures and related costs;

  . our ability to continue to enhance, maintain and support our technology;

  . the result of litigation that is currently ongoing against InfoSpace.com, or any litigation that is filed against us in the future;

  . our ability to attract and retain personnel;

  . the introduction of new or enhanced services by us or our affiliates, or other companies that compete with us or our affiliates;

  . price competition or pricing changes in Internet advertising and Internet services, such as ours;

  . technical difficulties, system downtime, system failures or Internet brown-outs;

  . political or economic events and governmental actions affecting Internet operations or content; and

  . general economic conditions and economic conditions specific to the Internet.

  If one or more of these factors or other factors occur, our business could suffer.

  In addition, because InfoSpace.com only began operations in March 1996, and because the market for Internet information infrastructure services such as ours is new and evolving, it is very difficult to predict future financial results. We plan to significantly increase our sales and marketing, research and development and general and administrative expenses in the balance of 1999. Our expenses are partially based on our expectations regarding future revenues, and are largely fixed in nature, particularly in the short term. As a result, if our revenues in a period do not meet our expectations, our financial results will likely suffer.

Our Business Is Seasonal.

  During the summer months and year-end holiday season, Internet usage typically declines, and our affiliates experience reduced user traffic. In addition, advertising sales in traditional media, such as broadcast and cable television, generally declines in the first and third quarters of the year. This seasonality is likely to cause fluctuations in our financial results.

We Rely on Advertising and Promotion Revenues.

  We derive substantially all of our revenues from the sale of national and local advertisements and promotions on the Web pages that deliver our content, and we expect this to continue in the future. Our ability to increase our revenues will depend upon a number of factors, including the following:

  . the acceptance of the Internet as an advertising medium by national and local advertisers;

  . the acceptance and regular use of our content, community and commerce solutions by a large number of users who have demographic characteristics that are attractive to advertisers;

  . the success of our strategy to sell local Internet yellow pages advertising through third parties;

  . the expansion and productivity of our advertising sales force; and

  . the development of the Internet as an attractive platform for electronic commerce.

  We are relying on revenues from local Internet yellow pages advertising as a significant source of our future revenues. However, we have not yet generated significant revenues from local Internet yellow pages advertising. See "--We Rely on Third Parties for Sales of Internet Yellow Pages Advertising."

We Rely on Our Relationships with Affiliates.

  We will be able to continue generating revenues from advertising and promotions only if we can secure and maintain distribution for our content, community and commerce solutions on acceptable commercial terms through a wide range of affiliates. We expect that revenues generated from the sale of advertisements and promotions delivered through our network of affiliates will continue to account for a significant portion of our revenues for the foreseeable future. In particular, we expect that a limited number of our affiliates, including, America Online, Inc., or AOL, and its business divisions, including Netscape, CompuServe and Digital City, and Microsoft Network, LLC will account for a substantial portion of our affiliate traffic and, therefore, revenues over time. Our distribution arrangements with our affiliates typically are for limited durations of between six months and two years and automatically renew for successive terms thereafter, subject to termination on short notice. We cannot assure you that such arrangements will not be terminated or that such arrangements will be renewed upon expiration of their terms. We generally share with each affiliate a portion of the revenues generated by advertising on the Web pages that deliver our content services. We pay carriage fees to certain affiliates, including AOL. These relationships may not be profitable or result in benefits to us that outweigh the costs of the relationships.

  Our affiliate relationships are in an early stage of development. If affiliates, especially major affiliates, demand a greater portion of advertising revenues or require us to make payments for access to their site or device, our business may suffer. In addition, if we lose a major affiliate, we may be unable to timely or effectively replace the affiliate with other affiliates with comparable traffic patterns and user demographics. The loss of any major affiliate could harm our business. See "Business--Affiliate Network."

We Rely on Third Parties for Sales of Internet Yellow Pages Advertising.

  We rely on arrangements with RBOCs, independent yellow pages publishers, media companies and direct marketing companies to generate local Internet yellow pages advertising revenues, both domestically and internationally. These companies sell enhanced yellow pages listings on our Internet yellow pages directory services. Under some of our arrangements with independent yellow pages publishers, we have granted exclusive rights to the publisher to sell local advertising in a specific geographic area, and we do not restrict the publisher's ability to sell advertising for any other source. We expect to derive a greater portion of our advertising revenues from these relationships in the future. These RBOCs, independent yellow pages publishers, media companies and direct marketing companies have only recently begun to offer local Internet yellow pages advertising and, accordingly, have extremely limited experience in forecasting and executing Internet advertising business models. We may have to expend significant time and effort in training their sales forces.

  We base our future operating plans, in part, on the local Internet yellow pages forecasts of the RBOCs, independent yellow pages publishers, media companies and direct marketing companies with which we have relationships. We cannot accurately predict the timing or the extent of the success of these local advertising efforts. Further, the RBOCs, independent yellow pages publishers, media companies and direct marketing companies have broad discretion in setting advertising rates, and they may not develop a profitable business model. We also rely on the advertisement production infrastructure of these companies for the billing and collection of local advertising payments and the production and filing of display advertisements and button advertisements. The failure of these sales relationships to generate meaningful revenues for us or for these companies to cease to maintain and support an advertisement production infrastructure could harm our business. See "Business--Advertising and Promotions."

Advertisers May Not Adopt the Internet as an Advertising Medium.

  Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. As the Internet evolves, advertisers may find Internet advertising to be a less effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. In addition, advertising on the Internet is at a much earlier stage of development in international markets compared to the United States.

  Fluid and intense competition in the sale of advertising on the Internet has led different vendors to quote a wide range of rates and offer a variety of pricing models for various advertising services. As a result, we have difficulty projecting future advertising revenues and predicting which pricing models advertisers will adopt. For example, if many advertisers base their advertising rates on the number of click throughs from our content services to their Web pages, instead of solely on the number of impressions received, our revenues could decrease. There are no widely accepted standards for the measurement of the effectiveness of Internet advertising, and standards may not develop sufficiently to support Internet advertising as a significant advertising medium. We typically base our advertising rates on the number of impressions received, and our advertising customers may not accept our measurements or such measurements may contain errors.

  Industry analysts and others have made many predictions concerning the growth of the Internet as a commercial medium. Many of these historical predictions have overstated the growth of the Internet and should not be relied upon. This growth may not occur or may occur more slowly than estimated. In addition, if a large number of consumers use "filter" software programs that limit or remove advertising from the Web, advertisers may choose not to advertise on the Internet. If the commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our business will suffer. See "Business--Industry Background" and "--Advertising and Promotions."

We Rely on a Small Number of Advertising Customers.

  We derive a substantial portion of our revenues from a small number of advertising customers. We expect that this will continue in the forseeable future. In particular, 800-U.S. Search, Inc. accounted for approximately 20.6% of our revenues for the year ended December 31, 1998, and 27.1% of our revenues for the six months ended June 30, 1999. In addition, 800-U.S. Search represented approximately 27.3% of our accounts receivable as of December 31, 1998 and 19.7% of our accounts receivable as June 30, 1999.

  Our top ten advertising customers represented 47.8% of our revenues in 1998 and 58.7% of our revenues for the six months ended June 30, 1999. If we lose any of these customers, including 800-U.S. Search in particular, or if any of these customers are unable or unwilling to pay us amounts that they owe us, our financial results will suffer.

Our Advertising Arrangements Involve Risks.

  We typically sell national advertisements pursuant to short-term agreements of less than six months. As a result, our national advertising customers could cancel these agreements, change their advertising expenditures or buy advertising from our competitors on relatively short notice and without penalty. Because we expect to derive a large portion of our future revenues from sales of national advertising, these short-term agreements expose us to competitive pressures and potentially severe fluctuations in our financial results.

  In addition, we typically guarantee our national advertising customers a minimum number of impressions or click throughs by Web users. These arrangements expose us to potentially significant risks. If we fail to deliver these minimum levels, we typically have to provide free advertising to the customer until the minimum level is met, which could harm our financial results.

  We occasionally guarantee the availability of advertising space in connection with promotion arrangements and content agreements. In addition, we occasionally provide customized advertising campaigns for advertisers and agree with certain advertisers that we will not accept advertising from any other customer within a particular subject matter. All of these arrangements subject us to certain risks. These risks include:

  . our potential inability to meet the guarantees we make to our customers;

  . our allocation of resources to create customized advertising that may not result in successful advertisements; and

  . a requirement to forego advertising from potential customers whose advertisements would conflict with those of other customers.

  Any of these results could harm our financial results.

We Depend on Third Parties for Content.

  We typically do not create our own content. Rather, we acquire rights to information from more than 65 third-party content providers, and our future success is critically dependent upon our ability to maintain relationships with these content providers and enter into new relationships with other content providers.

  We typically license content under short-term arrangements that do not require us to pay royalties or other fees for the use of the content. However, we do enter into revenue-sharing arrangements with certain content providers, and we pay certain content providers, including infoUSA and Acxiom Corporation, a one-time fee or a fee for each query from Web users. In the future, we expect that certain of our content providers will likely demand a greater portion of advertising revenues or increase the fees that they charge us for their content. If we fail to enter into and maintain satisfactory arrangements with content providers, our business will suffer. See "--We Need to Manage Our Growth and Implement Procedures and Controls."

We Depend on Key Personnel.

  Our performance depends on the continued services of our executive officers and other key personnel. We maintain key person life insurance on Naveen Jain, our Chief Executive Officer, in the amount of $5.0 million. We do not maintain key person life insurance policies on any of our other employees. If we lose the services of any of our executive officers or other key employees, our business could suffer. See "Business--Employees" and "Management."

We Need to Hire Additional Personnel.

  Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and business development personnel. We intend to hire a significant number of technical, sales and marketing, business development and administrative personnel during the next year. If we fail to successfully attract, assimilate and retain a sufficient number of qualified technical, managerial, sales and marketing, business development and administrative personnel, our business could suffer.

We Need to Manage Our Growth and Maintain Procedures and Controls.

  We have rapidly and significantly expanded our operations and anticipate further significant expansion to accommodate expected growth in our customer base and market opportunities. We have increased the number of employees from 15 at January 1, 1998 to 102 at July 31, 1999. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. We are also significantly increasing our employee base.

  We have implemented improvements in our operational, accounting and information systems, procedures and controls. In the past, our controls have not been adequate to ensure proper communication within our company regarding, and to properly document, the terms of certain of our written and verbal contracts and the termination of certain contracts. In the past, we did not consistently follow our procedures with respect to the documentation of the granting of options to new employees, and, at times, we failed to maintain an appropriate level of internal communication regarding the potential hiring of new employees, especially management employees. These inadequacies have led to claims against us, some of which are still pending. See "--We Are Subject to Pending Legal Proceedings."

  Our relationships with content providers, affiliates and advertisers are subject to frequent change. Prior to implementing procedures and controls in this area, these changes were often informal. In particular, we may have failed to perform our obligations under certain commercial contracts that may have been modified or terminated by verbal agreement. We believe that any failure to perform our obligations was not significant. This practice of the modification or termination of past written agreements by verbal agreement has resulted, and may result in the future, in disputes regarding the existence, interpretation and circumstances regarding modification or termination of commercial contracts. We are currently involved in litigation with Internet Yellow Pages, Inc., a direct marketing company with which we had a cooperative sales relationship, and have received other claims. If our relationships with content providers, affiliates and advertisers evolve in an adverse manner, if we get into contractual disputes with content providers, affiliates or advertisers or if any agreements with such persons are terminated, our business could suffer. See "Business--Legal Proceedings."

  We have taken a number of steps to improve our accounting and information systems, procedures and controls and we have adopted certain policies with respect to the approval, tracking and management of our commercial agreements, including:

  . standardizing the form of our commercial agreements, where possible;

  . requiring our legal and accounting departments to review any proposed commercial contract and approve contract modifications prior to their implementation;

  . prohibiting ourselves from entering into verbal agreements or verbal modifications or terminations of agreements; and

  . establishing a contracts database to serve as a central source of key information regarding our commercial contracts, which will facilitate the tracking and management of these contracts.

  Despite these procedures, or as a result of our failure to maintain them, disputes or issues relating to commercial agreements may arise in the future.

  To manage the expected growth of our operations and personnel, we must continue maintaining and improving our operational, accounting and information systems, procedures and controls. We will also need to expand, train and manage our growing employee base, particularly our finance, administrative and operations staff. Further, we must manage effectively our relationships with various Internet content providers, advertisers, affiliates and other third parties necessary to our business. If we are unable to manage growth effectively, our business could suffer. See "--We Are Subject to Pending Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Employees" and "Management."

Our International Expansion Plans Involve Risks.

  A key component of our strategy is expanding our operations into international markets. We have entered into a joint venture agreement with Thomson Directories Limited to replicate our content, community and commerce services in Europe. The joint venture, TDL InfoSpace (Europe) Limited, has targeted the United Kingdom as its first market, and it launched content services in the third quarter of 1998. We expect that TDL InfoSpace will expand its content services to other European countries by the end of 1999. Under the joint venture agreement, each of us is obligated to negotiate with TDL InfoSpace and the other party to jointly offer content, community and commerce services in other European countries prior to offering such services independently or with other parties. In March 1999, we began providing content, community and commerce services to Canadian affiliates through our wholly-owned subsidiary, InfoSpaceCanada.com. To date, we have limited experience in developing and syndicating localized versions of our private label solutions internationally, and we may not be able to successfully execute our business model in these markets. In addition, international markets experience lower levels of Internet usage and Internet advertising than the United States. We rely on our business partner in Europe for U.K. directory information and local sales forces and may enter into similar relationships if we expand into other international markets. Accordingly, our success in these markets will be directly linked to the success of our business partners in such activities. If our business partners fail to successfully establish operations and sales and marketing efforts in these markets, our business could suffer. See "Business-- International Expansion."

  In addition, we face a number of risks inherent in doing business in international markets, including, among others:

  . unexpected changes in regulatory requirements;

  . potentially adverse tax consequences;

  . export controls relating to encryption technology;

  . tariffs and other trade barriers;

  . difficulties in staffing and managing foreign operations;

  . changing economic conditions;

  . exposures to different legal standards (particularly with respect to intellectual property and distribution of information over the Internet);

  . burdens of complying with a variety of foreign laws;

  . fluctuations in currency exchange rates; and

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

  If any of these risks occur, our business could suffer.

Our Business Is Highly Competitive.

  We operate in the Internet information infrastructure services market, which is extremely competitive and is rapidly changing. Our current and prospective competitors include many large companies that have substantially greater resources than we have. We believe that the primary competitive factors in the market for Internet content, community and commerce services are:

  . the ability to provide content of broad appeal, which is likely to result in increased user traffic and increase the brand name value of the Web sites and Internet appliances to which the services are provided;

  . the ability to meet the specific content and service demands of a particular Web site or Internet appliance;

  . the cost-effectiveness and reliability of the content, community and commerce services;

  . the ability to provide content, community and commerce services that are attractive to advertisers;

  . the ability to achieve comprehensive coverage of a particular category of content; and

  . the ability to integrate related information to increase the utility of the content, community and commerce services offered.

  We compete, directly or indirectly, in the following ways, among others:

  . our directory services compete with AnyWho? (a division of AT&T), GTE
    SuperPages, Switchboard, ZIP2 (which was recently acquired by Compaq), various RBOCs' directory services, infoUSA's Lookup USA, Microsoft Sidewalk and Yahoo! Yellow Pages and White Pages;

  . other information services we provide, such as classifieds, horoscopes and real-time stock quotes, compete with specialized content providers;

  . our U.K. joint venture competes with British Telecom's YELL service and Scoot (UK) Limited;

  . our community services compete with services offered by Internet portals such as AOL, Yahoo!, and Excite, as well as specialized content service providers such as Hotmail; and

  . our commerce services compete with Inktomi, Amazon.com's Junglee and Excite's Jango.

  We expect that in the future we will experience competition from other Internet services companies and providers of Internet software, including Microsoft, Yahoo!, AOL, Excite, Disney/Infoseek, Lycos, go2net's MetaCrawler and NBC's Snap. Some of these companies are currently customers of ours, the loss of which could harm our business. We may also face increased competition from traditional media companies expanding onto the Internet.

  Many of our current customers have established relationships with certain of our current and potential future competitors. If our competitors develop content, community and commerce services that are superior to ours or that achieve greater market acceptance than ours, our business will suffer.

Our Business Relies on the Performance of Our Systems.

  Our success depends, in part, on the performance, reliability and availability of our content, community and commerce services. Our revenues depend, in large part, on the number of users that access our content, community and commerce services. Our computer and communications hardware is located at our main headquarters in Redmond, Washington and in additional hosting facilities provided by Exodus Communications, Inc. and Savvis Communications Corporation in the Seattle, Washington area. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, break-in, earthquake and similar events. We do not have a formal disaster recovery plan, and we do not carry business interruption insurance that is adequate to compensate us for losses that may occur. In addition, systems that use sophisticated software may contain bugs, which could also interrupt service. Any system interruptions resulting in the unavailability of our content, community and commerce services would reduce the volume of users able to access our content, community and commerce services and the attractiveness of our service offerings to our affiliates, advertisers and content providers, which could harm our business.

Our Industry Is Experiencing Consolidation.

  The Internet industry has recently experienced substantial consolidation. For example, AOL has acquired Netscape, At Home has acquired Excite, and Compaq has acquired ZIP2. We expect this consolidation to continue. These acquisitions could affect us in a number of ways, including:

  . companies from whom we acquire content could be acquired by one of our competitors and stop selling us content;

  . our customers could be acquired by one of our competitors and stop buying advertising from us; and

  . our customers could merge with other customers, which could reduce the size of our customer base.

  This consolidation in the Internet industry could harm our business.

We Are Subject to Pending Legal Proceedings.

  From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us. Such claims, even if not meritorious, could require the expenditure of significant financial and managerial resources, which could harm our business.

  An alleged former employee has filed a complaint alleging that he was terminated without cause and that he entered into an agreement with us that entitles him to an option to purchase 2,000,000 shares of our common stock or 10% of our stock. The complaint alleges breach of contract, breach of the covenant of good faith, breach of fiduciary duty, misrepresentation, promissory estoppel, intentional interference with contractual relations and unfair and deceptive acts and practices, seeking specific performance of the alleged agreement for 10% of our stock, damages equal to the value of 10% of our stock, punitive damages and attorneys' fees and costs and treble damages. To the extent that we are required to issue shares of our common stock or options to purchase common stock as a result of these claims filed by the alleged former employee, we would recognize an expense equal to the number of shares issued multiplied by the fair value of our common stock on the date of issuance, less the exercise price of any options required to be issued. This could harm our results of operations, and any such issuance would be dilutive to existing stockholders, the impact of which may be mitigated to the extent it is offset by shares of common stock in the escrow account described in "Business--Legal Proceedings."

  We have filed a complaint against Internet Yellow Pages, Inc., or IYP, asserting claims for (a) account stated, (b) breach of contract, and (c) fraud. IYP has filed a complaint against us asserting causes of action for breach of contract, fraud, extortion and racketeering and seeks relief consisting of $1,500,000 and other unquantified money damages, punitive damages, treble damages and attorney's fees.

  A former consultant has filed a complaint against us alleging breach of contract, fraud and deceit, quantum meruit, promissory estoppel, and unjust enrichment and constructive trust. The former consultant alleges that he entered into an agreement with us that entitles him to an option for 28,462 shares of our common stock, and seeks relief consisting of $1,707,720 and other unquantified money damages, punitive damages, attorneys' fees, and a constructive trust over 28,462 shares of our common stock. We have denied plaintiff's claims and asserted counterclaims for breach of contract, misappropriation of trade secret information, and breach of confidential relationship.

  We believe we have meritorious defenses to all of these claims against us. Nevertheless, litigation is inherently uncertain, and we may not prevail in these suits.

  We had discussions with a number of individuals in the past regarding employment by us and also hired and subsequently terminated a number of individuals as employees or consultants. Furthermore, primarily during our early stage of development, our procedures with respect to the manner of granting options to new employees were not clearly documented. As a result of these factors, and in light of the receipt of the above claims, we have in the past received, and may in the future receive, similar claims from one or more individuals asserting rights to acquire shares of our stock or to receive cash compensation. We cannot predict whether such future claims will be made or the ultimate resolution of any currently outstanding or future claim. Naveen Jain, our Chief Executive Officer, has placed into escrow 2,000,000 shares of our stock beneficially owned by him to indemnify us and our directors for a period of five years for certain liabilities relating to events prior to September 30, 1998. The indemnification agreement, however, does not provide for indemnification for certain matters known by the Board prior to September 30, 1998 or losses less than $100,000. Satisfaction of such liabilities through the issuance of escrowed shares could result in the recognition of future expenses, which could harm our results of operations. See "Business--Legal Proceedings."

We Rely on Internally Developed Software and Systems.

  We have developed custom software for our network servers our community services and our ActiveShopper commerce service. This software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to fix. We must expand and upgrade our technology, transaction-processing systems and network infrastructure if the volume of traffic on our Web site or our affiliates' Web sites increases substantially. In addition, as we continue to expand into electronic commerce services, we may have to significantly modify our systems. We could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to accurately project the rate or timing of increases, if any, in the use of our private label solutions or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business. See "Business-- Technology and Infrastructure."

Rapid Technological Change Affects Our Business.

  Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize our market. Our market's early stage of development exacerbates these characteristics. Our future success depends in significant part on our ability to improve the performance, content and reliability of our private label solutions in response to both the evolving demands of the market and competitive product offerings. Our efforts in these areas may not be successful. If a large number of affiliates adopt new Internet technologies or standards, we may need to incur substantial expenditures modifying or adapting our private label solutions.

We Rely on the Internet System Infrastructure.

  Our success depends, in large part, on other companies maintaining the Internet system infrastructure. In particular, we rely on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet system infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce, our business could suffer.

We Receive Information that May Subject Us to Liability.

  We obtain content and commerce information from third parties. When we integrate and distribute this information over the Internet, we may be liable for the data that is contained in that content. This could subject us to legal liability for such things as defamation, negligence, intellectual property infringement and product or service liability. Many of the agreements by which we obtain content do not contain indemnity provisions in favor of us. Even if a given contract does contain indemnity provisions, these provisions may not cover a particular claim. While we carry general business insurance with a limit of $1.0 million for each occurrence and $2.0 million in the aggregate, this coverage may be inadequate.

  In addition, individuals whose names appear in our yellow pages and white pages directories have occasionally contacted us. These individuals believed that their phone numbers and addresses were unlisted, and our directories are not always updated to delete phone numbers or addresses when they are changed from listed to unlisted. While we have not received any claims from these individuals, we may receive claims in the future. Any liability that we incur as a result of content we receive from third parties could harm our financial results.

Our Networks Face Security Risks.

  Even though we have implemented security measures, our networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our Internet operations. Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Although we intend to continue to implement industry-standard security measures, persons may be able to circumvent the measures that we implement in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web pages that deliver our content services, any of which could harm our business. See "Business--Technology and Infrastructure--Data Network Infrastructure" and "Business--Facilities."

  Users of online commerce services are highly concerned about the security of transmissions over public networks. Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. As we expand our electronic commerce services, we intend to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to securely transmit confidential information, such as customer credit card numbers. Users could possibly circumvent the measures we take to protect customer transaction data. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Any compromise of our security could harm our business.

We May Be Unable to Adequately Protect or Enforce Our Intellectual Property Rights.

  Our success depends significantly upon our proprietary technology. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer.

  Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, we have received, and we may receive in the future, notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could suffer. See "Business--Intellectual Property" and "--Legal Proceedings."

We May Become Subject to Governmental Regulation.

  Because of the increasing use of the Internet, the government may adopt laws and regulations with regard to the Internet covering issues such as user privacy, pricing, content, taxation, copyrights, distribution and product and services quality. For a description of certain risks relating to government regulation, see "Business--Governmental Regulation."

We May Require Additional Funding.

  Although we believe that our cash reserves and cash flows from operations will be adequate to fund our operations for at least the next 12 months, such sources may be inadequate. Consequently, we may require additional funds during or after such period. Financing may not be available on favorable terms or at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our future capital requirements depend upon many factors, including, but not limited to:

  . the rate at which we expand our sales and marketing operations;

  . the amount and timing of fees paid to affiliates to include our private label solutions on their site or service;

  . the extent to which we expand our content, community and commerce services;

  . the extent to which we develop and upgrade our technology and data network infrastructure;

  . the occurrence, timing, size and success of acquisitions;

  . the rate at which we expand internationally; and

  . the response of competitors to our service offerings.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Management Owns a Large Percentage of Our Stock.

  Our officers, directors and affiliated persons will beneficially own approximately 43.1% of our common stock after all of the shares offered in this prospectus or issuable directly to INEX shareholders upon the closing of our combination with INEX are issued. Naveen Jain, our Chief Executive Officer, will beneficially own approximately 33.2% of our common stock. As a result, our officers, directors and affiliated persons may effectively be able to:

  . elect, or defeat the election of, our directors;

  . amend or prevent amendment of our Certificate of Incorporation or Bylaws;

  . effect or prevent a merger, sale of assets or other corporate transaction; and

  . control the outcome of any other matter submitted to the stockholders for vote.

  Our public stockholders may have little control over the outcome of such transactions. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of InfoSpace.com, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. See "Management," "Certain Transactions" and "Principal Stockholders."

Year 2000 Compliance Issues Could Adversely Impact Our Business.

  We are in the process of assessing and remediating any Year 2000 issues associated with our computer systems and software and other property and equipment. Despite our testing and remediation efforts, our systems and those of third parties, including content providers, advertisers, affiliates, and end users may contain errors or faults with respect to the Year 2000. Our efforts to address this issue are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance." Known or unknown errors or defects that affect the operation of our software and systems and those of third parties, including content providers, advertisers, affiliates, and end users could result in delay or loss of revenue, interruption of services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could harm our business.

Our Stock Price Has Been and May Continue to be Volatile.

  The trading price of our common stock has been and is likely to continue to be highly volatile. Since we began trading on December 15, 1998, our stock price has ranged from $7.50 to $72.625. Our stock price could be subject to wide fluctuations in response to factors such as the following:

  . actual or anticipated variations in quarterly results of operations;

  . the addition or loss of affiliates or content providers;

  . announcements of technological innovations, new products or services by us or our competitors;

  . changes in financial estimates or recommendations by securities analysts;

  . conditions or trends in the Internet and online commerce industries;

  . changes in the market valuations of other Internet, online service or software companies;

  . our announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . sales of our common stock;

  . general market conditions; and

  . other events or factors, many of which are beyond our control.

  In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

Future Sales of Our Common Stock May Depress Our Stock Price.

  Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock. After this offering and the consummation of our combination, 48,196,071 shares of our common stock will be outstanding. In the past 12 months, we completed two offerings of our common stock. All of the shares sold in these offerings are freely tradeable unless held by affiliates of InfoSpace.com. See "Shares Eligible for Future Sale."

Certain Anti-Takeover Provisions May Affect the Price of Our Stock.

  Certain provisions of our Certificate of Incorporation and Bylaws and Washington and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Also, if we receive a proposal from another company that could result in the acquisition of InfoSpace.com, our agreement with AOL requires us to negotiate with AOL before entertaining discussions with the other company. This provision could discourage companies other than AOL from presenting acquisition proposals to us and could delay, deter or prevent a change of control of us. See "Description of Capital Stock."

                           FORWARD-LOOKING STATEMENTS

  You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our business and growth strategy, the expected benefits of our private label solutions for the content, community and commerce needs of our affiliates, advertisers and content providers, the expectation that AOL and its business divisions will meet certain contractual minimum commitments, the expectation that actual carriage fee payments under our agreements with AOL will exceed the sales and marketing expense recorded for the periods in which payments are made, future carriage fees, increased advertising and public relations expenditures, increased operating expenses and the reasons for such increases, expected operating losses, increased product development expenditures, increased costs of revenues, increased product development expenses, increased sales and marketing expenses, future levels of bad debt expense, increased general and administrative expenses, anticipated capital equipment expenditures, anticipated cash needs, the absence of material Year 2000 compliance problems and the time frame and cost of addressing any Year 2000 problems and the successful integration of technology acquired from Active Voice and INEX and the cost thereof. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of cerain markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our and the strategic Internet services industry's actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified under "Risk Factors" and elsewhere in this prospectus.

  These forward-looking statements apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus. See "Risk Factors."

                                USE OF PROCEEDS

  Of the 746,392 shares of our common stock offered in this prospectus, we will issue approximately 408,227 shares of our common stock upon exchange or redemption of the exchangeable shares; we will receive no net cash proceeds upon the issuance of such shares. In addition, we will receive no net cash proceeds upon the conversion of the debentures convertible into shares of common stock being offered in this prospectus. We may receive up to approximately $4.8 million in net cash proceeds (assuming an exchange rate of Canadian dollars to U.S. dollars of approximately 0.67:1), subject to fluctuations in the exchange rate between Canadian dollars and U.S. dollars, in connection with the exercise of warrants to purchase shares of our common stock being offered in this prospectus. We will use these proceeds for general corporate purposes.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and therefore do not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

  Our common stock has been traded on the Nasdaq National Market under the symbol "INSP" since December 15, 1998, the date of our initial public offering. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market.

                                                                 High     Low
                                                                ------- -------
   Fiscal Year Ended December 31, 1998:
     Fourth Quarter (from December 15, 1998)................... $ 26.00 $  7.50
   Fiscal Year Ending December 31, 1999:
     First Quarter............................................. $49.625 $ 14.25
     Second Quarter............................................ $72.625 $ 35.25
     Third Quarter (through August 30, 1999)................... $58.938 $38.125

  On August 30, 1999 the last reported sale price for our common stock on the Nasdaq National Market was $45.00 per share. As of July 31, 1999, there were approximately 217 holders of record of our common stock. See "Risk Factors--Our Stock Price Has Been and May Continue to be Volatile."

                                 CAPITALIZATION

  The following table sets forth our capitalization as of June 30, 1999. This table should be read in conjunction with our Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                               June 30, 1999
                                                             ------------------
                                                               (in thousands,
                                                             except share data)
Stockholders' equity:
  Preferred Stock, $0.0001 par value per share; 15,000,000
   shares authorized; no shares issued and outstanding......      $    --
  Common Stock, $0.0001 par value per share; 200,000,000
   shares authorized; 47,359,177 shares issued and
   outstanding..............................................             5
  Additional paid-in capital................................       292,949
  Accumulated deficit.......................................       (15,588)
  Unearned warrants.........................................        (2,719)
  Unearned compensation--stock options......................          (215)
                                                                  --------
    Total stockholders' equity..............................       274,432
                                                                  --------
      Total capitalization..................................      $274,432
                                                                  ========

--------
(1) Excludes as of June 30, 1999:

  . 5,624,561 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $6.89 per share;

  . 7,063,438 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.39 per share; and

  . 5,016,736 shares of our common stock reserved for future issuance under our Restated 1996 Flexible Stock Incentive Plan and 1998 Employee Stock Purchase Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (in thousands, except share and per share data)

  The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus. The selected consolidated statements of operations data for the period from March 1, 1996 (inception) to December 31, 1996, for the years ended
December 31, 1997 and December 31, 1998 and the selected consolidated balance sheet data at December 31, 1997 and 1998 are derived from our audited consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included elsewhere herein, and are included elsewhere in this prospectus. The selected consolidated statements of operations data for the six months ended June 30, 1998 and 1999 and the selected consolidated balance sheet data as of June 30, 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data at December 31, 1996 have been derived from audited consolidated financial statements that have not been included herein.

                                             Year Ended             Six Months Ended
                          March 1 to        December 31,                June 30,
                         December 31,  ------------------------  ------------------------
                             1996         1997         1998         1998         1999
                         ------------  -----------  -----------  -----------  -----------
Consolidated Statements
 of Operations Data:
  Revenues.............. $       199   $     1,685  $     9,414  $     2,855  $    11,875
  Cost of revenues......          97           400        1,605          499        1,960
                         -----------   -----------  -----------  -----------  -----------
    Gross profit........         102         1,285        7,809        2,356        9,915
  Operating expenses:
    Product
     development........         109           213          599          148          537
    Sales and
     marketing..........         231           841        5,541          952       10,197
    General and
     administrative.....         164           480        3,001          833        3,387
    Amortization of
     intangibles........         --             64          710          121          604
    Acquisition and
     related charges....         --            --         2,800        2,800        4,913
    Other--non-recurring
     charges............         --            137        4,500          240          210
                         -----------   -----------  -----------  -----------  -----------
      Total operating
       expenses.........         504         1,735       17,151        5,094       19,848
                         -----------   -----------  -----------  -----------  -----------
  Loss from operations..        (402)         (450)      (9,342)      (2,738)      (9,933)
  Other income, net.....          21            21          410           43        4,287
  Equity in loss from
   joint venture........         --            --          (125)         --           (76)
                         -----------   -----------  -----------  -----------  -----------
  Net loss.............. $      (381)  $      (429) $    (9,057) $    (2,695) $    (5,722)
                         ===========   ===========  ===========  ===========  ===========
  Basic and diluted net
   loss per share....... $     (0.02)  $     (0.02) $     (0.33) $     (0.12) $     (0.13)
                         ===========   ===========  ===========  ===========  ===========
  Shares used in
   computing basic and
   diluted net loss per
   share................  18,560,326    21,996,314   27,120,536   23,144,812   44,680,837
                         ===========   ===========  ===========  ===========  ===========

                                                         December 31,
                                           December 31, --------------- June 30,
                                               1996      1997    1998     1999
                                           ------------ ------ -------- --------
Consolidated Balance Sheet Data:
  Cash and short-term investments.........    $  690    $  324 $ 86,750 $167,627
  Working capital.........................       825       543   85,780  175,891
  Total assets............................     1,072     1,398  102,258  281,143
  Total stockholders' equity..............     1,020     1,028   94,248  274,432

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere herein. See "Forward-Looking Statements."

Overview

  InfoSpace.com is a leading Internet infrastructure company that provides private label solutions for content, community and commerce to Web sites and Internet appliances. We began operations in March 1996. During the period from inception through December 31, 1996, we had insignificant revenues and were primarily engaged in the development of technology for the aggregation, integration and distribution of Internet content and the hiring of employees. In 1997, we expanded our operations, adding business development and sales personnel in order to capitalize on the opportunity to generate Internet advertising revenues. We began generating material revenues in 1997 through the sale of advertising on Web pages that deliver our content services.

  We currently derive substantially all of our revenues from national and local advertising, promotions, including promotions for content, community and commerce, and, to a lesser extent, non-advertising based private label solutions. National advertising consists of banner advertisements and other forms of national advertising that are sold on a cost per thousand impressions, or CPM, basis on Web pages that deliver our content, community and commerce services. Examples of banner advertisements include:

  . mass market placements for general rotation;

  . targeted placements for specified audiences; and

  . targeted placements for specified audiences in specified geographic areas.

  The most common of our nonbanner advertisements are known as "button advertisements" and "textlinks," but also include customized advertising solutions developed for specific advertisers. We recognize revenues from national advertising ratably over the related contractual term. We share a portion of our advertising revenues with affiliates whose sites incorporate our content, community and commerce services where advertisements are placed.

  National advertising agreements generally have terms of less than six months and guarantee a minimum number of impressions. CPMs vary depending on the type of advertisement purchased and the specificity of targeting requested. Our rates for button advertisements and textlinks are lower than those for banner advertisements. Actual CPMs depend upon a variety of factors, including, without limitation, the degree of targeting, the duration of the advertising contract and the number of impressions purchased, and are often negotiated on a case-by-case basis. Because of these factors, actual CPMs may fluctuate. Our guarantee of minimum levels of impressions exposes us to potentially significant financial risks, including the risk that we may fail to deliver required minimum levels of user impressions, in which case we typically continue to provide advertising without additional compensation until such levels are met. See "Risk Factors--We Rely on Advertising and Promotion Revenues."

  Local advertising consists of revenues generated from cooperative sales relationships with leading independent yellow pages publishers, media companies and direct marketing companies to sell local Internet yellow pages advertising on our yellow pages directory services in the form of enhanced yellow pages listings. The local sales forces of these companies are empowered to sell Internet yellow pages advertising on our directory services, which are bundled with the traditional print advertising they sell. Internet yellow pages advertising agreements provide for terms of one year, with pricing comparable to print yellow pages advertising, typically paid in monthly installments. Costs to local advertisers generally range from $50 to $300 or greater per year, depending on the types of enhancements selected. Agreements for our cooperative sales relationships typically have terms of one to five years and provide for revenue sharing, which varies from relationship to relationship. Typically, we receive guaranteed minimum levels of payments based on floor prices of the listing enhancements that are sold. We recognize revenue from these guaranteed minimum payments ratably over the related contract term and recognize revenues earned above the guaranteed minimum payment over the term that the local advertising is provided.

  In addition to our CPM-based national advertising, we also sell promotions. Promotions are integrated packages of advertising that bundle such features as button and textlink advertisements, sponsorships of specific categories of content within our private label solutions and electronic commerce features. Promotions also include co-branding and distribution services that we provide to content providers, for which we receive carriage revenues. Promotion arrangements vary in terms and duration, but they generally have longer terms than arrangements for our CPM-based advertising. The fee arrangements are individually negotiated with advertisers and are based on the range and the extent of customization. These arrangements typically include minimum monthly payments. If the advertiser offers an electronic commerce opportunity in its promotion, we may derive transaction revenues based on the level of transactions made through the promotion.

  Under our non-advertising based private label solution arrangements, affiliates pay us on a fixed fee, per-click or page view basis while typically keeping any revenues generated by our content, community and commerce solutions. These arrangements vary in terms and duration, and the fees are individually negotiated with the affiliate.

  In order to evaluate and forecast revenue derived from these different revenue sources, the principal revenue metric we utilize is productivity per page. This metric measures our ability to generate revenue from traffic. We calculate productivity per thousand pages by dividing total revenue for a reporting period by the total number of page views in the same period, then multiplying by 1,000. Productivity per page will vary due to the delay in generating revenue from our increasing traffic. For the six-month period ended June 30, 1999, traffic totaled 2.6 billion page views. Revenue per thousand page views was $4.81 for the second quarter of 1999, an increase of $0.58 from $4.23 for the first quarter of 1999. We expect revenue per thousand page views for the remainder of 1999 to range between $3.75 and $5.00.

  In May 1997, we acquired Yellow Pages on the Internet, LLC, or YPI, a Washington limited liability company that provided Internet yellow pages directory information. In June 1998, we acquired Outpost, a Washington corporation engaged primarily in electronic commerce through the sale of cards and gifts via the Internet. These acquisitions were accounted for under the purchase method and, accordingly, are included in our operating results from the date of acquisition forward. The impact of the YPI acquisition on our consolidated statement of operations was not substantial. The acquisition of Outpost resulted in a write-off of in-process research and development, goodwill and core technology amortization and product development costs. Revenues resulting from the Outpost acquisition have been negligible.

  In July 1998, we entered into a joint venture agreement with Thomson to form TDL InfoSpace to replicate our content, community and commerce services in Europe. TDL InfoSpace has targeted the United Kingdom as its first market, and content services were launched in the third quarter of 1998. Under the joint venture agreement, Thomson will provide its directory information to TDL InfoSpace and sell Internet yellow pages advertising for the joint venture through its local sales forces. We also will license our technology and provide hosting services to TDL InfoSpace. Thomson and we each purchased a 50% interest in TDL InfoSpace and are required to provide reasonable working capital to TDL InfoSpace. As of June 30, 1999, we had contributed $496,000 to the joint venture. We account for our investment in the joint venture under the equity method. For the year ended December 31, 1998, we recorded a loss from the joint venture of $125,000. For the six months ended June 30, 1999 we recorded a loss from the joint venture of $76,000.

  Effective as of July 1, 1998, we entered into two trademark license agreements with Netscape to license two of Netscape's trademarks for a one-time nonrefundable license fee. We capitalized the trademark license fees and are amortizing them over one year, the expected useful life of the trademarks. These trademarkes were fully amortized as of June 30, 1999.

  On August 24, 1998, we entered into agreements with AOL to provide white pages directory and classifieds information services to AOL. Pursuant to the white pages directory services agreement, we have agreed to provide to AOL white pages listings and directory services. We are required to pay to AOL a quarterly carriage fee, the retention of which is conditioned on the quarterly achievement of a minimum number of searches on the AOL white pages site. We pay the quarterly carriage fee in advance at the beginning of the quarter in which the searches are expected to occur and record the carriage fee as a prepaid expense in the quarter it is paid. The fee is refundable if we do not achieve the minimum number of searches on the AOL white pages site for such quarter. In addition, AOL has guaranteed us a minimum number of searches over the term of the agreement. If AOL does not deliver the guaranteed minimum number of searches over the term of the agreement, AOL will pay us a cash penalty payment. We will share with AOL revenues generated by advertising on our white pages directory services delivered to AOL. We are entitled to a greater percentage of advertising revenue than is AOL if the amount of revenue we receive is less than the carriage fees paid to AOL.

  We have agreed to provide white pages directory services to AOL for a three-year term beginning on November 19, 1998, which term may be extended for four additional one-year terms at AOL's discretion. AOL may terminate the agreement for any reason after 18 months or at any time upon the acquisition by AOL of a competing white pages directory services business. In the event of any such termination, AOL is required to pay us a termination fee. In addition, without the payment of a termination fee, AOL has the right to terminate the agreement if we undergo a change of control.

  We have agreed to provide classifieds information services to AOL for a two-year term, with up to three one-year extensions at AOL's discretion. Pursuant to this agreement, we supply classifieds information services to AOL's proprietary service, AOL.com, its CompuServe and Digital City divisions and its Netscape Communications subsidiary. AOL has agreed to pay us a quarterly fee and will share with us revenues generated from payments by individuals and commercial listing services for listings on the AOL classifieds service.

  Pursuant to the terms of these agreements, we have granted AOL the right to negotiate with us exclusively and in good faith for a period of 30 days with respect to proposals or discussions that would result in a sale of a controlling interest of us or other merger, asset sale or other disposition that effectively results in a change of control of us.

  In connection with the agreements, on August 24, 1998, we issued to AOL warrants to purchase up to 1,979,832 shares of our common stock. The warrants vest in 16 equal quarterly installments over four years, conditioned on the delivery by AOL of a minimum number of searches each quarter on our white pages directory service. The warrants are vested as to 123,738 shares on February 11, 1999, 123,740 shares on May 1, 1999, and 123,740 shares on August 1, 1999. The warrants have an exercise price of $6.00 per share.

  We will account for revenue and revenue sharing under the agreements with AOL under our existing revenue recognition policies described in our Notes to Consolidated Financial Statements. AOL provided in excess of the minimum number of searches for the six months ended May 31, 1999, and we expect AOL to meet the minimum number of searches each subsequent quarter. Accordingly, the total carriage fee payments to be made under the white pages directory services agreement will be recognized ratably over the term of the agreement as sales and marketing expense. However, if AOL does not deliver the minimum searches on the AOL white pages during that quarter, then AOL is obligated to refund the quarterly carriage fee paid for that specific quarter, in which case we would credit prepaid expense and reduce the total cost of the white pages directory services agreement by the amount of the refund. The adjusted total cost of the agreement would be recognized ratably over the remaining term of the agreement as sales and marketing expense, which term would include the quarter in which AOL did not deliver the minimum number of searches. For at least the first two years of the white pages agreement, we expect that actual carriage fee payments will exceed the sales and marketing expense recorded for the quarter in which the payment is made. As such, we expect to experience increases in our prepaid expense account during this time. Any termination fee paid to us by AOL will be recognized as revenue when paid. The warrants will be valued under the fair value method, as required under Statement of Financial Accounting Standards ("SFAS") 123, and amortized ratably over the four-year vesting period.

  On June 30, 1999 we entered into an agreement with AOL to provide white pages directory services to AOL's CompuServe and Digital City divisions and its Netscape Communications subsidiary for a two-year term. Pursuant to the agreement, we are required to pay to AOL a bi-annual carriage fee. In return, AOL has agreed to deliver a certain number of searches of our white pages directory services in each year of the agreement. If AOL delivers a greater number of searches in either or both of the years, we are required to pay AOL additional fess on a cost per search basis. In the event that AOL delivers a lesser number of searches as of the end of the intial two-year term of the agreement, AOL will extend the term for six months or until the shortfall is made up, whichever occurs first. We will account for revenue and revenue sharing under the agreements with AOL under our existing revenue recognition policies described in our Notes to Consolidated Financial Statements. The total carriage fee payments to be made under the white pages directory services agreement will be recognized based on actual searches delivered over the term of the agreement as sales and marketing expense.

  We anticipate that carriage fees paid to certain affiliates to include our content services on their Web sites will continue for the foreseeable future, and we may also pay such carriage fees to other affiliates under arrangements similar to those with AOL. Further, we incurred material additional costs in the second quarter of 1999, and anticipate incurring substantially larger amounts for the remainder of 1999 and thereafter, for more traditional forms of advertising and public relations. See "--Quarterly Results of Operations."

  We have incurred losses since our inception and, as of June 30, 1999, had an accumulated deficit of approximately $15.6 million. For the six months ended June 30, 1999, our net loss totaled $5.7 million, including $4.9 million in acquisition and related charges associated with the acquisition of the MyAgent Technology from Active Voice. See "--MyAgent Technology Acquisition." For the year ended December 31, 1998, our net loss totaled $9.1 million, including a $2.8 million write-off associated with our acquisition of Outpost and a $4.5 million cash payment to settle a lawsuit filed by a former employee. See "-- Technology from the Outpost Acquisition" and "Business--Legal Proceedings."

  We believe that our future success will depend largely on our ability to continue to offer content, community and commerce solutions that are attractive to our existing and potential future affiliates. Accordingly, we plan to increase significantly our operating expenses in order to, among other things:

  . expand our affiliate network, which may require us to pay additional carriage fees to certain affiliates;

  . expand our sales and marketing operations and hire more salespersons;

  . increase our advertising and promotional activities;

  . develop and upgrade our technology and purchase equipment for our operations and network infrastructure;

  . expand internationally; and

  . expand our content, community and commerce offerings.

  Accordingly, we expect to incur significant operating losses on a quarterly basis in the future. In light of the rapidly evolving nature of our business and limited operating history, we believe that period-to-period comparisons of our revenues and operating results are not necessarily meaningful, and you should not rely upon them as indications of future performance. Although we have experienced sequential quarterly growth in revenues over the past six quarters, we do not believe that our historical growth rates are necessarily sustainable or indicative of future growth.

Historical Results of Operations

  The following table sets forth the historical results of our operations expressed as a percentage of total revenues.

                                                               Six Months
                                                Year Ended        Ended
                                   March 1 to  December 31,     June 30,
                                  December 31, -------------   -------------
                                      1996      1997   1998    1998    1999
                                  ------------ ------  -----   -----   -----
                                                               (unaudited)
Revenues.........................     100.0%    100.0% 100.0%  100.0%  100.0%
Cost of revenues.................      48.5      23.7   17.0    17.5    16.5
                                    -------    ------  -----   -----   -----
  Gross profit...................      51.5      76.3   83.0    82.5    83.5
Operating expenses:
  Product development............      55.0      12.6    6.4     5.2     4.5
  Sales and marketing............     115.8      50.0   58.9    33.3    85.8
  General and administrative.....      82.2      28.5   31.9    29.2    28.5
  Amortization of intangibles....       --        3.8    7.5     4.2     5.1
  Acquisition and related
   charges.......................       --        --    29.7    98.1    41.4
  Other--non-recurring charges...       --        8.1   47.8     8.4     1.8
                                    -------    ------  -----   -----   -----
    Total operating expenses.....     253.0     103.0  182.2   178.4   167.1
                                    -------    ------  -----   -----   -----
Loss from operations.............    (201.5)    (26.7) (99.2)  (95.9)  (83.6)
Other income, net................      10.6       1.3    4.4     1.5    36.1
Equity in loss from joint
 venture.........................       --        --    (1.3)    --      (.6)
                                    -------    ------  -----   -----   -----
Net loss.........................   (190.9)%   (25.4)% (96.1)% (94.4)% (48.1)%
                                    =======    ======  =====   =====   =====

Results of Operations for the Years ended December 31, 1996, 1997, and 1998 and Six Months ended June 30, 1998 and 1999

  Revenues. We currently derive substantially all of our revenues from advertising, which includes national, local and classifieds, promotions, which includes content carriage and syndication, and to a lesser extent, commerce transactions and technology licensing. Revenues were $199,000 for the period ended December 31, 1996, $1.7 million for the year ended December 31, 1997 and $9.4 million for the year ended December 31, 1998. The increases year to year are due primarily to increased expansion of our affiliate network, increased traffic to our affiliate network that results in increased page views, and increased use of our content, community and commerce services. Additionally, in 1997, we began selling promotion arrangements, including content carriage, syndication, and commerce, that contributed to the increase in revenues. Revenues were $2.9 million for the six months ended June 30, 1998 and $11.9 million for the six months ended June 30, 1999. The increases are primarily due to increased expansion of our affiliate network, which now consists of more than 1,800 Web sites and Internet appliances, increased traffic to our affiliate network that results in increased page views, increased use of our content, community and commerce services, as well as larger and longer term agreements with certain advertisers and affiliates.

  A portion of our revenues represents barter transactions resulting from our exchange with other companies of banner advertising space for reciprocal banner advertising space or for content licenses. Barter revenues totaled $853,000, or 9.1% of revenues for the year ended December 31, 1998, and $317,000, or 2.7% of revenues for the six months ended June 30, 1999.

  We have experienced, and expect to continue to experience, seasonality in our business, with reduced user traffic on our affiliate network expected during the summer and year-end vacation and holiday periods, when usage of the Internet has typically declined. Advertising sales in traditional media, such as broadcast and cable television, generally decline in the first and third quarters of each year. Depending on the extent to which the Internet and commercial online services are accepted as an advertising medium, seasonality in the level of advertising expenditures could become more pronounced for Internet-based advertising. Seasonality in Internet service usage and advertising expenditures is likely to cause quarterly fluctuations in our results of operations.

  Cost of Revenues. Cost of revenues consists of expenses associated with the enhancement, maintenance and support of our content, community and commerce services, including direct personnel expenses, communication costs such as high-speed Internet access with dedicated DS-3 communication lines, server equipment depreciation, and license fees related to third-party content. For the year ended December 31, 1997, cost of revenues also includes amortization of purchased advertising agreements. Cost of revenues were $97,000, or 48.5% of revenues, for the period ended December 31, 1996 as compared to $400,000, or 23.7% of revenues, for the year ended December 31, 1997 and approximately $1.6 million, or 17.0% of revenues, for the year ended December 31, 1998. Cost of revenues was $499,000, or 17.5% of revenues for the six months ended June 30, 1998. This compares to $1.96 million for the six months ended June 30, 1999, or 16.5% of revenues. The absolute dollar increases from year to year are primarily attributable to personnel, content licenses and communication system costs incurred in order to support greatly increased delivery of our content, community and commerce solutions. We expect the absolute dollars spent on personnel, enhanced content and expanded communication backbone will continue to increase for the foreseeable future. We currently anticipate cost of revenues will remain relatively constant as a percentage of revenues in the range of high teens to low twenties for the remainder of 1999.

  Product Development Expenses. Product development expenses consist principally of personnel costs, and include expenses for research, design and development of the proprietary technology we use to aggregate, integrate and distribute our content, community and commerce services. Product development expenses were $109,000, or 55.0% of revenues, for the period ended December 31, 1996 as compared to $213,000, or 12.6% of revenues, for the year ended December 31, 1997 and $599,000, or 6.4% of revenues, for the year ended December 31, 1998. These expenses have declined significantly as a percentage of revenues due to our rapid revenue growth. For the six months ended June 30, 1998, product development expenses were $148,000, or 5.2% of revenues, compared to $537,000, or 4.5% of revenues for the six months ended June 30, 1999. The year-to-year increases in absolute dollars are primarily attributable to increases in engineering personnel needed for continued development of our products and service offerings. We believe that significant investments in technology are necessary to remain competitive. Accordingly, we expect product development expenses to continue to increase in absolute dollars as we hire additional engineering personnel who will develop and enhance our proprietary technology.

  On January 1, 1999 we adopted Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires certain product development costs to be capitalized and amortized over future periods, which, prior to the adoption of SOP 98-1, were expensed. For the six months ended June 30, 1999, we capitalized approximately $143,000 of product development costs.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, traditional advertising and promotional expenses, trademark licensing and carriage fees and distribution revenue share paid to certain affiliates to include our content services on their Web sites, sales office expenses and travel expenses. Sales and marketing expenses were $231,000, or 115.8% of revenues, for the period ended December 31, 1996 as compared to $841,000, or 50.0% of revenues, for the year ended December 31, 1997 and approximately $5.5 million, or 58.9% of revenues, for the year ended December 31, 1998. Sales and marketing expenses were $952,000, or 33.3% or revenues for the six months ended June 30, 1998. This compares to $10.2 million, or 85.8% or revenues for the six months ended June 30, 1999. The increases from the prior year were primarily due to trademark licensing and carriage fees paid to certain affiliates under agreements entered into during the third and fourth quarters of 1998, the launching of our first advertising campaign during the second quarter of 1999, expansion of our business development group in Redmond and expansion of our sales offices in San Francisco and New York.

  General and Administrative Expenses. General and administrative expenses consist primarily of salaries, fees for professional services, occupancy and general office expenses, B&O tax paid to the State of Washington on gross revenues and franchise tax paid to the State of Delaware on total assets and outstanding shares, and bad debt expense. General and administrative expenses were $164,000, or 82.2% of revenues, for the period ended December 31, 1996 as compared to $480,000, or 28.5% of revenues, for the year ended December 31, 1997 and approximately $3.0 million, or 31.9% of revenues, for the year ended December 31, 1998, primarily due to increased staffing levels necessary to manage and support our expanding operations and expansion of our facilities. For the six months ended June 30, 1998, general and administrative expenses were $833,000, or 29.2% of revenues, compared to $3.4 million, or 28.5% of revenues for the six months ended June 30, 1999. We anticipate that general and administrative expenses will continue to increase in absolute dollars due to a number of factors including the expected hiring of additional personnel to support expanded operations, and higher occupancy expense associated with a new facility planned for early 2000. We expect general and administrative expenses to be in the range of low to mid thirties as a percentage of revenues during the remainder of 1999.

  Amortization of Intangibles. Amortization of intangibles includes amortization of goodwill, core technology, purchased domain names, trademark and assembled workforce. As part of the June 1999 MyAgent technology acquisition, we recorded intangible assets related to goodwill, core technology and acquired workforce in the amount of $14.2. These assets are being amortized over a five-year period beginning in July 1999. As part of the Outpost Network, Inc. acquisition in the second quarter of 1998, we recorded intangible assets related to goodwill, core technology and acquired workforce in the amount of $5.8 million. These intangibles are being amortized over a five-year period which began in June 1998. In the event we complete additional acquisitions, expenses relating to the amortization of intangibles could increase in the future.

  Acquisition and Related Charges. Acquisition and other related charges consists of in-process research and development and other one-time charges related directly to acquisitions. In the second quarter of 1999, we recorded $4.91 million in acquisition and other related charges in connection with the purchase of the MyAgent technology. See "--MyAgent Acquisition." In the second quarter of 1998, we recorded $2.8 million in acquisition and other related charges as part of the Outpost acquisition. See "--Technology from the Outpost Acquisition." In the event we complete additional acquisitions, we could incur additional acquisition and related charges in the future.

  Other-non-recurring. Other-non-recurring charges in 1998 and 1999 consists of costs associated with litigation settlements. On February 22, 1999, we reached a settlement with a former employee. Under the terms of the settlement, the former employee received a cash payment of $4.5 million. We accrued a liability of $240,000 for estimated settlement costs in the quarter ended June 30, 1998. We recorded an expense of $4,260,000 for the difference between the accrued liability and the actual settlement amount in the quarter ended December 31, 1998. On July 23, 1999, we settled a patent infringment claim in exchange for a lump sum royalty payment of $209,500. This settlement expense was accrued on June 30, 1999.

  Other Income, Net. Other income consists primarily of interest income for all periods. Other income was $21,000 for the period ended December 31, 1996, $21,000 for the year ended December 31, 1997, $411,000 for the year ended December 31, 1998, $43,000 for the six months ended June 30, 1998, and
$4.3 million for the six months ended June 30, 1999, primarily due to interest earned on higher average cash balances resulting from private financings in July and August of 1998, the net proceeds from our initial public offering completed on December 15, 1998, and the net proceeds from our follow-on offering, which closed April 6, 1999.

  Equity in Loss from Joint Venture. Equity in loss from joint venture consists of losses attributable to our 50% interest in TDL InfoSpace, our joint venture with Thomson Directories Limited in the United Kingdom. Beginning in the quarter ended September 30, 1998, and continuing through December 31, 1998, we recorded joint venture losses totaling approximately $125,000 in this joint venture, due primarily to start-up operating costs associated with the venture. For the six months ended June 30, 1999 we recorded a loss from the joint venture of $76,000, due primarily to direct selling costs.

  Provision for Income Taxes. Net operating losses have been incurred to date on a cumulative basis, and no tax benefit has been recorded, as sufficient uncertainty exists regarding unrealizability of the deferred tax assets.

  Net Loss. Our losses increased from $381,000 for the period ended December 31, 1996 to $429,000 for the year ended December 31, 1997 and to $9.1 million for the year ended December 31, 1998. This loss includes the $2.8 million write-off of in-process research and development from the Outpost acquisition and the $4.5 million expense to settle a lawsuit filed by a former employee. Our losses increased from $2.7 million for the six months ended June 30, 1998 to $5.7 million for the six months ended June 30, 1999. This loss includes the $4.9 million write-off of in-process research and development from the MyAgent Technology acquisition. Our cumulative losses sustained since inception total $15.6 million.

Liquidity and Capital Resources

  From our inception in March 1996 through May 1998, we funded operations with approximately $1.5 million in equity financing and, to a lesser extent, from revenues generated for services performed. In May 1998, we completed a $5.1 million private placement of our common stock, and in July and August 1998, we completed an additional private placement of our common stock for $8.2 million. Sales of our common stock to employees pursuant to our 1998 Stock Purchase Rights Plan also raised $1.7 million in July 1998. Our initial public offering in December 1998 yielded net proceeds of $77.8 million and a follow-on public offering in April 1999 yielded net proceeds of $185.1 million. As of June 30, 1999, we had cash, cash equivalents and short-term investments of $167.6 million and long-term investments of $70.9 million.

  Net cash used by operating activities was $462,000 from our inception in March 1996 through December 31, 1996, $202,000 in the year ended December 31, 1997 and $978,000 in the year ended December 31, 1998. Cash used in operating activities from inception through December 31, 1998 consisted primarily of net operating losses and increases in accounts receivable, which were partially offset by increases in accrued expenses and accounts payable. Net cash provided
(used) by operating activities was $597,000 for the six months ended June 30, 1998 and $(3.9 million) for the six months ended June 30, 1999. Cash used in operating activities for the six months ended June 30, 1999 was primarily comprised of net operating losses, increases in accounts receivable and prepaid expenses and other assets, and decreases in accounts payable and accrued expenses. These uses of cash were partially offset with the write-off of in-process research and development.

  Net cash used by investing activities was $219,000 in the period from inception through December 31, 1996, $164,000 in the year ended December 31, 1997 and $78.6 million in the year ended December 31, 1998. Cash used in investing activities consists primarily of short-term investments of net proceeds from our initial public offering and private placements of common stock and, to a lesser extent, from purchases of trademark licenses, businesses and purchase of property and equipment. Cash provided by financing activities consists of net proceeds from our initial public offering and, to a lesser extent, from private placements of common stock. Net cash used by investing activities for the six months ended June 30, 1998 was $385,000 and $87.4 million for the six months ended June 30, 1999. Net cash used by investing activities for the six months ended June 30, 1999 was primarily comprised of business acquisitions, securities investments, other investments and note receivable. The change in securities investments is primarily a result of investing proceeds from our follow-on offering in short and long-term investments.

  Net cash of $93.9 million provided by financing activities for the year ended December 31, 1998 was primarily from proceeds received from private placements in May, July and August and from our initial public offering in December 1998. Net cash of $185.4 million provided by financing activities for the six months ended June 30, 1999 was primarily from proceeds received in the follow-on offering in April 1999.

  We anticipate that we will spend up to $1.0 million for capital equipment in the remainder of 1999. We have also entered into various agreements that provide for us to make payments for carriage agreements of $4.2 million for the remainder of 1999 and for carriage fees of $7.4 million for the period from 2000 through 2001.

  At June 30, 1999, we had $238.5 million in cash and investments. We plan to use this cash for strategic investments and acquisitions, investments in internally developed technology and advertising and marketing initiatives.

  We believe that existing cash balances, cash equivalents and cash generated from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, the underlying assumed levels of revenues and expenses may not prove to be accurate. We may seek additional funding through public or private financings or other arrangements prior to such time. Adequate funds may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing equity securities, dilution to existing stockholders will result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business. See "Risk Factors--We May Require Additional Funding."

Quarterly Results of Operation

  The following table sets forth certain consolidated statements of operations data for our eight most recent quarters, as well as such data expressed as a percentage of revenues. We have derived this information from our unaudited consolidated financial statements. In management's opinion, we have prepared this unaudited information on the same basis as the audited annual consolidated financial statements, and this information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation for the quarters presented. You should read this information in conjunction with our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                         March 31,  June 30,   September 30, December 31, March 31,  June 30,
                           1998       1998         1998          1998       1999       1999
                         ---------  --------   ------------- ------------ ---------  --------
                                                  (in thousands)
Revenues................  $1,015    $ 1,840       $2,519       $ 4,040     $5,142    $ 6,733
Cost of revenues........     212        287          474           632        833      1,127
                          ------    -------       ------       -------     ------    -------
  Gross profit..........     803      1,553        2,045         3,408      4,309      5,606
Operating expenses:
  Product development...      50         99          156           295        196        342
  Sales and marketing...     446        506        1,570         3,019      3,849      6,348
  General and
   administrative.......     310        523          953         1,215      1,672      1,715
  Amortization of
   intangibles..........      14        107          293           296        299        305
  Acquisition and
   related charges......       0      2,800            0             0          0      4,913
  Other--non-recurring
   charges..............       0        240            0         4,260          0        210
                          ------    -------       ------       -------     ------    -------
    Total operating
     expenses...........     820      4,275        2,972         9,085      6,016     13,833
                          ------    -------       ------       -------     ------    -------
Loss from operations....     (17)    (2,722)        (927)       (5,677)    (1,707)    (8,227)
Other income, net.......       5         38          110           259      1,071      3,217
Equity in loss from
 joint venture..........       0          0          (76)          (49)       (70)        (6)
                          ------    -------       ------       -------     ------    -------
Net loss................  $  (12)   $(2,684)      $ (893)      $(5,467)    $ (706)   $(5,016)
                          ======    =======       ======       =======     ======    =======
                         March 31,  June 30,   September 30, December 31, March 31,  June 30,
                           1998       1998         1998          1998       1999       1999
                         ---------  --------   ------------- ------------ ---------  --------
                                          (as a percentage of revenues)
Revenues................   100.0%     100.0%       100.0%        100.0%     100.0%     100.0%
Cost of revenues........    20.9       15.6         18.8          15.6       16.2       16.7
                          ------    -------       ------       -------     ------    -------
  Gross profit..........    79.1       84.4         81.2          84.4       83.8       83.3
Operating expenses:
  Product development...     4.9        5.4          6.2           7.3        3.8        5.1
  Sales and marketing...    43.9       27.5         62.3          74.7       74.9       94.3
  General and
   administrative.......    30.5       28.4         37.8          30.1       32.5       25.5
  Amortization of
   intangibles..........     1.4        5.8         11.6           7.3        5.8        4.5
  Acquisition and
   related charges......     0.0      152.2          0.0           0.0        0.0       73.0
  Other--non-recurring
   charges..............     0.0       13.0          0.0         105.4        0.0        3.1
                          ------    -------       ------       -------     ------    -------
    Total operating
     expenses...........    80.7      232.3        117.9         224.8      117.0      205.5
                          ------    -------       ------       -------     ------    -------
Loss from operations....    (1.6)    (147.9)       (36.7)       (140.4)     (33.2)    (122.2)
Other income, net.......     0.5        2.1          4.4           6.4       20.8       47.8
Equity in loss from
 joint venture..........     0.0        0.0         (3.0)         (1.2)      (1.4)      (0.1)
                          ------    -------       ------       -------     ------    -------
Net loss................    (1.1)%   (145.9)%      (35.3)%      (135.2)%    (13.8)%    (74.5)%
                          ======    =======       ======       =======     ======    =======

Factors Affecting Quarterly Results of Operations

  Our financial results have varied on a quarterly basis and are likely to fluctuate substantially in the future. These fluctuations may be caused by several factors, many of which are beyond our control. These factors include:

  . the addition or loss of affiliates;

  . variable demand for our private label solutions by our affiliates;

  . the cost of acquiring and the availability of content and commerce information;

  . the overall level of demand for content, community and commerce services;

  . our ability to attract and retain advertisers and content providers;

  . seasonal trends in Internet usage and advertising placements;

  . the amount and timing of fees we pay to our affiliates to include our content, community and commerce solutions on their Web sites;

  . the productivity of our direct sales force and the sales forces of the RBOCs, independent yellow pages publishers, media companies and direct marketing companies that sell local Internet yellow pages advertising for us;

  . the amount and timing of increased expenditures for expansion of our operations, including the hiring of new employees, capital expenditures and related costs;

  . our ability to continue to enhance, maintain and support our technology;

  . the result of litigation that is currently ongoing against InfoSpace.com, or any litigation that is filed against us in the future;

  . our ability to attract and retain personnel;

  . the introduction of new or enhanced services by us or our affiliates, or other companies that compete with us or our affiliates;

  . price competition or pricing changes in Internet advertising and Internet services, such as ours;

  . technical difficulties, system downtime, system failures or Internet brown-outs;

  . political or economic events and governmental actions affecting Internet operations or content; and

  . general economic conditions and economic conditions specific to the Internet.

  If one or more of these factors or other factors occur, our business could suffer.

  In addition, because InfoSpace.com only began operations in March 1996, and because the market for Internet information infrastructure services such as ours is new and evolving, it is very difficult to predict future financial results. We plan to significantly increase our sales and marketing, research and development and general and administrative expenses in the balance of 1999. Our expenses are partially based on our expectations regarding future revenues, and are largely fixed in nature, particularly in the short term. As a result, if our revenues in a period do not meet our expectations, our financial results will likely suffer.

INEX Corporation Acquisition

  On August 13, 1999, we signed a definitive agreement to acquire Toronto-based INEX Corporation. Under the terms of the acquisition, which will be accounted for as a pooling of interests, we will exchange 900,000 shares of common stock for all of INEX's outstanding shares, warrants and options. The acquisition is expected to be completed in September, and is subject to customary conditions, including the receipt of regulatory approval and INEX shareholder approval.

 INEX Corporation Business Overview

  INEX Corporation is a software company that develops and markets Internet commerce solutions designed for the small and medium-sized business merchants. INEX recruits, develops and manages reseller channels and strategic partners with a comprehensive support program, sales and marketing tools and resources. These tactics are designed to help its licensees capitalize on the potential of the Internet commerce market, to assist the small and medium-sized business merchant realize the Internet commerce promise and for INEX to realize its mission to aggressively penetrate and capture market share in the small and medium-sized business markets.

  INEX Corporation ("Pre-INEX") was incorporated on June 28, 1996 and later amalgamated with Ack-Sys Inc. ("Ack-Sys") on February 5, 1997 to form INEX. Prior to the amalgamation, Ack-Sys held the rights to certain software that was licensed to Pre-INEX pursuant to a licensing agreement with Ack-Sys. The 100,000 shares of Pre-INEX that were held by Ack-Sys were cancelled and the 1,000,000 outstanding shares of Ack-Sys were exchanged on a 10:1 basis for common shares in INEX. INEX's fiscal year end is December 31.

  INEX currently has two product offerings that consist of:

  . INEX ezStore: a feature-rich, OEM solution that reseller channel licensees and alliance partners can lease for a nominal fee on a monthly basis to their small and medium-sized business merchants as part of a complete end-to-end electronic commerce hosting service offering; and

  . INEX Commerce Court Suite: an upgrade path from INEX ezStore for merchants requiring a more sophisticated and powerful electronic commerce solution.

  The full range of Internet commerce solutions can be offered by the OEM channel licensees or hosting service providers. Current partners of INEX include: Compaq Computer Corporation, 9Net Avenue, Inc., Concentric Corporation, Data Return Corporation, Maritime Telephone & Telegraph, Citibank, Cybercash, Inc., and SkipjackIC Merchant Services.

  The majority of revenues since inception have been derived from sales of the INEX Commerce Court Suite. INEX ezStore became commercially available in April 1999 and has not yet contributed substantially to INEX's revenues. This trend is expected to continue until the market penetration of INEX ezStore substantially increases.

  INEX has incurred losses since its inception and, as of December 31, 1998, had an accumulated deficit of approximately $4.1 million. For the year ended December 31, 1998, INEX's net loss totaled $2.8 million.

Historical Results of INEX Operations
(in thousands)

                                               Year Ended        Six Months
                                              December 31,     Ended June 30,
                                             ----------------  ----------------
                                              1997     1998     1998     1999
                                             -------  -------  -------  -------
                                                                 (unaudited)
Revenue..................................... $    57  $   209  $    54  $   266
Cost of revenues............................      19       30       10       26
                                             -------  -------  -------  -------
  Gross Profit..............................      38      179       44      240
Operating expenses:
  Product development.......................     170      645      258      519
  Sales and marketing.......................     635      744      312      743
  General and administrative................     464    1,574      874      598
                                             -------  -------  -------  -------
    Total operating expenses................   1,269    2,963    1,444    1,860
                                             -------  -------  -------  -------
Loss from operations........................  (1,231)  (2,784)  (1,400)  (1,620)
Other income (expense)......................      (1)      22       14        7
                                             -------  -------  -------  -------
Net loss....................................  (1,232)  (2,762)  (1,386)  (1,613)
Deficit--Beginning of period................    (136)  (1,368)  (1,368)  (4,130)
                                             -------  -------  -------  -------
Deficit--End of period...................... $(1,368) $(4,130) $(2,754) $(5,743)
                                             =======  =======  =======  =======

Results of INEX Operations

 Years ended December 31, 1997 and 1998

  Revenues. Prior to the launch of INEX ezStore in April 1999, INEX derived substantially all of its revenues from the sale of INEX Commerce Court Suite through INEX's reseller channels. Revenues were $57,446 for the year ended December 31, 1997 and $208,910 for the year ended December 31, 1998. The year over year increase is primarily due to the increased number of reseller partners, increasing from approximately 10 in 1997 to 40 in 1998.

  Cost of Revenues. Cost of revenues consists of product packaging expenses and reseller marketing and training expenses. Costs of revenues were $18,932 or 33% of revenues, for the year ended December 31, 1997 and $29,720 or 14% of revenues, for the year ended December 31, 1998. The year over year percentage decrease is primarily attributed to the discontinued reseller co-op credit marketing program.

  Product Development Expenses. Product development expenses consist principally of personnel costs, and include expenses for research, design and development of the proprietary technology for INEX's Internet commerce product applications. Product development expenses were $170,459 or 297% of revenues, for the year ended December 31, 1997 and $644,965 or 308% of revenues, for the year ended December 31, 1998. The year to year increase in absolute dollars is primarily attributed to the increase in development staff needed for ongoing development of INEX's products.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, advertising and promotional expenses, public relations, tradeshow activities and travel expenses. Sales and marketing expenses were $635,502 or 1,106% of revenues, for the year ended December 31, 1997 and $744,636 or 356% of revenues, for the year ended December 31, 1998. Such expenses were incurred primarily to support our existing reseller channels and to generate greater awareness for INEX in the industry.

  General and Administrative Expenses. General and administrative expenses consist primarily of fees for professional services, occupancy and general office expenses and salaries and related benefits for administrative and executive staff. General and administrative expenses were $463,740 or 807% of revenues, for the year ended December 31, 1997 and $1,573,980 or 753% of revenues, for the year ended December 31, 1998. The year to year increase in absolute dollars is primarily attributed to stock-based compensation expenses resulting from the repricing of senior executive options in June 1998.

  Other Income (Expense). Other income (expense) consists primarily of interest and investment income, interest expense and foreign exchange gains and losses. Other income (expense) was ($1,038) for the year ended December 31, 1997 and $22,146 for the year ended December 31, 1998.

  Net Loss. INEX's losses increased from $1.2 million for the year ended December 31, 1997 to $2.8 million for the year ended December 31, 1998. INEX's cumulative losses since inception total $4.1 million.

 Six Month Periods ended June 30, 1998 and 1999

  Revenues. Revenues were $53,790 for the six month period ended June 30, 1998 and $266,111 for the six month period ended June 30, 1999. The year to year increase in absolute dollars is primarily due to the increase in the number of resellers of INEX Commerce Court Suite. There were approximately 25 as of June 30, 1998 and 70 as of June 30, 1999.

  Cost of Revenues. Cost of revenues were $9,677 or 18% of revenue, for the six month period ended June 30, 1998 and $25,555 or 10% of revenues, for the six month period ended June 30, 1999. The year to year decrease in percentage of revenues is primarily the result of lower per unit product packaging costs.

  Product Development Expenses. Product development expenses were $257,872 or 479% of revenues, for the six month period ended June 30, 1998 and $518,793 or 195% of revenues, for the six month period ended June 30, 1999. The year to year increase in absolute dollars is primarily attributed to the expanded development staff needed for the ongoing research, design and development of INEX's technology.

  Sales and Marketing Expenses. Sales and marketing expenses were $312,229 or 580% of revenues, for the six month period ended June 30, 1998 and $743,391 or 279% of the revenues, for the six month period ended June 30, 1999. The year to year increase in absolute dollars is primarily attributed to the increased sales and marketing activities needed to attract new partners and rollout the INEX ezStore product offering.

  General and Administrative Expenses. General and administrative expenses were $873,872 or 1,625% of revenues, for the six month period ended June 30, 1998 and $598,093 or 225% of revenues, for the six month period ended June 30, 1999. The year to year decrease in absolute dollars is primarily attributed to the stock-based compensation expense included in 1998.

  Other Income (Expense). Other income (expense) was $14,302 for the six month period ended June 30, 1998 and $7,296 for the six month period ended June 30, 1999.

  Net Loss. INEX's losses were $1,385,558 for the six month period ended June 30, 1998 and $1,612,425 for the six month period ended June 30, 1999. INEX has incurred losses since inception.

Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to accept four digit entries to distinguish 21st century dates. As a result, many companies may need to upgrade, repair or replace their computer systems and software ("IT Systems") and other property and equipment not directly associated with IT Systems ("Non-IT Systems"), including ones with embedded technology such as microcontrollers, in order to comply with Year 2000 requirements.

 InfoSpace.com

  We have conducted an internal review of most of our internal IT Systems and Non-IT Systems. Because we developed our software products and services internally, beginning at inception in 1996 when the Year 2000 problem already had some visibility, we were largely able to anticipate four digit requirements. In conjunction with ongoing reviews of our own products and services, we are also reviewing our IT infrastructure, including network equipment and servers. We do not anticipate material problems with network equipment, as our current configuration was installed in 1998. Similarly, most of our servers were purchased in 1997 and 1998, and each server is being amortized over a three-year period. With this relatively current equipment, we do not anticipate material Year 2000 compliance problems, and any servers that we find cannot be updated will be replaced either in the normal replacement cycle or on an accelerated basis. We have also internally standardized our machines on Windows NT 4.0, using reasonably current service packs, which we are advised by our vendor are Year 2000 compliant.

  We use multiple software systems for internal business purposes, including accounting, email, development, human resources, customer service and support, and sales tracking systems. All of these applications have been purchased within the last three years. We have made inquiries of vendors of systems we believe to be mission critical to our business regarding their Year 2000 readiness. Although we have received various assurances, we have not received affirmative documentation of Year 2000 compliance from any of these vendors, and we have not performed any operational tests on our internal systems. We generally do not have any contractual rights with third party providers should their equipment or software fail due to Year 2000 issues. If this third party equipment or software does not operate properly with regard to Year 2000, we may incur unexpected expenses to remedy any problems. These expenses could potentially include purchasing replacement hardware and software. We have not determined the state of compliance of certain third-party suppliers of services such as phone companies, long distance carriers, financial institutions and electric companies, the failure of any one of which could severely disrupt our ability to carry on our business.

  We anticipate that our review of Year 2000 issues and any remediation efforts will continue throughout calendar 1999. To date, we have spent less than an estimated $10,000 to remediate our Year 2000 issues. If any Year 2000 issues are uncovered with respect to these systems or our other internal systems, we believe that these problems will be able to be resolved without material difficulty, as replacement systems are available on commercially reasonable terms. We presently estimate that the total remaining cost of addressing Year 2000 issues will not exceed $100,000. These estimates were derived utilizing a number of assumptions, including the assumption that we have already identified our most significant Year 2000 issues. However, these assumptions may not be accurate, and actual results could differ materially from those anticipated. In view of our Year 2000 review and remediation efforts to date, the recent development of our products and services, the recent installation of our networking equipment and servers, and the limited activities that remain to be completed, we do not consider contingency planning to be necessary at this time.

  Our applications operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. We are unable to predict to what extent our business may be affected if our systems or the systems that operate in conjunction with it experience a material Year 2000 failure. Known or unknown errors or defects that affect the operation of our software and systems could result in delay or loss of revenue, interruption of services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations. The most likely worst case scenario is that the Internet fails and we are unable to offer our content, community and commerce services.

 INEX Corporation

  All of the current versions of INEX's significant software products have been designed to recognize and use a four digit date in order to accommodate the Year 2000. INEX's software products obtain date information, such as creation dates and modification dates, directly from the computer's operating system and other software applications. The current versions of INEX's products are dependent upon the operating systems upon which they run and the software applications that they interact with. There can be no assurances that such operating systems or software applications will be Year 2000 compliant or that unforeseen technical problems resulting from the calendar change for the Year 2000 will not adversely affect INEX's software products.

  Although INEX does not believe there are any material operations issues or costs associated with preparing its internal systems for Year 2000 compliance, there can be no assurances that it will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems.

MyAgent Technology Acquisition

  On June 30, 1999 we acquired the MyAgent technology and related assets from Active Voice Corporation for a cash payment of $18 million dollars. In addition we hired six employees that comprised the MyAgent development team at Active Voice. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their fair values at the date of the acquisition. Other than the MyAgent technology modules, no other assets or liabilities were assumed as part of this acquisition.

  The total purchase price of the acquisition of the MyAgent technology was $18.1 million including direct acquisition expenses of $100,000. The purchase price was allocated to the assets acquired based on their estimated fair values as follows:

     In-process research and development........................... $ 3,900,000
     Core technology...............................................     400,000
     Goodwill......................................................  13,720,000
     Acquired workforce............................................      80,000
                                                                    -----------
                                                                    $18,100,000
                                                                    ===========

  We recorded a non-recurring charge of $3.9 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. We also recorded a one-time charge of $1.0 million for expenses incurred in connection with the transaction, which was separate from the purchase price paid to Active Voice. These expenses consisted of bonus payments made to the Active Voice MyAgent team employees who accepted employment with us on the date of the MyAgent technology acquisition, but who have no obligation to continue their employment with us.

  Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each module of the technology, including the complexity and technical obstacles to overcome, estimating the amount of core technology leveraged into the in-process projects, estimating the expected life of each module, estimating cash flows resulting from the expected revenues, margins, and operating expenses generated from each module, and discounting to present value the cash flows associated with the in-process technologies. We utilized a rate of return of 30% to discount to present value the cash flows associated with the in-process technologies.

  Within the MyAgent technology there are three main modules, the Client, Server Intelligence, and Web Interface. We intend to integrate the MyAgent technology into the InfoSpace.com Web site and launch the technology with our desktop portal. We also plan to offer a co-branded version to our affiliates as part of our suite of co-branded service offerings. As of the date of acquisition, we estimated that the Client, Server Intelligence, and Web Interface were 50%, 49%, and 29% completed, respectively. The percentage completed pre-acquisition for each module was based primarily on the evaluation of three major factors: time-based data, cost-based data, and complexity-based data.

  The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the modules to remain competitive.

  Our revenue assumptions for these modules were based on the number of page views we estimate the desktop portal will generate and the portion of those page views we estimate will be attributable to the MyAgent technology modules. We estimated that the number of page views will double as a result of the launch of the desktop portal. We estimated that 50% of the incremental page view growth would be attributable to the MyAgent modules. Page view revenue generated by the desktop portal will vary from our standard page view revenue since fewer advertisements can be placed on the desktop portal.

  Our expense assumptions for these modules included cost of revenues, which we estimated to be 17% of revenues in the first year and thereafter to drop to 9% as we will incur minimal costs as we leverage the technology in future periods. Sales and marketing expenses combined with general and administrative expenses were estimated to be 34% in the first year, and thereafter to drop to 22% of revenues. However, cost of revenues, sales and marketing expenses and general and administrative expenses may vary, both in absolute dollars and as a percentage of revenues.

  While we believe that the assumptions discussed above were made in good faith and were reasonable when made, such assumptions remain largely untested, as the three modules are not yet in service. Accordingly, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions. Considering the inherent difficulty in developing estimates of future performance for emerging technologies such as the MyAgent modules, we utlized a relatively high rate of return (30%) to discount to present value the cash flows associated with the in-process technologies. The discount rate was selected based on evaluation of our weighted average cost of capital, the weighted average return on assets, the internal rate of return implied from the transaction, and management's assessment of the risk inherent in the future performance estimates utlized in the valuation.

  The Client and Server Intelligence are scheduled for completion and beta testing in the fourth quarter of 1999 and for release in the first quarter of 2000. The Web Interface is scheduled for release in the second or third quarter of 2000. Significant technology development efforts are necessary before any one of these modules can successfully be completed and integrated into our full suite of service offerings of on-line services available both on the our Web site and on those of the our many affiliates Web sites. We plan to make the Client modular and reduce its size considerably in order shorten the download time. As acquired, the Client does not have a mechanism to support co-branding. This will need to be designed, developed, and tested.

  We expect these modules to be fully integrated into our full suite of Internet service offerings. Further, the modules will not be distinguishable market segments for financial reporting purposes or for management purposes. Consequently, there will be no separate and distinguishable allocations or utilizations of net working capital, and no specific charges for use of contributory assets. None of our operating expenses are allocated to specific service offerings.

  We do not expect to have the ability to calculate revenues specifically and exclusively attributable to the integrated MyAgent technology. Further, the absence of such attribution will not be material to any module's success. The amount that we can charge customers for access and use of these modules will be greatly influenced by market forces and competitors' pricing of their own packaged and integrated offerings.

  The MyAgent product team was not accounted for by Active Voice as a separate entity, a subsidiary, or a line of business, or division of the business, but rather was rolled up as part of the research and development group. Accordingly, historical financial information was not available and we were unable to utilize historical results of operations in the valuation of the MyAgent technology.

Technology from the Outpost Acquisition

  In June 1998, we acquired Outpost, which included the acquisition of the Outpost Technology and the hiring of approximately ten employees. In the second quarter of 1998, we wrote off approximately $2.8 million in connection with the Outpost acquisition.

  In connection with the acquisition, we conducted a valuation of the assets acquired from Outpost, including core technology, assembled workforce and in-process research and development, utilizing the following major assumptions:

  . the revenue and margin contribution of each technology (in-process and future yet-to-be defined);

  . the percentage of carryover of technology from products under development and products scheduled for development in the future;

  . the expected life of the technology;

  . anticipated module development and module introduction schedules;

  . revenue forecasts, including expected aggregate growth rates for the business as a whole and expected growth rates for the Internet content provider industry;

  . forecasted operating expenses, including selling, general and administrative expenses, as a percentage of revenues; and

  . a rate of return of 30% utilized to discount to present value the cash flows associated with the in-process technologies.

  Within the acquired Outpost Technology (smart-shopping services) there are four main modules that we have integrated or intend to integrate into the InfoSpace.com Web site. These modules in their developed state as of the acquisition date of Outpost had certain technological limitations. Subsequent to the acquisition date, we revised our strategy with respect to the transaction proxy module, with the result being that most of the in-process technology was discarded. Accordingly, no value was assigned to this module in connection with our valuation of the assets acquired from Outpost. The four modules are:

  . integrated content that will provide users with product pricing and merchant information;

  . transaction proxy that will allow us to track sales transactions from beginning to end and to receive confirmation reports from the retailers;

  . branding that will allow users to travel to affiliate Web sites without leaving the InfoSpace.com Web site; and

  . universal shopping cart that will allow users to make multiple purchases at different retailers in one execution.

  These modules have been integrated into our full suite of Internet service offerings. The integrated content module was completed and integrated into our Web site in the third quarter of 1998. Relevant portions of the transaction proxy, branding and universal shopping cart modules were completed and integrated into the version 1.0 release of our ActiveShopper electronic commerce private label solution that was launched in May 1999. Other portions of these modules are estimated to be completed in the third or fourth quarters of 1999.

  The direct impact of the smart-shopping service on current and future results of operations, liquidity and capital resources is not known, as we do not have the ability to calculate revenues specifically and exclusively attributable to Outpost's integrated technology. Further, the modules are not distinguishable market segments for financial reporting purposes or for management purposes. However, we believe that these services will allow our affiliates to broaden and enhance their core programming at minimal cost and to generate additional advertising and transaction revenue opportunities for both us and our affiliates, initially through our launching, and affiliates utilizing, ActiveShopper as a private label electronic commerce solution. Further, the benefits to us and our affiliates can potentially extend beyond electronic commerce transactions by:

  . enabling us to apply the Outpost Technology to other functions such as building employment classifieds and databases of local events;

  . allowing end users to access consolidated bank statements or statements of airline frequent flyer miles; and

  . attracting additional Web users who are then exposed to the many other features in our suite of content, community and commerce solutions.

Recent Accounting Pronouncements

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, effective for fiscal years after June 2000, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because we have never used and do not currently intend to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on our earnings or financial position.

Quantitative and Qualitative Disclosures About Market Risk

  We are exposed to financial market risks, including changes in interest rates. We typically do not attempt to reduce or eliminate our market exposures on our investment securities because the majority of our investments are short term. We do not have any derivative instruments.

  The fair value of our investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of a significant portion of our investment portfolio. In addition, we intend to hold our investments to their maturity, which mitigates our risk with respect to fluctuating interest rates.

  All of the potential changes noted above are based on sensitivity analysis performed on our balances as of June 30, 1999.

                                    BUSINESS

Overview

  InfoSpace.com, a leading Internet infrastructure company, provides private label solutions for content, community and commerce to Web sites and Internet appliances. Our affiliate network consists of more than 1,800 Web sites. Our affiliates include AOL, Microsoft, Lycos, NBC's Snap, go2net Inc.'s MetaCrawler, Disney/InfoSeek's GO Network, Network Solutions, DoubleClick, Dow Jones (The Wall Street Journal Interactive Edition), ABC LocalNet, BellSouth and US West. Our private label solutions include (1) content services, such as yellow pages and white pages, maps and directions, classified advertisements, real-time stock quotes, sports, information on local businesses and events, weather forecasts and horoscopes, (2) community services, such as online address books and personal calendars, personal home pages, message boards and online chat rooms, and (3) our electronic commerce solution, ActiveShopper, which allows shoppers to research, buy and obtain special promotions for products offered online, review offline catalogs, locate auction sites where a product is being offered, conduct online price comparisons and locate merchants in the shopper's local area.

  By aggregating content and commerce information from multiple sources and integrating it with related information and community services using our proprietary technology, we help to increase the convenience, relevance and enjoyment of our affiliate users' visits, thereby promoting increased traffic and repeat usage. This, in turn, provides enhanced advertising and electronic commerce revenue opportunities to affiliates with minimal additional investment. By leveraging our relationships, services and technology, affiliates are free to focus on their core competencies.

  We design our infrastructure services to be highly flexible and customizable, enabling affiliates to select from among our broad range of content, community and commerce services. One of our principal strengths is our internally developed technology, which enables us to easily and rapidly add new affiliates by employing a distributed, scalable architecture adapted specifically for our Internet-based infrastructure services. We help our affiliates build and maintain their brands by delivering our content, community and commerce services with the look and feel and navigation features specific to each affiliate, creating the impression to end users that they have not left the affiliate's site. We have designed our technology to support affiliates across multiple platforms and formats, including the growing number of emerging Internet appliances. We typically share advertising revenues with the affiliates whose sites incorporate our content, community and commerce services where advertisements are placed.

  We derive substantially all of our revenues from national and local advertising, promotions, including promotions for content, community and commerce, and, to a lesser extent, non-advertising based private label solutions. Through our direct sales force, we offer a variety of national advertising and promotions that enable advertisers to access both broad and targeted audiences. We also sell local Internet yellow pages advertising through cooperative sales relationships with RBOCs, established independent yellow pages publishers, media companies and direct marketing companies. We believe that these relationships provide us access to local sales expertise and customer relationships that give us an advantage over competitors while minimizing our own sales infrastructure investment.

Our Private Label Solutions

  Our private label solutions include (1) content services, such as yellow pages and white pages, maps and directions, classified advertisements, real-time stock quotes, sports, information on local businesses and events, weather forecasts and horoscopes, (2) community services, such as online address books and personal calendars, personal home pages, message boards and online chat rooms, and (3) our electronic commerce solution, ActiveShopper, which allows shoppers to research, buy and obtain special promotions for products offered online, review offline catalogs, locate auction sites where a product is being offered, conduct online price comparisons and locate merchants in the shopper's local area.

  We have acquired the rights to a wide range of content from more than 65 third-party content providers. The cornerstone of our content solution is our nationwide yellow pages and white pages directory information. Using our proprietary technology, we integrate this directory information with other value-added content to help users find people, places and things in the real world. As an example of the power of our contextual integration, a salesperson using our content, community and commerce services can, from the results of a single query, find the name and address of a new customer, add the address to his or her online address book, check the customer's online calendar, obtain directions to his or her office, send a card or gift, check the weather forecast and, typically, make an online reservation at the nearest hotel, browse the menu of a nearby restaurant and review a schedule of entertainment events for the locale.

  We have developed community and commerce services that we integrate with related content. Our suite of community services enables affiliates to increase user loyalty and user visits by offering online personal calendars, address books, Web-based email, personal home pages and online chat and message boards. Our recent acquisition of MyAgent technology enables us to offer real-time Internet communication such as real-time messaging and enhancements to our community services. We launched our commerce service, ActiveShopper, in May 1999. ActiveShopper is designed to help our affiliates retain users and prolong their visits by allowing consumers to make critical purchase decisions from within a single, fully featured commerce service and never leave an affiliate's site. ActiveShopper provides the ability to research, obtain special promotions and purchase products from more than 2,500 online and offline retailers.

 Content Services

  We seek to provide our affiliates with content of broad appeal to end users, including local information, financial data and news and entertainment. We believe that such content can provide advertisers with opportunities to both reach a broad audience and target specific subgroups within that audience. In most cases, we receive regular data feeds from our content providers and store the content on our Web servers in order to maintain its reliability and increase its accessibility. In other cases, our proprietary technology allows Web users to transparently access content that is stored directly on the content provider's system. In either case, our technology enables us to aggregate heterogeneous content into an integrated service, which is then delivered to our affiliates. Our technology pulls content dynamically into a Web page or device output display that maintains the look and feel and navigation features of each affiliate's Web site or Internet appliance.

  We have acquired rights to third-party content pursuant to more than 65 license agreements, typically having terms of one to five years. The license agreements require the content provider to update content on a regular basis, the frequency of which varies depending on the type of content. In certain arrangements, the content provider pays us a carriage fee for syndication of its content to our network of affiliates. In other instances, we share with the content provider advertising revenues attributable to end-user access of the provider's content. For certain of our content, including our core directory and map content, we pay a one-time or periodic fee or fee per content query to the content provider. We typically enter into nonexclusive arrangements with our content providers. However, in certain instances we have entered into exclusive relationships, which may limit our ability to enter into additional content agreements.

  Directory Services

  We license what we believe to be the most comprehensive and accurate database of businesses in the United States and Canada through a five-year agreement with infoUSA (formerly known as American Business Information, Inc.). infoUSA is a leading provider of online yellow pages directory information. Pursuant to our agreement with infoUSA, we pay infoUSA an annual fee and have built a co-branded version of our directory services for infoUSA's Web site. We will share with infoUSA any revenues generated by this co-branded Web site. We receive access to infoUSA's business data, and infoUSA is required to update its information monthly. We enhance this content with expanded yellow pages information obtained under agreements with independent yellow pages publishers that we estimate, based on 1997 revenue data published by Simba Information Inc., represent approximately 30% of the independent yellow pages market share in the United States. This expanded information includes not only names, addresses and telephone numbers, but also types of business, hours of operation and franchise affiliations.

  We license our white pages directory information for the United States and Canada under a three-year agreement with Acxiom Corporation, which is automatically renewed for additional annual terms unless terminated by either party prior to the end of the initial three-year term or any subsequent term. Pursuant to our agreement, we pay Acxiom an annual fee, and receive household data from Acxiom that they update on a monthly basis.

  We integrate our yellow pages and white pages information with each other and utilize yellow pages category headings in combination with a natural word search feature to provide a user-friendly interface and navigation vehicle for our directory services. We also typically include maps and directions for addresses included in our directory services. We further enhance the relevance and accuracy of responses to user queries by employing a radial search feature to our directory services, which allows users to specify the geographic scope within a radial distance of a specific address, rather than more conventional methods of searching by ZIP code or city and county divisions.

  Information Services

  In addition to our directory services, we distribute other valuable information of broad appeal. We seek to provide a comprehensive offering of content services with everyday significance. Principal categories of content currently offered by us include:

     Yellow Pages                         White Pages
     find businesses, companies           phone numbers, email
     online, maps, directions             addresses, reverse lookup,
                                          online phone calls

     Classifieds                          Public Records
     autos, homes, apartments,            "Find Anyone!", background
     jobs, businesses, personals          checks, SS# checks, adoption
                                          reunions

     Business Services                    City Guide
     supplies, travel, trade              links, concerts, weather,
     shows                                schools

     Finance                              News Break
     real-time quotes, the                top stories, world news, business,
     markets, loan center,                technology, sports
     insurance center

     Net Search                           International
     arts, computers, games,              slide shows, directory
     health, home, reference,             services for Canada, the
     sports                               United Kingdom, France,
                                          Germany, Denmark and other
                                          countries

     Government                           Entertainment
     federal, state, local                movies, page greetings,
     officials                            lottery, horoscopes

  Our future success will depend in large part on our ability to aggregate, integrate and distribute content of broad appeal. Our ability to maintain our relationships with content providers and to build new relationships with additional content providers is critical to the success of our business. See "Risk Factors--We Depend on Third Parties for Content."

 Community Services

  In April 1999, we introduced a private label suite of community services that are integrated with our content and commerce services. These services allow users to utilize the Internet to organize their lives within an affiliate's Web site or Internet appliance. We enhance these services by integrating them with our content and commerce services. Our community services allow our affiliates to offer Web-based personal calendars, address books and e-mail, personal home pages, message boards and online chat. We offer these services to our affiliates on a co-branded basis to help increase their users' loyalty and prolong their visits. In June 1999, we acquired the MyAgent technology and related assets from Active Voice to add real-time online messaging from PCs and other Internet appliances and to enhance the performance and utility of our current communications service solution.

 Commerce Services

  In May 1999, we launched ActiveShopper, our integrated commerce service. ActiveShopper utilizes our proprietary integration technology to combine merchant information, decision-making services and merchandising services in a single shopping platform. ActiveShopper provides research tools to enable users to come to a conclusion about a product through access to product reviews, participation in online forums such as message boards, as well as search for Web sites for additional information. Once a buying decision has been made, ActiveShopper enables a consumer to find promotional bargains and sales, as well as search for products for sale by online merchants and auction sites, offline catalogs and through online classifieds services and locate merchants in their local area.

  We offer ActiveShopper to our affiliates to provide them with electronic commerce capabilities from their own Web site to retain users who would otherwise go directly to an online retailer's site. By offering a fully-featured commerce service, a consumer can make critical purchase decisions without leaving an affiliate's site. Upon consummation of our combination with INEX, we intend to utilize INEX's commerce applications to provide merchants a complete, affordable and easy-to-use means to build, manage and promote online storefronts. These features will enable affiliates to attract and host online and local merchants on their sites by providing the necessary online storefront building tools.

Affiliate Network

  We provide our infrastructure services to a network of Web sites and Internet appliances, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants. We have more than 100 affiliates representing more than 1,800 Web sites.

 Internet Portals, Destination Sites and Online Service Providers

  Our affiliates include leading Internet portals, a wide variety of destination sites and online service providers, such as the following:

                               Internet Portals

     Affiliate                    Location or Web Site Address
     ---------                    ----------------------------
     America Online               AOL service, aol.com, Netscape's Netcenter
                                  (netscape.com), CompuServe service,
                                  compuserve.com and digitalcities.com

     AT&T WorldNet                att.net

     Disney/Infoseek's GO network go.com

     go2net                       Metacrawler.com

     Lycos                        lycos.com

     Microsoft Network            essentials.msn.com

     Snap                         snap.com



                               Destination Sites
     Affiliate                    Web Site Address
     ---------                    ----------------
     ABC News                     Abcnews.com and individual ABC network
                                  affiliate Web sites (e.g., WABC's
                                  7online.com, KOMO's komotv.com)

     Paxson Communications        affiliate television station Web sites (e.g.,
                                  pax.net/WCPX)

     Deja News                    dejanews.com

     Disney OnLine                family.com

     Dow Jones                    wsj.com

     EarthLink                    earthlink.com

     FindLaw                      findlaw.com

     Market Guide                 marketguide.com

     Morris Online                savannah.com

     OnRadio                      onradio.com

     Playboy                      playboy.com

     World Now                    worldnow.com

     Xoom                         xoom.com


                            Online Service Providers

     Affiliate                    Web Site Address
     ---------                    ----------------
     DoubleClick                  doubleclick.com

     Network Solutions            networksolutions.com

  We design our private label solutions to be highly flexible and customizable, enabling affiliates to select from among our broad range of content, community and commerce services and to specify the placement of the selected services within their own Web sites and devices. For example, one of our affiliates, local television station WABC's 7online.com, has selected our yellow pages directory information, classifieds information and ActiveShopper services, and offers these services on its Web site. go2net, another affiliate, uses a broad range of our services, including our classifieds, white pages and yellow pages directory information services and weather and community services.

  In response to user queries originating from an affiliated Web site or device, our automated publishing engine dynamically builds a page to conform to the display format and look and feel and navigation features specific to that affiliate. This feature helps our affiliates build and maintain their brands by creating the impression to end users that they have not left the affiliate's site. We manage the access of content and commerce information and process user queries from our own Web server until we deliver these services to an affiliate, serving as a cost-effective single source supplier of content and services.

  Our arrangements with affiliates typically provide for sharing a portion of the revenues generated by advertising on the Web pages that deliver our content, community and commerce services. Both we and the affiliate typically retain the rights to sell such advertising. Our distribution arrangements with our affiliates typically are for limited durations of between six months and two years and automatically renew for successive terms thereafter, subject to termination on short notice. There can be no assurance that such arrangements will not be terminated or that such arrangements will be renewed upon expiration of their terms. We have also entered into a strategic alliance with AOL, the largest Internet portal measured in terms of user traffic to provide some of our services on the Netscape home page (Netcenter), CompuServe's service and compuserve.com, Digital City, AOL's proprietary service and AOL.com.

  Netscape, CompuServe, Digital City. In June 1999 we entered into an agreement with AOL to provide white pages directory services to AOL's CompuServe and Digital City divisions and its Netscape Communications subsidiary for a two-year term. Pursuant to the agreement, we are required to pay to AOL a bi-annual carriage fee. In return, AOL has agreed to deliver a certain number of searches of our white pages directory services in each year of the agreement. If AOL delivers a greater number of searches in either or both of the years, we are required to pay AOL additional fees on a cost-per-search basis. In the event that AOL delivers a lesser number of searches as of the end of the initial two-year term of the agreement, AOL will extend the term for six months or until the shortfall is made up, whichever occurs first. We will account for revenue and revenue sharing under the agreements with AOL under our existing revenue recognition policies described in our Notes to Consolidated Financial Statements. The total carriage fee payments to be made under the white pages directory services agreement will be recognized based on actual searches delivered over the term of the agreement as sales and marketing expense.

  AOL. In August 1998 we entered into agreements with AOL to provide white pages directory services and classifieds information services to AOL. Under the terms of the agreement related to our white pages directory services, we have agreed to place our white pages directory services on AOL's NetFind home page and throughout various other parts of AOL's proprietary service and AOL.com. The white pages directory services are to be provided to AOL for a three-year term, beginning on November 19, 1998, which term may be extended for an additional year and subsequently renewed for up to three successive one-year terms at AOL's discretion. This agreement may be terminated by AOL upon the acquisition by AOL of a competing white pages directory services business or for any reason after 18 months, upon payment of a termination fee, or at any time in the event of a change of control of us. Under this agreement, we will pay to AOL a quarterly carriage fee and share with AOL revenues generated by advertising on our white pages directory services delivered to AOL. Under the terms of the agreement related to our classifieds information services, we have agreed to provide classified advertising development and management services to AOL for two years, with up to three one-year extensions at AOL's discretion. Pursuant to the agreement, we supply classifieds information services to AOL's proprietary service, AOL.com, its CompuServe and Digital City divisions and its Netscape Communications subsidiary. AOL will pay to us a quarterly fee and share with us revenues generated by payments by individuals and commercial listing services for listings on the AOL classifieds service. In connection with these agreements, AOL received a warrant to purchase our common stock and has certain rights of first negotiation in the event of a proposed sale of us. See "Description of Capital Stock--Warrants" and "--Antitakeover Effects of Certain Provisions of Certificate of Incorporation and Washington and Delaware Law; Right of First Negotiation."

 Internet Appliances

  We are working with certain PC manufacturers that are incorporating Internet access as part of the start-up menu of the PC. In addition, we believe that the growing number of non-PC Internet appliances presents a significant potential distribution channel for our private label solutions. Numerous suppliers of cellular telephones, pagers, screen telephones, television set-top boxes, online kiosks and personal digital assistants are adapting familiar appliances to provide user-friendly access to the Internet. We have entered into agreements with numerous providers of Internet appliances, including the following:

                     Selected Internet Appliance Affiliates

   Means of Internet Access Company
   ------------------------ -------
   PCs                      Acer America; The Pixel Company (for Packard
                            Bell NEC)

   Cellular Phones          AT&T Wireless; @Mobile; Nokia

   Pagers                   WolfeTech (for Motorola PageWriter)

   Screen Telephones        InfoGear; Mitel; Mitsui; Lucent

   Television Set-Top Boxes American Interactive Media; @Home; Lucent; On
                            Command; Planetweb; Source Media

   Online Kiosks            King kiosk platform; Lexitech kiosk software
                            platform

   Personal Digital
    Assistants              AT&T Wireless; AvantGo; InfoGear; Vaden

  We believe that users of Internet appliances, in particular, seek useful information and services of everyday relevance and are more likely to access the Internet for specific real-world information and services. Since providers of Internet appliances generally do not generate their own content and services or have less content and services available to them than Web sites, we believe there is an opportunity for our content, community and commerce services to be an integral part of the information services bundled with these appliances. We are working with these affiliates to identify, acquire and integrate new information services that bring additional value to their devices. Our technology allows us to readily adapt the delivery of our services to the individual format and display features of our Internet appliance affiliates.

  Typically, our agreements with Internet appliance affiliates have terms of between one and three years and, in some cases, provide for the sharing of revenues between the affiliate and us generated by advertising included with the delivery of our content, community and commerce services. In other cases, we receive license fees on a per query or per device basis or through other arrangements for use of our private label solutions.

  Our affiliate arrangements involve a number of risks. See "Risk Factors--We Rely on our Relationships with Affiliates."

Revenue Sources

  We derive substantially all of our revenues from national and local advertising, promotions, including promotions for content, community and commerce, and, to a lesser extent, non-advertising based private label solutions. Our clients include a broad range of businesses that advertise on the Internet, including certain of our content providers and affiliates.

 Advertising and Promotions

  National Advertising

  Banner Advertisements. A banner advertisement is prominently displayed at the top and, in some cases, at the bottom of each Web page generated for delivery of our content, community and commerce services. From each banner advertisement, users can hyperlink directly to an advertiser's Web site, thus enabling the advertiser to directly interact with an interested consumer. Mass market placements deliver general rotation banner advertisements throughout our private label solutions. Targeted placements deliver banner advertisements to specified audiences. For example, advertisers can reach consumers in general by placing banner advertisements that rotate throughout our directory services, classifieds and electronic commerce services. Alternatively, advertisers can narrow their target audience by category of information or service requested by users or by geographic location. For example, advertisers can target investors by advertising only on pages containing our real-time stock quotes or potential used car buyers by advertising only on pages containing our automobile classifieds.

  Other National Advertising. We also sell CPM-based national advertising other than banner advertisements. The most common of these advertisements are known as "button advertisements" and "textlinks," but can also include customized advertising solutions developed for specific advertisers. Button advertisements are smaller than banner advertisements and can be placed anywhere on a Web page. Textlinks appear on a Web page as highlighted text, usually containing the advertiser's name. Multiple button advertisements and textlinks can appear on the same Web page along with banner advertisements. Both button advertisements and textlinks typically feature click-through hyperlinks to the advertiser's own Web site.

  Our national advertising agreements generally have terms of less than six months and guarantee a minimum number of impressions. We charge fees for banner advertising based on the specificity of the target audience. Our rates for button advertisements and textlinks are lower than those for banner advertisements. Actual CPMs depend on a variety of factors, including, without limitation, the degree of targeting, the duration of the advertising contract and the number of impressions purchased, and are often negotiated on a case-by-case basis. Because of these factors, actual CPMs may fluctuate. Our guarantee of minimum levels of impressions exposes us to potentially significant financial risks, including the risk that we may fail to deliver required minimum levels of user impressions, in which case we typically continue to provide advertising without compensation until such levels are met.

  In order to evaluate and forecast revenue derived from these different revenue sources, the principal revenue metric we utilize is productivity per page. This metric measures our ability to generate revenue from traffic. We calculate productivity per thousand pages by dividing total revenue for a reporting period by the total number of page views in the same period, then multiplying this amount by 1,000. Productivity per page will vary due to the delay in generating revenue from increasing traffic. For the six-month period ended June 30, 1999, traffic totaled 2.6 billion page views. Revenue per thousand page views was $4.81 for the second quarter of 1999, an increase of $0.58 from $4.23 of revenue per thousand page views for the first quarter of 1999. We expect revenue per thousand page views for the remainder of 1999 to range between $3.75 and $5.00.

  See "Risk Factors--We Rely on Advertising and Promotion Revenues."

 Local Internet Yellow Pages Advertising

  We believe that local Internet advertising represents an attractive and largely unexploited market opportunity. Spending on Internet advertising by local businesses is currently a small but growing percentage of their overall advertising expenditures. We believe that our affiliate network provides an attractive Internet platform for local advertisers to reach a broader audience and extends the reach of their advertising beyond their geographic area, as well as to achieve targeted advertising within their geographic area.

  We generate an Internet yellow pages listing free of charge for all U.S. local business listings provided by infoUSA. This listing includes name, address and telephone number information, as well as maps and door-to-door directions. Similar to traditional yellow pages industry practices, we generate revenues by selling enhancements to this basic listing. Enhancement options include boldface type, enlarged type size, multi-category listings, preferred placement, email listings and Web site links, display advertisements and category sponsorships.

  Internet yellow pages advertising agreements provide for terms of one year, with pricing comparable to print yellow pages advertising, typically paid in monthly installments. Costs to the local advertisers generally range from $50 to $300 or greater per year, depending on the types of enhancements selected. For convenience, these payments usually accompany the local advertiser's monthly payment for its print advertising.

  We have formed cooperative sales relationships with RBOCs such as Intelligent Media Ventures, Inc. (BellSouth), SBC Interactive (Southwestern Bell) and Ameritech Interactive Media, Inc., independent yellow pages publishers, including TransWestern Publishing Company, Ltd. and R.H. Donnelley, Inc., and media companies, including Guy Gannett Communications and E.W. Scripps, which provide access to more than 7,500 salespeople and their local sales contacts. Further, we have built relationships with direct marketing companies, whose mail and telephone solicitations complement the sales forces of the RBOCs, independent yellow pages publishers and media companies. Our agreements with these companies typically have terms of one to five years and provide for revenue sharing, which varies from relationship to relationship. The local sales forces of these companies are empowered to sell Internet yellow pages advertising on our directory services, which are either bundled with the traditional print advertising they sell or sold by a specialized Internet sales force. As such, we believe our Internet yellow pages advertising offers these sales forces attractive incremental revenue opportunities from their existing client bases as well as an opportunity to expand their sales to new clients. These companies maintain, as part of their existing print advertising infrastructure, the systems necessary for generating online display advertisements, processing invoices and collecting payments from advertisers. To assist in their efforts, we provide the technology to streamline the transmission of data necessary to generate the enhanced Internet yellow pages listings. This technology allows advertising data files to be rapidly posted and integrated directly into our directory services. We believe that these relationships provide local expertise and access to local advertisers, as well as established advertising production capabilities, that give us an advantage over competitors while minimizing our investment in our own sales force and operations.

  Our dependence on advertising and promotion revenues involves a number of risks. See "Risk Factors--We Rely on Advertising and Promotion Revenues," "--We Rely on Third Parties for Sales of Internet Yellow Pages Advertising," "-- Advertisers May Not Adopt the Internet as an Advertising Medium" and "--Our Advertising Arrangements Involve Risks."

 Promotions

  In addition to our CPM-based national advertising, we also sell promotions, which are integrated packages of advertising that bundle such features as:

  . button and textlink advertisements;

  . sponsorships of specific categories of content within our private label solutions; and

  . electronic commerce features.

  Promotions also include distribution and co-branding services that we provide to content providers, for which we receive a carriage fee. These arrangements are individually negotiated with each advertiser and have a range of specially adapted features involving various compensation structures (such as guaranteed fee payments), none of which are based on CPMs. One of the most common forms of our promotions are

"sponsorships," which allow advertisers to sponsor a specific category of content within our private label solutions. These sponsorships consist of a button advertisement or text link that appears prominently on the page each time that content category is queried by a user. Our promotions are specifically designed to allow advertisers to integrate various forms of online advertising, such as button advertisements and text links, content sponsorship and electronic commerce links and also include innovative specially-designed advertising campaigns to fully exploit the reach of our private label solutions. In some cases, we have entered into exclusive sponsorship arrangements for certain categories of content. Promotions may also include an electronic commerce feature, in which a button advertisement offers the end user an opportunity to make an immediate online purchase. For example, we have entered into an agreement with Bookout Furniture, Inc. (FurnitureFind.com) under which FurnitureFind.com receives banner and button advertising and is fully integrated as a sponsor in our ActiveShopper electronic commerce service and our yellow pages and white pages directory services. FurnitureFind.com pays to us a percentage of revenues they receive for sales generated from the integrated pages they sponsor.

  Promotion arrangements vary in terms and duration, but generally have longer terms than arrangements for our CPM-based advertising. The fee arrangements are individually negotiated with advertisers and are based on the range and the extent of customization. These arrangements typically include minimum monthly payments. If the advertiser offers an electronic commerce opportunity in its promotion, we may derive transaction revenues based on the level of transactions made through the promotion.

  In addition, we work with advertisers to develop customized advertising solutions that may include both CPM-based national advertising and non-CPM-based promotions. For example, our campaign for 800-U.S. Search involves a variety of targeted banner advertisements, button advertisements and textlinks, as well as co-branding of 800-U.S. Search services with our private label solutions, such as the "Find Anyone!" service. Our advertising agreement with 800-U.S. Search has a four-year term. Revenues generated from 800-U.S. Search accounted for approximately 20.6% of our revenues for 1998 and 27.1% of our revenues for the first six months of 1999. See "Risk Factors--We Rely on a Small Number of Advertising Customers."

  As of June 30, 1999, we had agreements with more than 50 advertisers for national advertising or promotions. The following is a representative list of brands or companies for which advertisers purchased national advertising or promotions on our content, community and commerce services during 1999:

         800-U.S. Search      KnowX
         Apartments for Rent  Leisure Planet
         AT&T                 Locate-Me
         AutoNation.com       Microsoft
         BarnesandNoble.com   Multiple Zones
         CareerPath           Nth Dimension
         Catalog City         Netscape
         FTD                  Net-Temps
         InsWeb               NextCard
         Intel                uBid
         iVillage             Women.com

 Non-advertising Based Private Label Solutions

  Under our non-advertising based private label solution arrangements, affiliates pay us on a fixed fee, per-click or page view basis while typically keeping any revenues generated by our content, community and commerce services. These arrangements vary in terms and duration, and the fees are individually negotiated with the affiliate. For example, under our agreement with AOL, AOL pays us a quarterly fee and shares with us revenue generated from payments by individuals and commercial listings on the AOL classifieds service. Another affiliate, NBC's Snap, pays us on a CPM-basis on the number of pages of services we deliver to them.

Technology and Infrastructure

  One of our principal strengths is our internally developed technology, which we have designed specifically for our Internet-based content, community and commerce services. Our technology architecture features specially adapted capabilities to enhance performance, reliability and scalability, consisting of multiple proprietary software modules that support the core functions of our operations. These modules include Web Server Technology, Database Technology, a Web Scraping Engine and Gateway Technology.

 Web Server Technology

  We designed our Web Server Technology to enable rapid development and deployment of information over multiple platforms and formats. It incorporates an automated publishing engine that dynamically builds a page to conform to the look and feel and navigation features of each affiliate. As such, our technology enables us to deliver content in a manner optimized to the unique display formats of existing and emerging Internet appliances, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants.

  Our Web Server Technology includes other features designed to optimize the performance of our content, community and commerce services, including:

  . an HTML compressor that enables modifications of file content to reduce size, thereby reducing download time for users;

  . an "Adaptive Keep-Alive" feature that maximizes the time during which client server connections are kept open, based on current server load, thereby increasing user navigation and Web site traversal speed; and

  . a Proxy Server that provides the capability for real-time integration and branding of content that resides remotely with third-party content providers.

 Database Technology

  We have developed proprietary database technology to address the specific requirements of our business strategy and private label solutions. We designed our Co-operative Database Architecture to function with a high degree of efficiency within the unique operating parameters of the Internet, as opposed to commonly used database systems that were developed prior to the widespread acceptance of the Internet. The architecture is tightly integrated with our Web Server Technology and incorporates the following features:

  Heterogeneous Database Clustering. Our Heterogeneous Database Clustering allows disparate data sources to be combined and accessed through a single uniform interface, regardless of data structure or content. These clusters facilitate database bridging, which allows a single database query to produce a single result set containing data extracted from multiple databases, a vital component of our ability to aggregate content from multiple sources. Database clustering in this manner reduces dependence on single data sources, facilitates easy data updates and reduces integration efforts. In addition, our pre-search and post-search processing capabilities enable users to modify search parameters in real time before and after querying a database.

  Dynamic Parallel Index Traversal. Our Dynamic Parallel Index Traversal mechanism utilizes the search parameters supplied by the user to determine the appropriate database index (from among multiple indices) to efficiently locate the data requested. Further, an index compression mechanism allows us to achieve an efficient balance between disk space and compression/decompression when storing or accessing data.

  Automatic Query State Recovery. In a response to a database query, conventional databases access previously displayed results in order to display successive results to a given query, thus increasing response time by performing redundant operations. Our Automatic Query State Recovery mechanism decreases response time by maintaining the state of a query to allow the prompt access of successive results. This feature is particularly important, for example, when an end-user query retrieves a large number of results.

  Natural Language Interface. We incorporate a natural word search interpreter, which successfully utilizes familiar category and topic headings traditional to print directory media to generate relevant and related results to information queries. By incorporating a familiar navigation feature into our services, we believe we provide end users with a more intuitive mechanism to search for and locate information.

  Data Warehouse. For our commerce initiatives we have developed a comprehensive enterprise-wide data warehouse. This data warehouse contains information relating to merchants, products, services, users, customers, profiles, storefronts, purchases, site traffic and metrics. The aggregation of this information in one place allows us to leverage our development efforts and reduce redundant information.

 Web Scraping Engine

  We have developed our Web Scraping Engine to allow data from a variety of sources on the Internet to be retrieved, parsed and presented as a single virtual database result, either in real-time or at predetermined intervals. Our State Machine-Based Profiling system catalogs the data on each source site, which is later accessed by our Web Scraping Engine for real-time retrieval. Data results can be internally cached to reduce network traffic and deliver the fastest possible results to the end user.

  The Web Scraping Engine has numerous applications, one of which is collecting real-time information from multiple sources in a manner that eliminates the need for a data provider to perform any local modifications. This technology is currently being applied in the price comparison feature of our ActiveShopper commerce service. Various other potential uses of the technology have been identified, including the collection and real-time updating of event data such as concert information, performing arts schedules and sporting events, and the aggregation of classified listings, such as employment listings from corporate Web sites.

 Gateway Technology

  Our Gateway Technology allows us to take content from one source protocol and forward it to a device destination that does not include any of the hardware or software necessary for establishing an internet connection. The content can be sent directly or may have some processing performed before transmission to the destination. This can be used for a single message, or multiple messages sent on a timed basis such as weather, stock quotes, news and horoscopes. Messages may be sent to a single user or group of users.

 Data Network Infrastructure

  We maintain a carrier-class data network center designed to ensure high-level performance and reliability of our content, community and commerce services. We connect directly to the Internet from our facilities in Redmond, Washington through redundant, dedicated DS-3 communication lines provided by multiple telecommunication service providers. Our hardware resides in a secure climate-controlled room, with local directors providing load balancing and failover. In addition to the facilities located at our headquarters, we contract for co-location facilities with Exodus Communications and Savvis Communications at their sites near Seattle, Washington. As we expand our operations, we expect to locate server facilities at various strategic geographic locations.

 Product Development

  We believe that strong product development capabilities are essential to developing the technology necessary to successfully implement our strategy of expanding our affiliate network, acquiring value-added content to add to our content, community and commerce services, expanding internationally and into other services and maintaining the attractiveness and competitiveness of our content, community and commerce services. We have invested significant time and resources in creating our proprietary technology. Product development expenses were $110,000 for the period from March 1, 1996 (inception) to December 31, 1996, $213,000 for the year ended December 31, 1997, $604,000 for the year ended December 31, 1998, $149,000 for the six months ended June 30, 1998 and $537,000 for the six months ended June 30, 1999.

  Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize our market. See "Risk Factors--Rapid Technological Change Affects Our Business" for a discussion of certain risks in this regard.

International Expansion

  We intend to capitalize on what we perceive to be a significant opportunity for our private label solutions in international markets. We expect to reduce the costs and risks of international expansion by entering into strategic alliances with partners able to provide local directory information, as well as local sales forces and contacts.

  We entered into a joint venture with Thomson to form TDL InfoSpace to replicate our content, community and commerce services in Europe. TDL InfoSpace has targeted the United Kingdom as its first market, and content services were launched in the third quarter of 1998. Pursuant to the terms of the joint venture agreement, both we and Thomson entered into license agreements with TDL InfoSpace for offsetting payments to each party of (Pounds)50,000. These amounts were not intended to represent the fair market value of the license agreements to an unrelated third party. Under the license agreement between Thomson and TDL InfoSpace, Thomson licenses its U.K. directory information database to TDL InfoSpace. Under the joint venture agreement, Thomson also sells Internet yellow pages advertising for the joint venture through its local sales force. Under our license agreement with TDL InfoSpace, we license our technology and provide hosting services to TDL InfoSpace. In addition, under our license agreement, TDL InfoSpace is obligated to reimburse us for any incremental costs incurred by us for our efforts with respect to the hosting services. In the event that TDL InfoSpace expands into other countries, it is required to pay to us an additional technology license fee of up to $50,000 per additional country. Our license agreement also provides that, in the event that we no longer hold any ownership interest in the joint venture, TDL InfoSpace and we will negotiate an arm's-length license fee for our technology, not to exceed $1 million. Each party purchased a 50% interest in TDL InfoSpace and is required to provide reasonable working capital to TDL InfoSpace.

  We expect that TDL InfoSpace will expand its private label solutions to other European countries by the end of 1999. Under the joint venture agreement, each of us and Thomson is obligated to negotiate with TDL InfoSpace and the other party to jointly offer private label solutions in other European countries prior to offering such services independently or with other parties. In March 1999, we began providing private label solutions to Canadian affiliates through our wholly-owned subsidiary, InfoSpaceCanada.com. In addition, we are currently investigating additional international opportunities. The expansion into international markets involves a number of risks. See "Risk Factors--Our International Expansion Plans Involve Risks."

Intellectual Property

  Our success depends significantly upon our proprietary technology. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. All of our employees have executed confidentiality and nonuse agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential content providers and affiliates regarding our business and technologies, we generally require that such parties enter into a nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties' respective rights and obligations include provisions for the protection of our intellectual property rights. For example, our standard affiliate agreement provides that we retain ownership of all patents and copyrights in our technology and requires our customers to display our copyright and trademark notices.

  "InfoSpace" is a registered trademark of ours. We have also applied for registration of certain other service marks and trademarks, including "InfoSpace.com," "ActiveShopper" and our logo in the United States and in other countries, and will seek to register additional service marks and trademarks, as appropriate. We may not be successful in obtaining the service marks and trademarks that we have applied for. Approximately 15 U.S. patent applications have been filed relating to various aspects of our technology for querying and developing databases, for developing and constructing web pages, for electronic commerce for on-line directory services and for web scraping. Additional patent applications are in preparation on other features of our technology. We have instituted a formal patent program and anticipate increased patent application activity in the future. Patents with respect to our technology may not be granted, and, if granted, patents may be challenged or invalidated. In addition, issued patents may not provide us with any competitive advantages and may be challenged by third parties.

  Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and we do not currently have any patents or patent applications pending in any foreign country. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer.

  Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, we have received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective bases, our business could suffer. See "Business--Legal Proceedings."

Competition

  We operate in the Internet information infrastructure services market, which is extremely competitive and is rapidly changing. Our current and prospective competitors include many large companies that have substantially greater resources than we have. We believe that the primary competitive factors in the market for Internet content, community and commerce services are:

  . the ability to provide content of broad appeal, which is likely to result in increased user traffic and increase the brand name value of the Web sites and Internet appliances to which the services are provided;

  . the ability to meet the specific content and service demands of a particular Web site or Internet appliance;

  . the cost-effectiveness and reliability of the content, community and commerce services;

  . the ability to provide content, community and commerce services that are attractive to advertisers;

  . the ability to achieve comprehensive coverage of a particular category of content; and

  . the ability to integrate related information to increase the utility of the content, community and commerce services offered.

  We compete, directly or indirectly, in the following ways, among others:

  . our directory services compete with AnyWho? (a division of AT&T), GTE
    SuperPages, Switchboard, ZIP2 (which was recently acquired by Compaq), various RBOCs' directory services, infoUSA's Lookup USA, Microsoft Sidewalk and Yahoo! Yellow Pages and White Pages;

  . other information services we provide, such as classifieds, horoscopes and real-time stock quotes, compete with specialized content providers;

  . our U.K. joint venture competes with British Telecom's YELL service and Scoot (UK) Limited;

  . our community services compete with services offered by Internet portals such as AOL, Yahoo!, and Excite, as well as specialized content service providers such as Hotmail; and

  . our commerce services compete with Inktomi, Amazon.com's Junglee and Excite's Jango.

  We expect that in the future we will experience competition from other Internet services companies and providers of Internet software, including Microsoft, Yahoo!, AOL, Excite, Disney/Infoseek, Lycos, go2net's MetaCrawler and NBC's Snap. Some of these companies are currently customers of ours, the loss of which could harm our business. We may also face increased competition from traditional media companies expanding onto the Internet.

  Many of our current customers have established relationships with certain of our current and potential future competitors. If our competitors develop content, community and commerce services that are superior to ours or that achieve greater market acceptance than ours, our business will suffer.

Governmental Regulation

  Because of the increasing use of the Internet, the government may adopt laws and regulations relating to the Internet, addressing issues such as user privacy, pricing, content, taxation, copyrights, distribution and product and services quality.

  We may be subject to provisions of the Federal Trade Commission Act that regulate advertising in all media, including the Internet, and require advertisers to substantiate advertising claims before disseminating advertising. The Federal Trade Commission has the power to enforce this Act. It has recently brought several actions charging deceptive advertising via the Internet and is actively seeking new cases involving advertising via the Internet.

  We may also be subject to the provisions of the recently enacted Communications Decency Act. This Act imposes substantial monetary fines and/or criminal penalties on anyone who distributes or displays certain prohibited material over the Internet. Although some court decisions have cast doubt on the constitutionality of this Act, it could subject us to substantial liability.

  These or any other laws or regulations that may be enacted in the future could have several adverse effects on our business. These effects include:

  . we may be subject to substantial liability, including fines and criminal penalties;

  . we could be prevented from offering certain products or services; and

  . the growth in Internet usage could be substantially limited.

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

  Government regulation may present a risk to our business. See "Risk Factors-- We May Become Subject to Government Regulation."

Employees

  As of July 31, 1999, we had 102 employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly among software development and other technical staff. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. See "Risk Factors--We Need to Manage Our Growth and Implement Procedures and Controls" and "--We Depend on Key Personnel" and "--We Need to Hire Additional Personnel."

Facilities

  Our principal administrative, engineering, marketing and sales facilities total approximately 16,864 square feet and are located in Redmond, Washington. Under the current lease, which commenced on July 13, 1998, and expires on August 31, 2003, we pay a monthly base rent of $19,775 during the first three years of the lease and $22,030 during the final two years of the lease. We have both the right to extend the term of this lease for an additional 60 months and the right of first opportunity on adjacent expansion space. Under this right of first opportunity we have expanded into an additional 6,587 square foot space at a rate of $7,875 per month under a sublease that expires on April 30, 2000. We also plan to expand into an additional 6,305 square foot space in the same complex in the near future. We expect that we will need to relocate to significantly larger facilities during 2000. We maintain a sales office housed in an approximately 2,271-square-foot space in San Francisco, California under a lease that expires on November 30, 2001 with a monthly base rent of $5,299. We also maintain a sales office in New York City for 1,900 square feet with a monthly base rent of $3,667, under a lease that expires April 2004. Under the lease at our former location in Redmond, we paid an aggregate rent of $28,840 for the first seven months of 1998 and an aggregate rent of $49,440 during 1997. We do not own any real estate.

  Substantially all of our computer and communications hardware is located at our facilities in Redmond, Washington and we also lease redundant network facilities at two locations in the Seattle, Washington area under a month-to-month agreement and an agreement that expires in July 2001. We intend to install additional hardware and high-speed Internet connections at a location outside the West Coast as well as in the United Kingdom to support our joint venture, TDL InfoSpace.

  Our systems and operations at these locations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. See "Risk Factors--Our Business Relies on the Performance of Our Systems."

Legal Proceedings

  From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us. These claims, even if not meritorious, could require the expenditure of significant financial and managerial resources.

  On April 16, 1998, one of our former employees filed a complaint in the Superior Court for Santa Clara County, California alleging, among other things, that he had the right in connection with his employment to purchase shares of our common stock representing up to 5% of our equity as of an unspecified date. We settled this lawsuit in February 1999. Under the settlement, we made a cash payment of $4.5 million.

  On December 7, 1998, a complaint was filed against us on behalf of an alleged former employee in Superior Court for Suffolk County in the Commonwealth of Massachusetts alleging that he was terminated without cause and that he entered into an agreement with us that entitles him to an option to purchase 2,000,000 shares of our common stock or 10% of our equity. The complaint alleges breach of contract, breach of the covenant of good faith, breach of fiduciary duty, misrepresentation, promissory estoppel, intentional interference with contractual relations and unfair and deceptive acts and practices, seeking specific performance of the alleged agreement for 10% of our equity, damages equal to the value of 10% of our equity, punitive damages and attorneys' fees and costs and treble damages under the Massachusetts Consumer Protection Act (Mass. G.L. Chapter 93A). On January 7, 1999, the suit was removed to the United States District Court for the District of Massachusetts. Discovery has commenced and a trial is tentatively scheduled for March 2000. We are currently investigating the claims at issue and believe we have meritorious defenses to such claims. Nevertheless, litigation is inherently uncertain and we may not prevail in this suit. To the extent that we are required to issue shares of our common stock or options to purchase common stock as a result of the suit, we would recognize an expense equal to the number of shares issued multiplied by the fair value of our common stock on the date of issuance, less the exercise price of any options required to be issued. This could harm our results of operations, and any such issuances would be dilutive to existing stockholders, the impact of which may be mitigated to the extent it is offset by shares of common stock in the escrow account described below in this section.

  On December 23, 1998, we initiated litigation against Internet Yellow Pages, Inc. ("IYP") by filing suit in United States District Court for the Western District of Washington. On February 3, 1999, we served a first amended complaint on IYP and Greg Crane, an agent of IYP, in which we asserted claims for (a) account stated, (b) breach of contract, and (c) fraud. On February 11, 1999, we were served with a complaint filed by IYP in Arizona Superior Court for Maricopa County, which complaint was filed on February 3, 1999. In its complaint, IYP asserts causes of action for breach of contract, fraud, extortion, and racketeering under Arizona Revised Statutes, Section 13-2301(D)(l) and (t), and seeks relief consisting of $1,500,000 and other unquantified money damages, punitive damages, treble damages under Arizona Revised Statutes, Sec. 13-2314.04, and attorney's fees. On March 5, 1999, IYP answered our complaint in the Washington action, and asserted claims for breach of contract, fraud, extortion and Consumer Protection Act violations. IYP seeks relief consisting of $1,500,000 and other unquantified money damages, treble damages under the CPA, and attorneys' fees. Trial in the Washington action is set for April 2000, and discovery is ongoing; the Arizona action is presently stayed. We are currently investigating the claims at issue and believe we have meritorious defenses to such claims. Nevertheless, litigation is uncertain and we may not prevail in these suits.

  On or about February 18, 1999, a complaint was filed against us by a former consultant in the Superior Court of California for Santa Clara County alleging breach of contract, fraud and deceit, quantum meruit, promissory estoppel, and unjust enrichment and constructive trust. The former consultant alleges that he entered into an agreement with us that entitles him to an option for 28,462 shares of our common stock, and seeks relief consisting of $1,707,720 and other unquantified money damages, punitive damages, attorneys' fees, and a constructive trust over 28,462 shares of our common stock. We subsequently removed the matter to the United States District Court for the District of Northern California. On March 26, 1999, we answered the complaint, denied plaintiff's claims and asserted counterclaims for breach of contract, misappropriation of trade secret information, and breach of confidential relationship. We seek unquantified monetary relief, including exemplary damages, and attorneys' fees. On or about April 16, 1999, plaintiff filed a motion for a writ of attachment, by which he sought to attach 28,462 shares of our common stock. This motion was denied by the Court by Order dated May 25, 1999. Discovery is ongoing, and the Court has set a trial date for April 2000. We are currently investigating the claims at issue and believe we have meritorious defenses to the claims. Nevertheless, litigation is uncertain and we may not prevail in this suit.

  On January 26, 1999, Civix-DDI, LLC filed a complaint in the U.S. District Court in Colorado against us and 19 other defendants for infringement of two patents relating to electronic mapping systems. In July 1999 we settled this litigation by entering into a license agreement for these patents, pursuant to which we made a single lump sum royalty payment.

  We had discussions with a number of individuals in the past regarding employment by us and also hired and subsequently terminated a number of individuals as employees or consultants. Furthermore, primarily during our early stage of development, our procedures with respect to the manner of granting options to new employees were not clearly documented. As a result of these factors, and in light of the receipt of the above claims, we have in the past received, and may in the future receive, similar claims from one or more individuals asserting rights to acquire shares of our stock or to receive cash compensation. We cannot predict whether such future claims will be made or the ultimate resolution of any currently outstanding or future claim. Naveen Jain, our Chief Executive Officer, has placed into escrow 2,000,000 shares of our stock beneficially owned by him to indemnify us and our directors for a period of five years for certain liabilities relating to events prior to September 30, 1998. The indemnification agreement, however, does not provide for indemnification for certain matters known by the Board prior to September 30, 1998 or losses less than $100,000. Satisfaction of liabilities through the issuance of escrowed shares could result in the recognition of future expenses, which could harm our results of operations.

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

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information as of August 1, 1999 with respect to our executive officers and directors:

Name                       Age Position
----                       --- --------
Naveen Jain...............  39 Chief Executive Officer and Chairman of the
                               Board
Bernee D. L. Strom........  52 President, Chief Operating Officer and Director
                               Vice President, Legal and Business Affairs and
Ellen B. Alben............  36 Secretary
Douglas A. Bevis..........  54 Vice President and Chief Financial Officer
Tammy D. Halstead.........  36 Vice President and Chief Accounting Officer
John E. Cunningham, IV
 (1)......................  41 Director
Peter L. S. Currie (2)....  42 Director
Gary C. List (1)..........  47 Director
Rufus W. Lumry, III.......  52 Director
Carl Stork(2).............  39 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Naveen Jain founded InfoSpace.com in March 1996. Mr. Jain has served as our Chief Executive Officer since its inception, as its President since its inception to November 1998 and as its sole director from its inception to June 1998, when he was appointed Chairman of the Board upon the Board's expansion to five directors. From June 1989 to March 1996, Mr. Jain held various positions at Microsoft Corporation, including Group Manager for MSN, Microsoft's online service. From 1987 to 1989, Mr. Jain served as Software Development Manager for Tandon Computer Corporation, a PC manufacturing company. From 1985 to 1987, Mr. Jain served as Software Manager for UniLogic, Inc., a PC manufacturing company and from 1982 to 1985, he served as Product Manager and Software Engineer at Unisys Corporation/Convergent Technologies, a computer manufacturing company. Mr. Jain holds a B.S. from the University of Roorkee and an M.B.A. from St. Xavier's School of Management.

  Bernee D. L. Strom joined InfoSpace.com in November 1998 as President and Chief Operating Officer and became a director in December 1998. Since 1990, Ms. Strom served as President and Chief Executive Officer of the Strom Group, a venture investment and business advisory firm specializing in high technology. From April 1995 through June 1997, Ms. Strom served as President and Chief Executive Officer of USA Digital Radio, LP, a partnership of Westinghouse Electric Corporation and Gannett Co., Inc. that develops technology for AM and FM digital radio broadcasting. From 1990 through 1994, she was President and Chief Executive Officer of MBS Technologies, Inc., a software company. Ms. Strom was a founder of Gemstar Development Corporation, which developed the VCRPlus+(R) Instant Programmer, and served as its Vice President from its founding in 1989 to 1993. Ms. Strom serves as a member of the Board of Directors of the Polaroid Corporation, Krug International Corporation, MilleCom, an Internet-based communications company, Walker Digital, an intellectual property studio, and Quantum Development, a software and services company. She is a trustee of the National Public Radio Foundation and a member of CIGNA's Telecommunications Board of Advisors. She also serves as a member of the Board of Advisors of the J. L. Kellogg Graduate School of Management at Northwestern University. Ms. Strom holds a B.S., M.A. and Ph.D. from New York University and an M.B.A. from the Anderson Graduate School of Management at UCLA.

  Ellen B. Alben joined InfoSpace.com in May 1998 as Vice President, Legal and Business Affairs and Secretary. From April 1997 to May 1998, she was a senior attorney with Perkins Coie LLP. From September 1996 to April 1997, Ms. Alben served as a consultant to Paragon Trade Brands, Inc., a private-label diaper manufacturer, and as special securities counsel to companies raising private financing. From September 1995 through June 1996, she served as Vice President, General Counsel and Secretary of
Paragon Trade Brands. Paragon Trade Brands filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in January 1997. From July 1994 to September 1995, she served as Senior Associate Counsel of The Hillhaven Corporation, a nursing home provider, and from June 1993 to July 1994 she served as Associate Counsel of Hillhaven. Prior to joining Hillhaven, Ms. Alben practiced law with private law firms for seven years, specializing in corporate securities, finance, and mergers and acquisitions. She holds a B.A. from Duke University and a J.D. from Stanford Law School.

  Douglas A. Bevis joined InfoSpace.com in August 1998 as Vice President and Chief Financial Officer. From September 1996 until July 1998, he served as Vice President and Chief Financial Officer of Apex Inc., a manufacturer of stand-alone switching systems and integrated server cabinet solutions for the client/server computing market, and served as Secretary of Apex from December 1996 to March 1998. From September 1990 to February 1996, Mr. Bevis was employed at CH2M HILL, Inc., a national environmental engineering consulting firm, where he served as Vice President and Treasurer from September 1990 to April 1993 and as Senior Vice President and Chief Financial Officer from April 1993 to February 1996. Mr. Bevis holds a B.A. from Beloit College, a Master of Architecture degree from the University of Minnesota and an M.B.A. from the Harvard Graduate School of Business Administration.

  Tammy D. Halstead joined InfoSpace.com in July 1998 as Corporate Controller. In December 1998, she was appointed Vice President and Chief Accounting Officer. From March 1997 to June 1998, she worked at the Seattle office of USWeb Corporation, an Internet professional services firm, where she served as Director of Finance and Administration and later as Vice President, Finance and Administration. From April 1996 to March 1997, she was the Director of Finance and Administration at Cosmix, Inc., which was acquired by USWeb Corporation in March 1997. From December 1993 to February 1996, she served as Controller of ConnectSoft, Inc., a software development company. Prior to joining ConnectSoft, Inc., she spent eight years in private industry with a division of Gearbulk Ltd., an international shipping company, and in public accounting with Ernst & Whinney (now Ernst & Young LLP). She holds a B.A. in Business Administration from Idaho State University and is a licensed CPA.

  John E. Cunningham, IV has served as a director of InfoSpace.com since July 1998. Since April 1995 he has served as President of Kellett Investment Corporation, an investment fund for later-stage, high-growth private companies. He is on the Board of Directors of Petra Capital, LLC. and Real Time Data, a consolidator of the vending services industry utilizing proprietary wireless information systems. During 1997, Mr. Cunningham was interim Chief Executive Officer of Real Time Data. From December 1994 to August 1996, he was President of Pulson Communications, Inc. From February 1991 to November 1994, he served as Chairman and Chief Executive Officer of RealCom Office Communications, a privately held telecommunications company that merged with MFS Communications Company, Inc., and was subsequently acquired by WorldCom, Inc. Mr. Cunningham holds a B.A. from Santa Clara University and an M.B.A. from the University of Virginia.

  Peter L. S. Currie has served as a director of InfoSpace.com since July 1998. Since May 1999, Mr. Currie has served as President of the Barksdale Group, a private venture capital investment firm. From April 1995 to May 1999, he held various management positions with Netscape Communications Corporation, most recently as its Executive Vice President and Chief Administrative Officer. From April 1989 to April 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc., including Executive Vice President and Chief Financial Officer and Executive Vice President of Corporate Development. Before joining McCaw Cellular, he was a Principal at Morgan Stanley & Co. Incorporated. Mr. Currie holds a B.A. from Williams College and an M.B.A. from Stanford University.

  Gary C. List has served as a director of InfoSpace.com since July 1998. Since June 1997, Mr. List has served as Chief Executive of TDL Group Limited and Chief Executive Officer and Chairman of its primary subsidiary, Thomson Directories Limited, a print directory publishing company. From October 1987 to June 1997, Mr. List held various executive positions with US West, Inc., including President of US West International Information Services and Vice President and Chief Financial Officer of US West Marketing Resources Group.

  Rufus W. Lumry, III has served as a director of InfoSpace.com since December 1998. Since 1992, Mr. Lumry has served as President of Acorn Ventures, Inc., a venture capital firm he founded. Prior to founding Acorn Ventures, Mr. Lumry served as a director and Chief Financial Officer of McCaw Cellular Communications. Mr. Lumry was one of the founders of McCaw in 1982, and retired from McCaw in 1990 as Executive Vice President and Chief Financial Officer. Mr. Lumry holds an A.B. from Harvard University and an M.B.A. from the Harvard Graduate School of Business Administration.

  Carl Stork has served as a director of InfoSpace.com since September 1998. Since April 1998, Mr. Stork has been General Manager, Hardware Strategy and Business Development, at Microsoft Corporation. Mr. Stork has held various other management positions at Microsoft since 1981. Mr. Stork holds a B.S. from Harvard University and an M.B.A. from the University of Washington.

Board of Directors

  Our Restated Certificate of Incorporation and Restated Bylaws provide that the Board of Directors shall be composed of not less than five or more than nine directors, with the specific number to be set by resolution of the Board. We currently have seven directors.

  Our Board of Directors is divided into three classes, with each class to be as equal in number as possible. Each Class 1 director will serve until our next annual meeting of stockholders, each Class 2 director will serve until the following annual meeting of stockholders, and each Class 3 director will serve until the third ensuing annual meeting of stockholders. Thereafter, each newly elected director will serve for a term ending at the third annual meeting of stockholders following such election. Messrs. Cunningham and List serve as Class 1 directors, Messrs. Lumry and Stork and Ms. Strom serve as Class 2 directors and Messrs. Jain and Currie serve as Class 3 directors. Directors may be removed by stockholders only for cause.

Committees of the Board of Directors

  The Compensation Committee consists of Messrs. List and Cunningham. The Compensation Committee reviews and approves the compensation and benefits for our executive officers, administers our Stock Incentive Plan and makes recommendations to the Board of Directors regarding such matters.

  The Audit Committee consists of Messrs. Currie and Stork. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our balance sheet, statement of operations and cash flows and reviews and evaluates our internal control functions.

Compensation Committee Interlocks and Insider Participation

  No member of the Board of Directors or of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

  We pay directors $750 for each Board of Directors meeting attended in person, $500 for each Board of Directors meeting attended by telephone and $500 for each committee meeting attended. We also reimburse directors for travel expenses incurred to attend meetings of the Board of Directors or committee meetings. Directors are eligible to participate in the Stock Incentive Plan. See "--Benefit Plans--Stock Option Program for Nonemployee Directors."

Limitation of Liability and Indemnification Matters

  Our Restated Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability:

  . for any breach of their duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

  Our Restated Bylaws provide that we shall indemnify our directors and officers and may indemnify its employees and agents to the full extent permitted by law. We believe that indemnification under our Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties. We have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. We believe that these agreements are necessary to attract and retain qualified directors and officers.

  On December 11, 1998, InfoSpace.com, all of our directors and Naveen Jain, our Chief Executive Officer, entered into an Indemnification Agreement whereby Mr. Jain placed 2,000,000 shares of our common stock beneficially owned by him in an escrow account to indemnify us and our directors for certain known and unknown liabilities that may have arisen prior to September 30, 1998. See "Business--Legal Proceedings."

Executive Compensation

  The following table sets forth the compensation earned by our Chief Executive Officer in the fiscal year ended December 31, 1998. No executive officer earned more than $100,000 in salary and bonus from us in the fiscal year ended December 31, 1998. Naveen Jain, our Chief Executive Officer, received no salary or compensation for his services from the time of our inception to July 1998. On February 22, 1999, Mr. Jain was granted an option to purchase 175,000 shares of common stock, 150,000 of which will vest over a period of four years and 25,000 of which will vest on the sixth anniversary of the grant date or earlier if specified revenue and net income criteria are met. In addition, on February 22, 1999, our board of directors raised Mr. Jain's base compensation to $250,000 per year.

                                                                       Annual
                                                                    Compensation
                                                                    ------------
     Name and Principal Position                               Year  Salary ($)
     ---------------------------                               ---- ------------
     Naveen Jain, Chief Executive Officer..................... 1998   $ 62,500

Employment Agreement

  Pursuant to an employment agreement with Bernee D. L. Strom, our President and Chief Operating Officer, we have agreed to provide Ms. Strom with:

  . an annual salary of $250,000;

  . insurance and other employee benefits;

  . options to purchase 1,000,000 shares of common stock which vest over a period of four years; and

  . options to purchase an additional 500,000 shares of common stock that vest on the sixth anniversary of Ms. Strom's start date or earlier if specified revenue and net income criteria are met.

  In addition, the agreement contains a severance arrangement whereby Ms. Strom is entitled to receive a payment equal to one year of her base salary and benefits in the event we terminate her employment for any reason other than for cause.

Benefit Plans

 Restated 1996 Flexible Stock Incentive Plan

  We adopted the Restated 1996 Flexible Stock Incentive Plan, or the Stock Incentive Plan, in 1996. The purpose of the Stock Incentive Plan is to provide an opportunity for employees, officers, directors, independent contractors and consultants of InfoSpace.com to acquire our common stock. The Stock Incentive Plan provides for grants of stock options, stock appreciation rights, or SARs, and stock awards. We have authorized an aggregate of 10,000,000 shares of common stock for issuance under the Stock Incentive Plan. At our Annual Meeting in May 1999, our stockholders adopted an amendment to the Stock Incentive Plan that provides that beginning with the year 2000, on the first day of our fiscal year, the number of shares reserved for issuance under the Stock Incentive Plan will automatically increase by the lesser of (a) 1,000,000 shares, (b) three percent (3%) of our outstanding shares at the end of our preceding fiscal year, and (c) a lesser amount as may be determined by our Board of Directors. As of June 30, 1999, options to purchase 5,624,561 shares of common stock were outstanding under the Stock Incentive Plan at a weighted average exercise price of $6.89 per share, and options to purchase 4,091,736 shares were available for future grant.

  Stock Option Grants. Either the Board of Directors or the Compensation Committee may administer the Stock Incentive Plan. The plan administrator has the authority to select individuals who are to receive options under the Stock Incentive Plan and the terms and conditions of each option so granted, including the type of option granted (incentive or nonqualified), the exercise price (which must be at least equal to the fair market value of our common stock on the date of grant with respect to incentive stock options), vesting provisions and the option term; provided, however, that no more than 2,000,000 shares may be granted in any fiscal year to an optionee (in addition to a maximum of 2,000,000 shares that may be granted to such optionee on his or her initial employment, which does not count against the annual limit).

  Stock Appreciation Rights. The plan administrator may grant SARs to selected individuals separately or in tandem with a stock option award. An SAR is an incentive award that permits the holder to receive, for each share covered by the SAR, an amount equal to the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the exercise price of such share. The SAR may contain such terms, provisions and conditions not inconsistent with the Stock Incentive Plan as may be established by the plan administrator.

  Stock Awards. The plan administrator is authorized under the Stock Incentive Plan to issue shares of our common stock to eligible individuals on such terms and conditions and subject to such restrictions, if any, as the plan administrator may determine.

  Adjustments. Proportional adjustments to the aggregate number of shares issuable under the Stock Incentive Plan and to outstanding awards are made for stock splits and other capital adjustments.

  Corporate Transactions. In the event of certain Corporate Transactions (as defined below), each outstanding option, SAR or stock award shall terminate and any restricted stock shall be reconveyed to or repurchased by the Company immediately prior to the specified effective date of the Corporate Transaction; provided, however, that to the extent permitted by applicable law, any unvested option, SARs or any restricted stock shall vest and become exercisable as to 25% of the unvested shares or become nonforfeitable as to 25% of the forfeitable shares, as the case may be, immediately prior to the specified effective date of the Corporate Transaction. Notwithstanding the foregoing, options, SARs or restricted stock shall not terminate if, in connection with the Corporate Transaction, they are to be assumed or substituted for by the successor corporation or its parent company, pursuant to options, SARs or restricted stock agreements providing substantially equal value and having substantially equivalent provisions as the options, SARs or restricted stock granted pursuant to the Stock Incentive Plan. If options, SARs or restricted stock purchase rights are not assumed or substituted for by the successor corporation or its parent company, such options, SARs or restricted stock purchase rights shall become exercisable as to an additional 25% of the unvested shares or forfeitable shares, as the case may be, immediately prior to the effective date of the Corporate Transaction. The remainder of each outstanding option, SAR or stock award will terminate and any restricted stock will be reconveyed to or repurchased by us prior to the effective date of the Corporate Transaction.

  "Corporate Transaction," as defined in the Stock Incentive Plan, includes:

  . a merger or consolidation in which we are not the surviving entity (other than a transaction to change our state of incorporation or a transaction in which holders of our outstanding securities immediately before such transaction own more than 50% of the voting power of the entity following such transaction);

  . the disposition of all or substantially all of our assets (other than a disposition in which stockholders immediately before such transaction own more than 50% of the total voting power of the purchaser or other transferee following such transaction); and

  . certain reverse mergers in which we are the surviving entity but our stockholders immediately prior to such merger do not hold more than 50% of our total voting power immediately following such merger.

 Stock Option Program for Nonemployee Directors

  Under the Stock Incentive Plan, we grant a nonqualified stock option to purchase 20,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to the Board of Directors. Nonemployee directors serving at the time of the adoption of the program each received an option to purchase 2,500 shares of common stock. On November 19, 1998, each nonemployee director received a supplemental option to purchase 20,000 shares of common stock. At each Annual Meeting of Stockholders, we will grant to each nonemployee director an additional nonqualified stock option to purchase 5,000 shares of common stock immediately following such Annual Meeting of Stockholders, except for those nonemployee directors who were elected to the Board of Directors at such Annual Meeting of Stockholders or within the three-month period prior to such Annual Meeting of Stockholders. All options granted under the program for nonemployee directors fully vest on the first anniversary of the date of such grant.

 1998 Employee Stock Purchase Plan

  We adopted the 1998 Employee Stock Purchase Plan in August 1998. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986 and permits eligible employees to purchase our common stock through payroll deductions of up to 15% of their compensation. Under the Purchase

Plan, no employee may purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of our common stock may not participate in the Purchase Plan. We have authorized an aggregate of 900,000 shares of common stock for issuance under the Purchase Plan.

  The Purchase Plan is implemented with six-month offering periods. Offering periods begin on each February 1 and August 1. The first offering period began on December 15, 1998, the date of our initial public offering, and ended on July 31, 1999. Participants purchase common stock under the Purchase Plan at a price equal to the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period. The Purchase Plan does not have a fixed expiration date, but may be terminated by the Board of Directors at any time. No shares of common stock have been issued under the Purchase Plan.

  In the event of a merger, consolidation, or acquisition by another corporation of all or substantially all of our assets, or our liquidation or dissolution, the last day of an offering period on which a participant may purchase stock will be the business day immediately preceding the effective date of such event, unless the plan administrator provides for the assumption or substitution of the outstanding purchase rights.

 INEX Options

  Upon the closing of our combination with INEX, we have agreed to assume outstanding options that will be exercisable for approximately 104,584 shares of our common stock.

                              CERTAIN TRANSACTIONS

  On April 10, 1996, Naveen Jain purchased 20,000,000 shares of our common stock for an aggregate price of $2,000. In April 1996, Mr. Jain made an interest-free loan to us in the amount of $150,000, which we fully repaid. On April 10, 1996, we granted an option to purchase 500,000 shares of common stock at an exercise price of $0.01 per share to Anuradha Jain, Mr. Jain's wife, in connection with her employment as our Director of Human Resources, and granted an option to purchase 300,000 shares of common stock at an exercise price of $0.01 per share to Punam Agrawal, Mr. Jain's sister-in-law, in connection with her employment as our Director of Marketing. In a private placement with other investors on May 21, 1998, we sold 50,000 shares of common stock at $2.00 per share to Siddarth Agrawal, Mr. Jain's brother-in-law, and 200,000 shares of common stock to TEOCO Corporation at $2.00 per share. In addition, on June 29, 1999, we entered into an agreement with TEOCO Corporation for the development of certain electronic commerce technology, pursuant to which we are obligated to pay TEOCO an aggregate of $400,000 if certain development milestones are met. The work by TEOCO Corporation is scheduled to be completed by the end of October 1999. Atul Jain, Mr. Jain's brother, is President of TEOCO Corporation.

  On May 21, 1998, we completed a private placement in which we sold shares of common stock at a purchase price of $2.00 per share and issued warrants to purchase shares of common stock at a weighted average exercise price of $2.935 per share as follows:

                                                    No. of      No. of Shares
     Name                                           Shares   Subject to Warrants
     ----                                          --------- -------------------
     Acorn Ventures-IS, LLC....................... 1,895,000      3,377,458
     Kellet Partners LLP..........................   312,500        460,562
     John and Carolyn Cunningham..................    62,500        153,524

  Rufus W. Lumry, III, one of our directors, is the principal stockholder, sole director and President of Acorn Ventures, Inc., the sole member of Acorn Ventures. John E. Cunningham, IV, one of our directors, is President of Kellett Investment Corporation, an affiliate of Kellett Partners. Mr. Cunningham disclaims beneficial ownership of such shares held by Kellett Partners. Carolyn Cunningham is John Cunningham's spouse.

  Pursuant to the terms of the May private placement, on August 6, 1998, we issued shares of common stock and warrants to purchase common stock at a weighted average exercise price of $2.935 in exchange for the termination of certain anti-dilution rights as follows:

                                                    No. of      No. of Shares
     Name                                           Shares   Subject to Warrants
     ----                                          --------- -------------------
     Acorn Ventures-IS, LLC.......................    33,360         60,094
     Kellet Partners LLP..........................     4,854          7,156
     John and Carolyn Cunningham..................       964          2,372

  Acorn Ventures, Kellett Partners and John and Carolyn Cunningham are entitled to certain registration rights with respect to the shares of common stock and the common stock issuable upon exercise of the warrants purchased in the private placement. See "Description of Capital Stock--Registration Rights."

  On May 21, 1998, we entered into Consulting Agreements with Acorn Ventures, John E. Cunningham, IV and Kellett Partners, pursuant to which we are required to pay reasonable out-of-pocket expenses incurred by them in connection with their services as consultants. In addition, we have entered into agreements to indemnify Acorn Ventures, John E. Cunningham, IV and Kellett Partners against expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding in which they are parties or participants arising out of their services as consultants. These consulting services include assistance in defining our business strategy, identifying and meeting with sources of financing and assisting us in structuring and negotiating such financings. The Consulting Agreements have terms of five years and are terminable by either party upon breach of the Consulting Agreement by the other party or on 30 days' notice. Other than the reimbursement of out-of-pocket expenses, there is no other cash compensation under the Consulting Agreements.

  In July 1998, we sold 50,000 shares of common stock at $4.00 per share in a private placement transaction to the Bevis Family Trust. Douglas A. Bevis, our Vice President and Chief Financial Officer, is Trustee of the Bevis Family Trust and is a beneficiary of the Bevis Family Trust, along with his four siblings. Mr. Bevis disclaims beneficial ownership of such shares except as to the extent of his proportionate interest in the trust. In addition, in July 1998, we sold 160,000 shares of common stock at $3.75 per share to Mr. Bevis pursuant to our 1998 Stock Purchase Rights Plan.

  In July 1998, we sold 25,000 shares of common stock at $4.00 per share to Steven Brady in a private placement with other investors. Mr. Brady is the brother of Ellen B. Alben, our Vice President, Legal and Business Affairs and Secretary.

  Thomson Directories Limited entered into a joint venture agreement with us in July 1998. Gary C. List, one of our directors, is Chief Executive Officer of Thomson and a beneficial shareholder and the Chief Executive Officer of TDL Group Limited, the holding company of Thomson. We sold Mr. List 25,000 shares of common stock at $4.00 per share in a private placement with other investors in July 1998.

  On August 6, 1998, we sold shares of common stock at a purchase price of $4.00 per share in a private placement as follows:

                                                                         No. of
     Name                                                                Shares
     ----                                                                -------
     Acorn Ventures-IS, LLC............................................. 125,000
     Kellet Partners LLP................................................ 281,250
     John and Carolyn Cunningham........................................  31,250

  Acorn Ventures, Kellett Partners and John and Carolyn Cunningham are entitled to certain registration rights with respect to the shares purchased in this private placement. See "Description of Capital Stock--Registration Rights."

  We believe that all the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Any future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

  We have entered into indemnification agreements with each of our executive officers and directors. See "Management--Limitation of Liability and Indemnification Matters."

  On December 11, 1998, InfoSpace.com, all of our directors and Naveen Jain entered into an Indemnification Agreement. See "Business--Legal Proceedings" and "Management--Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of June 30, 1999 for
(a) each person or entity that we know beneficially owns more than 5% of our common stock, (b) each of our directors, (c) our Chief Executive Officer and
(d) all of our directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                         Shares Beneficially
                                                               Owned(1)
                                                         -----------------------
   Name of Beneficial Owner                                Number     Percent
   ------------------------                              ------------ ----------
   Naveen Jain (2)......................................   16,135,623    33.8%
    c/o InfoSpace.com, Inc.
    15375 N.E. 90th Street
    Redmond, WA 98052

   Acorn Ventures-IS, LLC (3) ..........................    5,502,612    10.8%
    1309 114th Avenue S.E.
    Suite 200
    Bellevue, WA 98004
   Rufus W. Lumry, III (3)..............................    5,502,612    10.8%

   John E. Cunningham, IV (4)...........................      246,486       *

   Gary C. List (5).....................................       37,500       *

   Peter L. S. Currie (5)...............................       12,500       *

   Carl Stork...........................................       80,000       *

   Bernee D. L. Strom (6)...............................      220,000       *

   All directors and executive officers as a group (10
    persons) (7)........................................   22,583,213    43.8%

--------
 * Less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Represents 14,933,332 shares of common stock held in the name of Naveen and Anuradha Jain, 1,000,000 shares of common stock held by the Jain Family Irrevocable Trust, 2,000,000 shares of common stock held by Naveen Jain GRAT No. 1, 2,000,000 shares of common stock held by Anuradha Jain GRAT No. 1 and 422,291 shares subject to options exercisable by Anuradha Jain within 60 days of June 30, 1999. Anuradha Jain is Mr. Jain's spouse. Mr. Jain has placed 2,000,000 shares of common stock held by Naveen Jain GRAT No. 1 in escrow pursuant to an Indemnification Agreement dated as of December 11, 1998. Mr. Jain retains voting control over those shares placed in escrow. See "Certain Transactions."
(3) Includes 3,437,552 shares of common stock issuable upon exercise of warrants currently exercisable. Rufus W. Lumry, III is the principal stockholder, sole director and President of Acorn Ventures, Inc., the sole member of Acorn Ventures.
(4) Includes 155,896 shares of common stock issuable upon exercise of warrants currently exercisable. Also includes 59,376 shares of Common Stock held by Clear Fir Partners, LP, an affiliate of Mr. Cunningham. Also includes 2,500 shares subject to options exercisable within 60 days of June 30, 1999.
(5) Includes 2,500 shares subject to options exercisable within 60 days of June 30, 1999.
(6) Includes 200,000 shares subject to options exercisable within 60 days of June 30, 1999.
(7) Includes 4,249,712 shares subject to options and warrants exercisable within 60 days of June 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of 200,000,000 shares of common stock, $0.0001 par value per share, and 15,000,000 shares of preferred stock, $0.0001 par value per share. The following summary of certain provisions of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Certificate of Incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

  As of July 31, 1999, there were 47,400,652 shares of common stock outstanding held by approximately 217 holders of record. There will be 48,196,071 shares of common stock outstanding after giving effect to (1) the issuance of the 746,392 shares of our common stock offered in this prospectus and (2) the issuance of 49,027 shares of our common stock issued directly to INEX shareholders at the closing of our combination with them.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of InfoSpace.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. See "Risk Factors--Management Owns a Large Percentage of Our Stock" and "Dividend Policy."

Preferred Stock

  No shares of preferred stock are outstanding, however, upon the closing of the combination with INEX, one share of preferred stock will be issued to the trustee as described below. Pursuant to our Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. We have no plans to issue any preferred stock. See "Risk Factors--Certain Antitakeover Provisions May Affect the Price of Our Stock."

Our Voting Share

  Prior to the closing of our combination with INEX, we will enter into a voting and exchange trust agreement with InfoSpace.com Canada Holdings and Montreal Trust Company of Canada, as trustee. Unless our charter or applicable law prevents us from doing so, the voting and exchange trust agreement will require us to issue a voting share to the trustee who will hold the voting share in trust for the benefit of the holders of exchangeable shares. The voting share will entitle the trustee to vote at meetings of the holders of our common stock. For each exchangeable share which is not held by us or our subsidiaries, the trustee will have the number of votes to which a holder of one share of our common stock is entitled with respect to any vote. Unless our charter or applicable law requires otherwise, the trustee and the holders of our common stock will vote together as a single class in the election of directors and in all matters which are submitted to a vote of our stockholders.

  The voting share will not entitle the trustee to receive dividends. In the event of our dissolution, liquidation or the winding up of our affairs, the trustee will receive an amount equal to the par value of the voting share. This amount will be adjusted to reflect the effect of any stock split, stock dividend, combination or similar change on the voting share. When there are no longer any outstanding exchangeable shares other than those exchangeable shares which are held by us or our subsidiaries, the voting share will cease to have any rights. In such event, we will redeem the voting share for an amount equal to the par value of the voting share and it will automatically return to being an authorized but unissued share of our preferred stock.

Warrants

  As of June 30, 1999, there were outstanding warrants to purchase 6,595,720 shares of common stock. Five investors hold warrants to purchase an aggregate of 4,057,046 and 70,626 shares of common stock, which expire on May 21, 2008 and August 6, 2008, respectively, at a weighted average exercise price of $2.93 per share. One investor holds a warrant to purchase 955,934 shares at an exercise price of $0.01 per share. This warrant expires on October 30, 2002. On August 24, 1998, in connection with the agreement relating to our white pages directory services, we issued to AOL warrants to purchase up to 1,979,832 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, based on the delivery by AOL of a minimum number of searches on our white pages directory service and vested as to 371,219 shares on August 1, 1999. The warrants have an exercise price of $6.00 per share.

INEX Warrants and Convertible Debentures

  Upon consummation of our combination with INEX, we will assume warrants that are exercisable for approximately 316,839 shares of our common stock and convertible debentures that are convertible into 21,326 shares of our common stock. See "Plan of Distribution--INEX Warrants and Convertible Debentures."

Antitakeover Effects of Certain Provisions of Certificate of Incorporation and Washington and Delaware Law; Right of First Negotiation

  As noted above, our Board of Directors, without stockholder approval, has the authority under our Certificate of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

  Election and Removal of Directors. Effective with the first annual meeting of stockholders following this offering, our Bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. See "Management--Board of Directors." Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of InfoSpace.com and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

  Approval for Certain Business Combinations. Our Certificate of Incorporation requires that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the Board of Directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

  Stockholder Meetings. Under our Certificate of Incorporation and Bylaws, the stockholders may call a special meeting only upon the request of holders of at least 30% of the outstanding shares. Additionally, the Board of Directors, the Chairman of the Board and the President may call special meetings of stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

  Washington Statute. The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, or the WBCA, prohibits a "Target Corporation," with certain exceptions, from engaging in certain "Significant Business Transactions" with a person or group of persons which beneficially owns 10% or more of the voting securities of the Target Corporation (an "Acquiring Person") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the Target Corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the Target Corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a stockholder. After the five-year period, a Significant Business Transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders.

  A Target Corporation includes a foreign corporation if:

  . the corporation has a class of voting stock registered pursuant to
    Section 12 or 15 of the Securities Exchange Act of 1934;

  . the corporation's principal executive office is located in Washington;

  . any of:

   . more than 10% of the corporation's stockholders of record are Washington residents;

   . more than 10% of its shares of record are owned by Washington residents; or

   . 1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.

  A corporation may not "opt out" of this statute. If we meet the definition of a Target Corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change of control of the Company.

  Delaware Statute. We are subject to Section 203 of the Delaware General Corporation law, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an

"interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

  . on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates of such person:

  . owns 15% or more of the corporation's voting stock; or

  . is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

  AOL Agreement. Pursuant to certain agreements with AOL, if we receive an unsolicited proposal, or we determine to solicit proposals or otherwise enter into discussions that would result in a sale of a controlling interest in InfoSpace.com or other merger, asset sale or other disposition that effectively results in a change of control (a "Disposition"), then we are required to give written notice to AOL, and AOL has seven days to provide notice to us of its desire to negotiate in good faith with us regarding a Disposition involving AOL. In the event that AOL timely delivers such a notice, then we will negotiate exclusively and in good faith with AOL regarding a Disposition for a period of 30 days from the date of delivery of our initial notice to AOL, after which we will be free to negotiate a Disposition with other third parties if we and AOL cannot in good faith come to terms. If such a Disposition is not consummated within five months from the date of delivery of our initial notice to AOL, the process described above will again apply. AOL's right of first negotiation could have the effect of delaying, deterring or preventing a change of control.

  These charter provisions, provisions of Washington and Delaware law and AOL's right of first negotiation may have the effect of delaying, deterring or preventing a change of control.

Registration Rights

  Pursuant to certain Investor Rights Agreements dated as of May 21, 1998, three investors holding an aggregate of 2,229,178 shares of common stock and warrants to purchase 3,593,448 shares of common stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Holders are entitled to notice of such registration and to include shares of common stock in such registration at our expense. Additionally, the Holders are entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our commercially reasonable efforts to effect such registration. Further, the Holders may require us to file up to three additional registration statements on Form S-3 (and no more than two in any calendar year), and we will bear the expense for up to one such registration in any calendar year. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

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  Pursuant to a Stockholder Rights Agreement dated as of August 6, 1998, six investors holding an aggregate of 925,000 shares of common stock are entitled to notice of registration if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, and are entitled to include shares of common stock in such registration at our expense. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

  In connection with the acquisition of all the outstanding membership units of YPI, the former members of YPI holding an aggregate of 170,000 shares of common stock may require us to file additional registration statements on Form S-3 at the expense of those stockholders requesting such registration.

  AOL, which holds a warrant to purchase 1,979,832 shares of common stock, is entitled to notice of registration if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, and is entitled to include shares of common stock issuable upon the exercise of such warrant in such registration at our expense. Further, AOL may require us to file up to four additional registration statements on Form S-3, and we will bear the expense for such registrations. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

Transfer Agent And Registrar

  The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, Seattle, Washington.

Nasdaq National Market Listing

  Our common stock is listed on the Nasdaq National Market under the symbol "INSP."

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                              PLAN OF DISTRIBUTION

  You should consult your own tax advisors with respect to the United States, Canadian and other tax consequences of exchanging your exchangeable shares for shares of our common stock as described below. For more information, see "Income Tax Considerations."

Your Exchangeable Shares

  On September 13, 1999, the shareholders of INEX will vote on whether to approve a plan of arrangement pursuant to Section 182 of the Business Corporations Act (Ontario). In accordance with the plan of arrangement, INEX shareholders will receive either exchangeable shares issued by InfoSpace.com Canada Holdings or our common shares. Additionally, we will assume all obligations under INEX's warrants and convertible debentures, and upon conversion thereof shares of our common stock will be issued. The exchangeable shares and our common shares will be issued at a ratio of .20405 shares for each INEX share.

  We have filed with the SEC a registration statement on Form S-1 with respect to our common stock being offered under this prospectus. This prospectus forms a part of the registration statement. We have agreed to use our reasonable best efforts to keep the registration statement effective until there are no exchangeable shares outstanding. We have not engaged a broker, dealer or underwriter in connection with the offering of our common stock described in this prospectus.

  You may obtain our common stock in exchange for your exchangeable shares in the following ways:

  . you may require InfoSpace.com Canada Holdings to exchange your exchangeable shares for an equivalent number of shares of our common stock. For more information, see "--Retraction of Exchangeable Shares."

  . InfoSpace.com Canada Holdings will automatically redeem your exchangeable shares for shares of our common stock at September 15, 2010 or upon the occurrence of certain events. For more information, see "--Redemption of Exchangeable Shares" and "--Early Redemption."

  . upon our liquidation or the liquidation of InfoSpace.com Canada Holdings, you may be required to, or may choose to, exchange your exchangeable shares for shares of our common stock. For more information, see "-- Liquidation Rights with Respect to InfoSpace.com Canada Holdings" and "-- Liquidation Rights with Respect to InfoSpace.com."

  We will bear all of the expenses of this distribution. We estimate that these expenses will total approximately $125,000.

How You May Retract Or Redeem Your Exchangeable Shares

 Retraction of Exchangeable Shares

  Holders of the exchangeable shares will be entitled at any time following the combination to retract (i.e. require InfoSpace.com Canada Holdings to redeem) any or all of the exchangeable shares held by such holder for a retraction price per share equal to the market price of our common stock on the last business day prior to the date you request redemption plus, on the designated payment date therefor, all declared but unpaid dividends. Holders of the exchangeable shares may effect such retraction by presenting a certificate or certificates to InfoSpace.com Canada Holdings or the Trustee representing the number of exchangeable shares the holder desires to retract together with a duly executed retraction request indicating the number of exchangeable shares the holder desires to retract and the date upon which the holder desires to receive the InfoSpace.com common shares, and such other documents as may be required to effect the retraction.

  When a holder requests InfoSpace.com Canada Holdings to redeem exchangeable shares, InfoSpace.com Nova Scotia Company will have an overriding right to purchase all but not less than all of the

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retracted shares, at a purchase price per share equal to the market price of our common stock on the last business day prior to the date you request redemption plus, on the designated payment date therefor, to the extent it is not paid by InfoSpace.com Canada Holdings, all declared but unpaid dividends. Upon receipt of a request for retraction, InfoSpace.com Canada Holdings will immediately notify InfoSpace.com Nova Scotia Company. InfoSpace.com Nova Scotia Company must then advise InfoSpace.com Canada Holdings within five business days as to whether it will exercise its retraction right. If InfoSpace.com Nova Scotia Company does not so advise InfoSpace.com Canada Holdings, InfoSpace.com Canada Holdings will notify the holder as soon as possible thereafter that InfoSpace.com Nova Scotia Company will not exercise the right. If InfoSpace.com Nova Scotia Company advises InfoSpace.com Canada Holdings that InfoSpace.com Nova Scotia Company will exercise the right within such five business day period, then provided the request is not revoked by the holder as described below, the retraction request shall thereupon be considered only to be an offer by the holder to sell the shares to InfoSpace.com Nova Scotia Company in accordance with its right.

  A holder may revoke its request for retraction, in writing, at any time prior to the close of business on the business day preceding the retraction date, in which case the shares will neither be purchased by InfoSpace.com Nova Scotia Company nor be redeemed by InfoSpace.com Canada Holdings. If the holder does not revoke its retraction request on the retraction date, the shares will be purchased by InfoSpace.com Nova Scotia Company or redeemed by InfoSpace.com Canada Holdings, as the case may be, in each case as set out above. InfoSpace.com Canada Holdings or InfoSpace.com Nova Scotia Company, as the case may be, will deliver the aggregate of the price per share market price of our common stock on the last business day prior to the date of retraction request plus, on the designated payment date therefor, all declared but unpaid dividends to the holder recorded in the securities register for the exchangeable shares or at the address specified in the holder's retraction request or, if so requested in the retraction request, will hold the same for pick up by the holder at the registered office of InfoSpace.com Canada Holdings or the office of the transfer agent as specified by InfoSpace.com Canada Holdings, in each case, less any amounts required to be deducted and withheld therefrom on account of tax.

  If, as a result of solvency requirements or applicable law, InfoSpace.com Canada Holdings is not permitted to redeem all retracted shares tendered by a retracting holder, InfoSpace.com Canada Holdings will redeem only those shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The Trustee, on behalf of the holder of any retracted shares not so redeemed by InfoSpace.com Canada Holdings, will require InfoSpace.com to purchase the shares not redeemed on the retraction date pursuant to the exchange right.

 Redemption of Exchangeable Shares

  Subject to applicable law and the overriding right of InfoSpace.com Nova Scotia Company to purchase all of the exchangeable shares from all of the holders of exchangeable shares (other than us and our affiliates) on a certain date in exchange for our common shares, on an established date no earlier than September 15, 2010 InfoSpace.com Canada Holdings will redeem all of the then outstanding exchangeable shares for a redemption price per share equal to the market price of our common stock on the last business day prior to the date we request redemption plus, on the designated payment date therefor, all declared but unpaid dividends. InfoSpace.com Canada Holdings will, at least 60 days prior to the relevant date, or such number of days as the board of directors of InfoSpace.com Canada Holdings may determine to be reasonably practicable under the circumstances in respect of a redemption date arising in connection with certain events, provide the registered holders of the exchangeable shares with written notice of the proposed redemption of the exchangeable shares by InfoSpace.com Canada Holdings or the purchase of the exchangeable shares by InfoSpace.com Nova Scotia Company pursuant to the redemption call right described below.

  On or after the redemption date, upon the holder's presentation and surrender of the certificates representing the exchangeable shares and such other documents as may be required at the office of the transfer agent or the registered office of InfoSpace.com Canada Holdings, InfoSpace.com Canada Holdings

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

will deliver the price per share equal to the market price of our common stock on the last business day prior to the date of redemption request plus, on the designated payment date therefor, all declared but unpaid dividends as at such date to the holder by mailing the same to the holder at the address of the holder recorded in the securities register for the exchangeable shares or by holding the same for pick up by the holder at the registered office of InfoSpace.com Canada Holdings or the office of the transfer agent as specified in the written notice of redemption in each case less any amounts required to be deducted and withheld therefrom on account of tax.

  InfoSpace.com Nova Scotia Company will have an overriding right to purchase on the redemption date all of the exchangeable shares then outstanding (other than exchangeable shares held by us and our affiliates) for a purchase price per share equal to the market price of our common stock on the last business day prior to the date you request redemption plus, on the designated payment date therefor, to the extent it is not paid by InfoSpace.com Canada Holdings, all declared but unpaid dividends. Upon the exercise of this right, holders will be obligated to sell their exchangeable shares to InfoSpace.com Nova Scotia Company. If InfoSpace.com Nova Scotia Company exercises this right, InfoSpace.com Canada Holdings's right and obligation to redeem the exchangeable shares on such redemption date will terminate.

 Early Redemption

  In certain circumstances, InfoSpace.com Canada Holdings has the right to require a redemption of the exchangeable shares prior to September 15, 2010. An early redemption may occur upon (i) there being fewer than 57,000 exchangeable shares outstanding (other than exchangeable shares held by us and our affiliates); (ii) the occurrence of a merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving us, or any proposal to do so; (iii) a proposal for certain matters in respect of which holders of exchangeable shares are entitled to vote as shareholders of InfoSpace.com Canada Holdings; or (iv) the failure to approve or disapprove, as applicable, certain matters in respect of which holders of exchangeable shares are entitled to vote as shareholders of InfoSpace.com Canada Holdings regarding changes required to maintain the equivalence of exchangeable shares and our common shares.

  If, prior to September 15, 2010, we are involved in any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions, or any proposal to do so, provided that the board of directors of InfoSpace.com Canada Holdings determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such a transaction and that the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of such transaction in accordance with its terms, the board of directors of InfoSpace.com Canada Holdings may accelerate the redemption date discussed above to such date prior to September 15, 2010 as it may determine, upon such number of days prior written notice to the registered holders of the exchangeable shares as the board of directors of InfoSpace.com Canada Holdings may determine to be reasonably practicable in such circumstances.

  An example of an event referred to above at (iii) is one to approve an amalgamation involving InfoSpace.com Canada Holdings where the amalgamation proposes changes to the exchangeable shares that, if contained in a proposed amendment to InfoSpace.com Canada Holdings's articles, would entitle the holders thereof to a vote under applicable corporate law or a sale of all or substantially all of the assets of InfoSpace.com Canada Holdings where the exchangeable shares would be affected differently from any other class of shares of InfoSpace.com Canada Holdings. Such an event excludes that described at (iv) above, and, for greater certainty, excludes any matter in respect of which holders of exchangeable shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement. If, prior to September 15, 2010, such an event is proposed, provided that the board of directors of InfoSpace.com Canada Holdings has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose

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

intended by the event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a redemption date, in any other commercially reasonable manner that does not result in such an event, the redemption date shall be the business day prior to the record date for any meeting or vote of the holders of the exchangeable shares to consider the event and the board of directors of InfoSpace.com Canada Holdings shall give such number of days prior written notice of such redemption to the registered holders of the exchangeable shares as the board of directors of InfoSpace.com Canada Holdings may determine to be reasonably practicable in such circumstances.

  An event described at (iv) above means any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of InfoSpace.com Canada Holdings in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the exchangeable shares and the InfoSpace.com common shares. If, prior to September 15, 2010, such an event is proposed and the holders of the exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, to approve or disapprove, as applicable, the event, the redemption date shall be the business day following the day on which the holders of the exchangeable shares failed to take such action and the board of directors of InfoSpace.com Canada Holdings shall give such number of days prior written notice of such redemption to the registered holders of the exchangeable shares as the board of directors of InfoSpace.com Canada Holdings may determine to be reasonably practicable in such circumstances.

  See "Income Tax Considerations--Canadian Federal Income Tax Considerations."

 Liquidation Rights with Respect to InfoSpace.com Canada Holdings

  In the event of the liquidation, dissolution or winding-up of InfoSpace.com Canada Holdings or any other proposed distribution of the assets of InfoSpace.com Canada Holdings among its shareholders for the purpose of winding-up its affairs, holders of the exchangeable shares will have, subject to applicable law, preferential rights to receive from InfoSpace.com Canada Holdings, for each exchangeable share held, an amount equal to the market price of our common stock on the last business day prior to the liquidation. Upon the occurrence of such liquidation, dissolution or winding-up, InfoSpace.com Nova Scotia Company will have an overriding right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by us and our affiliates) from the holders thereof on the effective date of such liquidation, dissolution or winding-up for a purchase price per share equal to the market price of our common stock on the last business day prior to the liquidation, plus, to the extent it is not paid by InfoSpace.com Canada Holdings, the full amount of all prior dividends, if any, declared and unpaid on exchangeable shares.

  Upon, and during the continuance of, insolvency of InfoSpace.com Canada Holdings, a holder of exchangeable shares will be entitled to instruct the Trustee to exercise the exchange right with respect to any or all of the exchangeable shares held by such holder, thereby requiring us to purchase such exchangeable shares from the holder. As soon as practicable following the occurrence of such an insolvency of InfoSpace.com Canada Holdings or any event which may, with the passage of time and/or the giving of notice, lead to insolvency of InfoSpace.com Canada Holdings, we and InfoSpace.com Canada Holdings will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will then notify each holder of exchangeable shares of such event or potential event and will advise the holder of its rights with respect to the exchange right. The purchase price payable by us for each exchangeable share purchased under this right will be satisfied by the issuance of one share of our common stock plus, to the extent not paid by InfoSpace.com Canada Holdings, the full amount of all prior dividends, if any, declared and unpaid on exchangeable shares.

 Liquidation Rights with Respect to InfoSpace.com

  In order for the holders of the exchangeable shares to participate on a pro rata basis with the holders of our common stock in the event of our liquidation, on the fifth business day prior to the effective date of such

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

an event, each exchangeable share will automatically be exchanged for an equivalent number of shares of our common stock, plus, to the extent not paid by InfoSpace.com Canada Holdings, the full amount of all prior dividends, if any, declared and unpaid on exchangeable shares. Upon a holder's request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by such instruments of transfer as we may reasonably require, we will deliver to such holder certificates representing an equivalent number of shares of our common stock plus, to the extent not paid by InfoSpace.com Canada Holdings, the full amount of all prior dividends, if any, declared and unpaid on exchangeable shares for each exchangeable share exchanged pursuant to this automatic exchange right. For a description of certain of our obligations with respect to the dividend and liquidation rights of the holders of exchangeable shares, see "InfoSpace.com Support Obligation" below.

Certain Rights and Restrictions of Exchangeable Shares

 Dividend Rights

  Holders of exchangeable shares will be entitled to receive, subject to applicable law, dividends (i) in the case of a cash dividend declared on our common stock, in an amount in cash for each exchangeable share corresponding to the cash dividend declared on each of our common shares, (ii) in the case of a stock dividend declared on our common stock to be paid in shares of our common stock, in such number of exchangeable shares for each exchangeable share as is equal to the number of our common shares to be paid on each share of our common stock, or (iii) in the case of a dividend declared on our common stock in property other than cash or our common shares, in such type and amount of property as is the same as, or economically equivalent to, the type and amount of property declared as a dividend on each of our common shares. Cash dividends on the exchangeable shares are payable in U.S. dollars or the Canadian dollar equivalent thereof, at the option of InfoSpace.com Canada Holdings. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as the relevant date for the corresponding dividends on the shares of our common stock.

 Ranking

  The exchangeable shares will be entitled to a preference over the common shares and the preferred shares of InfoSpace.com Canada Holdings and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of InfoSpace.com Canada Holdings, whether voluntary or involuntary, or any other distribution of the assets of InfoSpace.com Canada Holdings, among its shareholders for the purpose of winding-up its affairs.

 Certain Restrictions

  InfoSpace.com Canada Holdings will not, without the approval of the holders of the exchangeable shares, as set forth below under "Amendment and Approval":

  (a) pay any dividends on the common shares or the preferred shares of InfoSpace.com Canada Holdings, or any other shares ranking junior to the exchangeable shares, other than stock dividends payable in common shares or preferred shares of InfoSpace.com Canada Holdings, or any such other shares ranking junior to the exchangeable shares, as the case may be;

  (b) redeem, purchase or make any capital distribution in respect of common shares or preferred shares of InfoSpace.com Canada Holdings, or any other shares ranking junior to the exchangeable shares;

  (c) redeem or purchase any other shares of InfoSpace.com Canada Holdings ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution; or

  (d) issue any exchangeable shares or any other shares of InfoSpace.com Canada Holdings ranking equally with, or superior to, the exchangeable shares other than by way of stock dividends to the holders of such exchangeable shares.

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  The restrictions in clauses (a), (b), (c) and (d) above will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on our common stock have been declared and paid in full.

 Amendment and Approval

  The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the exchangeable shares will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that such approval or consent be evidenced by a special resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of the holders of exchangeable shares duly called and held at which holders of at least fifty percent (50%) of the then outstanding exchangeable shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than five days later) as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of exchangeable shares present or represented by proxy may transact the business for which the meeting was originally called and a special resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution will constitute the approval or consent of the holders of the exchangeable shares.

 Our Support Obligation

  Pursuant to an Exchangeable Share Support Agreement, we will make the following covenants for so long as any exchangeable shares (other than exchangeable shares owned by us or our affiliates) remain outstanding: (i) we will not declare or pay dividends on our common stock unless InfoSpace.com Canada Holdings is able to declare and pay and simultaneously declares or pays, as the case may be, an equivalent dividend on the exchangeable shares; (ii) we will advise InfoSpace.com Canada Holdings in advance of the declaration of any dividend on our common stock and ensure that the declaration date, record date and payment date for dividends on the exchangeable shares are the same as that for the corresponding dividend on our common stock; (iii) we will ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date of such dividend; (iv) we will take all actions and do all things reasonably necessary or desirable to enable and permit InfoSpace.com Canada Holdings, in accordance with applicable law, to pay to the holders of the exchangeable shares the applicable InfoSpace.com Canada Holdings amounts described above in the event of a liquidation, dissolution or winding-up of InfoSpace.com Canada Holdings, a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by InfoSpace.com Canada Holdings; and (v) we will take all actions and do all things reasonably necessary or desirable to enable and permit InfoSpace.com Nova Scotia Company, in accordance with applicable law, to perform its obligations arising upon the exercise by it of its rights, including the delivery of our common stock in accordance with the provisions of the applicable right.

  The Exchangeable Share Support Agreement and the provisions of the exchangeable shares provide that, without the prior approval of InfoSpace.com Canada Holdings and the holders of the exchangeable shares as set forth above under "Amendment and Approval," we will not issue or distribute additional shares of our common stock, securities exchangeable for or convertible into or carrying rights to acquire our common stock or rights to subscribe therefor or other assets to all or substantially all holders of shares of our common stock, nor change our common stock, unless the same or an economically equivalent distribution on or change to the exchangeable shares (or in the rights of the holders thereof) is made simultaneously. The InfoSpace.com Canada Holdings board of directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the exchangeable shares is the same as or economically equivalent to any proposed distribution on or change to our common stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to our common stock which is recommended by our board of directors

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and in connection with which the exchangeable shares are not redeemed by
InfoSpace.com Canada Holdings or purchased by InfoSpace.com Nova Scotia Company pursuant to the redemption call right, we will use reasonable efforts to enable holders of exchangeable shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock.

  InfoSpace.com Canada Holdings is required to notify us and InfoSpace.com Nova Scotia Company of the occurrence of certain events, such as the liquidation, dissolution or winding-up of InfoSpace.com Canada Holdings, and of its receipt of a retraction request from a holder of exchangeable shares.

  Under the Exchangeable Share Support Agreement, we have agreed not to exercise any voting rights attached to the exchangeable shares owned by us or any of our affiliates on any matter considered at meetings of holders of exchangeable shares.

  With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the exchangeable shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of each of InfoSpace.com Canada Holdings and InfoSpace.com Nova Scotia Company are of the opinion that such amendments are not prejudicial to the interests of the holders of the exchangeable shares), the Exchangeable Share Support Agreement may not be amended without the approval of the holders of the exchangeable shares as set forth above under "Amendment and Approval."

INEX Warrants and Convertible Debentures

  On August 13, 1999, there were approximately 582,750 INEX common share purchase warrants outstanding which, when vested, would be exercisable to acquire a total of 582,750 INEX common shares at prices per share of between Cdn.$3.75 to Cdn.$8.00 with various expiry dates to 2002.

  On August 13, 1999, there were approximately 250,000 INEX special warrants, series A which are exercisable, for no additional payment, to acquire a total of 250,000 INEX common shares with an expiry date in 2000.

  On August 13, 1999, there were approximately 360,000 INEX special warrants, series B which are exercisable on or prior to an expiry date in 2000, for no additional payment, to acquire a total of 360,000 units, each unit consisting of a an INEX common share and INEX common share purchase warrant. The common share purchase warrants have an exercise price of Cdn.$8.00 per share with an expiry date in 2000.

  On August 13, 1999, there were convertible debentures of INEX outstanding which are convertible into a total of 104,515 INEX common shares.

  Upon the closing of the combination, we will assume INEX's obligations under all of the above INEX warrants and convertible debentures. Each warrant will be exchanged for a warrant to purchase a number of shares of our common stock that is equal to the product obtained by multiplying .20405 by the number of INEX common shares subject to such warrant (rounded down to a whole number of shares). Each convertible debenture will be exchanged for a debenture convertible into a number of shares of our common stock that is equal to the product obtained by multiplying .20405 by the number of INEX common shares subject to such convertible debentures (rounded down to a whole number of shares). The option will provide for an exercise price per share of our common stock equal to the exercise price per INEX common share of such INEX warrant or convertible debenture immediately prior to the consummation of the combination divided by .20405. The term to expiry, conditions to and the manner of exercising, vesting schedule, and all other terms and conditions of such warrant or convertible debenture shall otherwise be unchanged, and any document or agreement previously evidencing an INEX warrant or convertible debenture shall thereafter evidence and be deemed to evidence the assumed option.


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Resale of Exchangeable Shares and Our Common Shares Received in the Transaction

  The exchangeable shares and our common shares issuable to the INEX shareholders upon the closing of our combination with INEX will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares will instead be issued in reliance upon the exemption provided by
Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts from registration securities issued in exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of securities in exchange for other outstanding securities. The Court entered an Interim Order on August 20, 1999 and, subject to the approval of the Arrangement by the INEX shareholders, a hearing on the fairness of the Arrangement will be held on September 14, 1999 by the Court. The registration statement of which this prospectus forms a part is intended to register our common shares to be issued upon exchange of the exchangeable shares and exercise of the convertible securities assumed.

  The exchangeable shares and our common shares received in exchange for INEX shares in the combination will be freely transferable under U.S. Federal securities laws, except for exchangeable shares held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of INEX prior to the transaction which may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145(d)(1) generally provides that "affiliates" of either INEX or us may not resell the exchangeable shares and our common shares unless such sale is effected pursuant to an effective registration statement or pursuant to the volume, current public information, manner of sale and timing limitations of Rule 144 promulgated under the Securities Act. These limitations generally require that any sales made by an affiliate in any three-month period shall not exceed the greater of one percent of the outstanding shares of the securities being sold or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers transactions." Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for our non-affiliates after a period of one or two years, respectively, depending upon whether certain of our currently available information continues to be available. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer. In the event that this registration statement is declared effective, our common shares issuable upon exchange of the exchangeable shares and upon exercise of the convertible securities that we assume from INEX will be transferable in the manner and under the circumstances described in the foregoing paragraph.

  In the event that this registration statement is not declared effective, our common shares issuable upon exchange of the exchangeable shares and upon exercise of the convertible securities that we assume from INEX will be "restricted" securities within the meaning of and as under the Securities Act and may not be offered or sold except in accordance with Regulation S under the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. Accordingly, we have agreed, in the event that this registration statement is not declared effective, to file a registration statement under the Securities Act with the Securities and Exchange Commission prior to the closing of the combination in order to register the resale of our common shares issuable upon exchange of the exchangeable shares and exercise of the convertible securities that we assume from INEX (other than employee stock options). We have agreed to use our best efforts to cause that registration statement to become effective and to remain effective until the date on which all shares of our common stock have been issued. Under the terms of the combination, we may suspend the use of such registration statement for such time as may be necessary to update or amend it to correct any misstatement or omission of a material fact. In addition, we may delay the filing if any such amendment or supplement to such registration statement,

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for a period not to exceed ninety days, if we in good faith determine the such amendment or supplement would require us to disclose a material development or potential material development and such disclosure would have a material adverse effect on us.

  In the event that this registration statement is not declared effective, holders of exchangeable shares who acquire our common shares pursuant to the exchange of exchangeable shares or the exercise of the convertible securities which we assume from INEX after the fourth anniversary of the effective date of the registration statement pertaining to the resale of our common stock may not offer or sell our common stock except in compliance with an available exemption from registration under the Securities Act.

  We have agreed to register under the Securities Act on Form S-8 the shares of our common stock issuable upon exercise of employee options issued in exchange for INEX employee options. Our common shares issuable upon exercise of those options may be resold without restriction in the United States by persons who are not our affiliates. Optionholders who are our affiliates must comply with the volume, current public information and manner of sale limitations of Rule 144 under the Securities Act.

  Prior to the closing of the combination each of the INEX affiliates will enter into agreements restricting them in connection with the requirements for pooling-of-interests accounting treatment and restricting the sale, pledge or other disposal of exchangeable shares, our common shares and INEX shares.

Future Issuances of Shares

  The articles of InfoSpace.com Canada Holdings authorize the issuance of an unlimited number of exchangeable shares. The exchangeable shares that are authorized may be issued, without approval of holders of exchangeable shares, at such time or times, to such persons and for such consideration as InfoSpace.com Canada Holdings may determine, except as may otherwise be required by applicable laws and subject to all dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on the outstanding shares of our common stock having been declared and paid at the relevant times.

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                           INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

  You should consider the following discussion of Canadian federal income taxes before you acquire exchangeable shares or exchange exchangeable shares for common stock. The following summarizes the principal Canadian federal income tax considerations that generally apply to you if, under Canadian federal income tax law, you are considered to

  . hold as capital property

   .  your exchangeable shares,

   . the voting rights relating to those shares, and

   .  the other ancillary rights relating to those shares;

  . deal at arm's length with us, INEX, InfoSpace.com Canada Holdings, and InfoSpace.com Nova Scotia Company.

  If we are or will be a foreign affiliate of you under the Canadian federal income tax laws, this summary will not apply to you. This summary does not address the tax consequences of the transactions, including the arrangement, in which you acquire the exchangeable shares, or the exercise of the convertible securities which we assumed from INEX, or the sale of the shares obtainable upon exercise of those convertible securities.

  Under Canadian federal income tax laws, your exchangeable shares will generally be considered to be capital property to you unless you are considered to hold your exchangeable shares

  . in the course of carrying on a business, or

  . in an adventure in the nature of trade.

  If you are resident in Canada but your shares might not otherwise qualify as capital property, you may be entitled to make an irrevocable election to qualify those shares as capital property. If you do not hold your exchangeable shares as capital property, you should consult your own advisers regarding your particular circumstances. If you are a "financial institution" under the Canadian federal income tax laws applicable to securities held by financial institutions, the summary does not apply to you; instead, you should consult your own advisers regarding the application to you of the "mark-to-market" rules.

  The current provisions of the Income Tax Act (Canada) and regulations, the current provisions of the income tax treaty between Canada and the United States and counsel's understanding of the current administrative practices of Revenue Canada form the basis of this summary. This summary takes into account the proposed amendments to the Income Tax Act (Canada) and regulations that the Minister of Finance has publicly announced prior to the date of this prospectus and assumes that those proposed amendments will be enacted in their present form. Counsel can give no assurances, however, that the proposed amendments will be enacted in the form proposed, or at all.

  Except for the proposed amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. We have neither sought nor obtained an advance tax ruling from Revenue Canada to confirm the tax consequences of any of the transactions we describe.

  WHILE THIS SUMMARY ADDRESSES THE MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO YOU, IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. FURTHERMORE, AS REQUIRED BY THE "PLAIN ENGLISH" REQUIREMENTS OF THE SEC,

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THIS SUMMARY MAKES MINIMAL USE OF DEFINED TERMS. YOU SHOULD KNOW THAT MANY OF
THE WORDS AND PHRASES USED IN THIS SUMMARY HAVE VERY SPECIFIC MEANINGS UNDER CANADIAN INCOME TAX LAW.

  THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

  For Canadian tax purposes, you must express all amounts, including dividends, adjusted cost base and proceeds of disposition, in Canadian dollars, and you must convert amounts denominated in United States dollars into Canadian dollars based on the United States dollar exchange rate generally prevailing when those amounts arise.

 Shareholders Resident In Canada

  If you are resident or deemed to be resident in Canada under Canadian federal income tax laws, the following portion of the summary applies to you.

  Dividends on Exchangeable Shares. If you are an individual, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income. Generally, they will be subject to the gross-up and dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income.

  If you are a corporation, you must include dividends that you receive or are deemed to receive on the exchangeable shares in your income and these dividends will normally be deductible in computing your taxable income unless you are a specified financial institution, in which case the deduction is generally denied.

  If you are a private corporation or any other corporation resident in Canada controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), you may be liable to pay a refundable tax of 33 1/3 percent on dividends that you receive or are deemed to receive on the exchangeable shares that are deductible in computing your taxable income. If you are a "Canadian-controlled private corporation," you may be liable to pay an additional refundable tax of 6
2/3 percent on dividends you receive or are deemed to receive that are not deductible in computing your taxable income.

  Under Canadian federal income tax laws, the exchangeable shares will be taxable preferred shares and short-term preferred shares and term preferred shares. Accordingly, InfoSpace.com Canada Holdings will be subject to a 66
2/3 percent tax on dividends (other than excluded dividends) that it pays or is deemed to pay on the exchangeable shares. In certain circumstances, InfoSpace.com Canada Holdings may be entitled to deductions that will substantially offset the impact of this tax. If you are a corporation, dividends that you receive or are deemed to receive on the exchangeable shares will not be subject to the 10 percent tax under Part IV.1 of the Income Tax Act (Canada).

  If the Company or any person with whom the Company does not deal at arm's length for purposes of the Income Tax Act (Canada) is a "specified financial institution" at the time a dividend is paid on an exchangeable share and you are a corporation, then, subject to the exemption described below, the dividends that you receive or are deemed to receive will not be deductible in computing your taxable income. Accordingly, as discussed above, those dividends will be fully includible in computing your income. Generally, we will be a specified financial institution for these purposes if

  . we are, or are related to, an entity or corporation that is a bank, a trust company, a credit union, or an insurance corporation, or

  . our principal business, or the principal business of an entity or corporation to which we are related, is (a) the lending of money to persons with whom we deal at arm's length, (b) the purchasing of debt obligations issued by persons with whom we deal at arm's length, or (c) a combination of both (a) and (b).

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

  The same rules will apply to determine whether a person with whom we do not deal at arm's length is a specified financial institution for these purposes.

  Nonetheless, if you are a corporation, you will not be denied the dividend deduction if at the time you receive a dividend or are deemed to receive a dividend

  . the exchangeable shares are listed on a prescribed stock exchange in Canada,

  . we control InfoSpace.com Canada Holdings, and

  . you (together with any person with whom you do not deal at arm's length, with any partnership of which you or that person is a member, and with any trust of which you or that person is a beneficiary) do not receive dividends on more than 10 percent of the issued and outstanding exchangeable shares.

 Redemption Or Exchange Of Exchangeable Shares

  If InfoSpace.com Canada Holdings redeems (or you retract) your exchangeable shares, you will generally be deemed to have received a dividend equal to the amount, if any, by which the fair market value of the consideration you receive as part of the redemption or retraction exceeds the aggregate of the paid-up capital (as determined under Canadian federal income tax laws) of your exchangeable shares at the time InfoSpace.com Canada Holdings redeems or you retract your exchangeable shares.

  The amount of any deemed dividend will generally be subject to the tax treatment described above under "Dividends." On the redemption of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares for proceeds of disposition equal to the paid-up capital of your exchangeable shares redeemed or retracted. In general, you will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable shares, net of reasonable costs of disposition exceed (or are less than) the adjusted cost base of such shares (see "-- Taxation of Capital Gain or Capital Loss" below). If you are a corporation, in some circumstances, the amount of any dividend you are deemed to have received may be treated as proceeds of disposition and not as a dividend.

  If you exchange exchangeable shares with InfoSpace.com Nova Scotia Company for shares of common stock, other than on the redemption or retraction of exchangeable shares, in general, you will realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares to you. For these purposes, the proceeds of disposition will be the aggregate fair market value, at the time of the exchange, of the consideration you receive (see "--Taxation of Capital Gain or Capital Loss" below).

  Because of the rights relating to the exchangeable shares, you cannot control whether you will receive shares of common stock upon the redemption of your exchangeable shares or upon InfoSpace.com Nova Scotia Company's purchase of your exchangeable shares. As described above, the tax consequences to you of a redemption by InfoSpace.com Canada Holdings differ from those of an exchange with InfoSpace.com Nova Scotia Company.

 Taxation Of Capital Gain Or Capital Loss

  You must include in your income for the year of disposition the taxable portion of any capital gain you realize. The taxable portion of any capital gain you realize (the "taxable capital gain") will be three-quarters of that amount. You must deduct against such taxable capital gains for the year of disposition three-quarters of any capital loss you realize in that year. If three-quarters of any capital loss you realize in a taxation year exceeds your taxable capital gains in that year, you may carry back the excess up to three taxation years or forward indefinitely and deduct those excess amounts against net taxable capital gains in those other years, subject to certain limitations and in certain circumstances.


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  If you are an individual or trust, other than certain trusts, capital gains that you realize may give rise to alternative minimum tax. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3 percent on taxable capital gains. If you are a corporation, subject to certain limitations and under certain circumstances, you may be required to reduce the amount of any capital loss arising when you dispose or are deemed to dispose of any exchangeable shares by the amount of dividends you received or are deemed to have received on those shares. Similar rules may apply to you if you are:

  . a corporation that is a member of a partnership that owns exchangeable shares;

  . a corporation that is a beneficiary of a trust that owns exchangeable shares;

  . a member of a partnership that is a member of another partnership that owns exchangeable shares;

  . a member of a partnership that is a beneficiary of a trust that owns exchangeable shares;

  . a beneficiary of a trust that is a member of a partnership that owns exchangeable shares; or

  . a beneficiary of a trust that is the beneficiary of another trust that owns exchangeable shares.

 Taxation of Our Common Stock

  Acquisition And Disposition Of Shares Of Our Common Stock. The cost amount of shares of common stock that you receive on the retraction, redemption or exchange of exchangeable shares will in general be equal to the fair market value of those shares at that time.

  If you dispose or are deemed to have disposed of shares of common stock, generally, you will have a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of such shares immediately before the disposition. In computing the adjusted cost base of a share of our common stock, you must average the cost of the share with the adjusted cost base of any other shares of our common stock that you hold as capital property at that time.

  Dividends On Shares Of Common Stock. In computing your income, you must include dividends that you receive or are deemed to receive on shares of common stock. If you are an individual, these dividends will not be subject to the gross-up and the dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, these dividends will not be deductible in computing your taxable income. In certain circumstances, you may be entitled to a foreign tax credit in respect of any U.S. withholding tax payable in connection with these dividends. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3 percent on such dividends.

  Foreign Property Information Reporting. If you are a "specified Canadian entity" for a taxation year or a fiscal period and your total cost amounts of "specified foreign property," including the shares of common stock, at any time in the year or fiscal period exceed Cdn. $100,000, you must file an information return for the year or period disclosing prescribed information, including

  . your cost amount,

  . any dividends you received in the year, and

  . any gains or losses you realized in the year,

in respect of that property.

  With some exceptions, generally, if you are a taxpayer resident in Canada in the year, you will be a specified Canadian entity. You should consult your own advisors about whether you must comply with these rules.

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

 Shareholders Not Resident In Canada

  The following portion of the summary is applicable to shareholders who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held INEX common shares or will hold exchangeable shares or shares of common stock.

  Dividends On Exchangeable Shares. Dividends received or deemed to have been received by a non-resident holder of exchangeable shares will be subject to Canadian non-resident withholding tax at a rate of 25%, unless the rate is reduced under the provisions of an applicable tax treaty.

  Redemption Or Exchange Of Exchangeable Shares. Refer to the discussion above for a description of the manner in which dividends will be deemed to have been received by a shareholder and proceeds of disposition will be computed on the redemption or exchange of exchangeable shares. Dividend withholding tax, as described above, will apply to dividends deemed to have been received by a non-resident holder on the redemption of an exchangeable share by InfoSpace.com Canada Holdings.

  Unless the exchangeable shares are listed on a prescribed stock exchange at the time they are disposed of, they will be taxable Canadian property of a non-resident holder. As a result, you will be subject to tax under the Canadian Tax Act on gains realized on the exchange of exchangeable shares for shares of common stock unless an applicable bilateral income tax convention between Canada and the jurisdiction in which you reside exempts such gains from Canadian tax.

  You will be required to comply with certain notification requirements imposed by section 116 of the Canadian Tax Act. Specifically, you must notify Revenue Canada of your intention to dispose of the exchangeable shares prior to such disposition or within ten days after such disposition. Revenue Canada will issue a certificate in respect of such proposed disposition or disposition provided you have complied with the requirements imposed by the Canadian Tax Act, which may in some circumstances include payment of an amount equal to 33 1/3 percent of the amount by which the proceeds of disposition exceed your adjusted cost base of the exchangeable shares, or the provision of acceptable security in respect of the disposition. Evidence of that adjusted cost base acceptable to Revenue Canada may have to be provided. Unless InfoSpace.com Canada Holdings or InfoSpace.com Nova Scotia Company, as the case may be, is in receipt of a copy of such certificate on or prior to the date of the redemption or exchange, it will withhold 33 1/3 percent of the payment otherwise due to the shareholder. If InfoSpace.com Canada Holdings or InfoSpace.com Nova Scotia Company, as the case may be, has not received such certificate within 30 days of the end of the month in which the redemption or exchange occurs, it will be required to remit such withheld amount in cash to the Receiver General, as tax on your behalf and will take all such action necessary to convert on your behalf the 33 1/3 percent of the payment withheld to cash proceeds for the remittance to the Receiver General.

  The relevant notification form is Revenue Canada form T2062. A copy of the form will be sent to INEX shareholders who indicate that they are not resident in Canada.

United States Federal Income Tax Considerations

  You should consider the following discussion of United States federal income taxes before you acquire exchangeable shares or exchange exchangeable shares for common stock. This discussion does not address all the federal income tax considerations that may be relevant to you. In addition, this discussion does not address the tax consequences of transactions in which you acquire your exchangeable shares, including the arrangement, or the exercise of the convertible securities which we will assume from INEX. Furthermore, this discussion does not address any foreign, state, or local tax considerations.


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  WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC
TAX CONSIDERATIONS THAT APPLY TO YOU.

  The laws, regulations, court decisions, and IRS rulings and regulations effective on the date of this prospectus form the basis of this discussion. This discussion is for general information only. No law, court decision, or ruling or regulation directly addresses certain of the tax consequences of the ownership of instruments and rights comparable to the exchangeable shares and the rights attached to those shares.

  Consequently, some aspects of the tax treatment of the arrangement, including the exchange of exchangeable shares for shares of common stock, are uncertain. We have neither sought nor obtained any advance income tax ruling regarding the tax consequences of any of the transactions we describe.

 Tax Considerations That Apply To U.S. Holders

  If you are:

  . an individual citizen or resident of the United States,

  . a corporation or partnership created in the United States or under the laws of the United States or of any state, or

  . a United States estate or trust,

and you hold your exchangeable shares as capital assets, the following tax considerations will generally apply to you.

  Exchange Of Exchangeable Shares. Except as we describe below, when you exchange your exchangeable shares for shares of common stock, you will generally recognize gain or loss. Your gain or loss will equal the difference between (a) the fair market value of the shares of common stock at the time you exchange your exchangeable shares and (b) your tax basis in the exchangeable shares you exchange. Your gain or loss will generally be a capital gain or loss. You may, however, recognize ordinary income with respect to any declared but unpaid dividends on the exchangeable shares. A capital gain or loss will be long-term capital gain or loss if your holding period for the exchangeable shares is more than one year. Your tax basis in the shares of common stock will be their fair market value at the time of the exchange. Your holding period for the shares of common stock that you receive will begin on the day after the exchange.

  In view of the likelihood that you will recognize gain or loss when you exchange the exchangeable shares for shares of common stock, you may wish to consider delaying the exchange until either

  . you intend to dispose of the shares of common stock that you receive in exchange for your exchangeable shares, or

  . the exchange may be characterized as tax-free.

  The gain or loss you realize when you exchange your exchangeable shares for shares of common stock generally will be treated as United States source gain or loss. Under the terms of the United States-Canada income tax treaty, however, your gain may be treated as sourced in Canada. Subject to certain limitations, you may be entitled to credit your United States taxes for any Canadian tax imposed on the exchange. If you are ineligible for a credit for any Canadian tax that you pay, you may be entitled to deduct that tax in computing your United States taxable income.

  Distributions On The Exchangeable Shares. If any distributions are paid to you as a holder of exchangeable shares, we and InfoSpace.com Canada Holdings intend to treat those distributions as distributions from InfoSpace.com Canada Holdings, rather than from us. We and InfoSpace.com Canada Holdings can not assure you, however, that the IRS or a court would agree that our intended treatment is correct. Assuming that treatment is proper, these distributions will be treated as dividends and will be

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taxable to you as ordinary income if InfoSpace.com Canada Holdings has earnings and profits. Those dividends generally will be treated as foreign source passive income for foreign tax credit limitation purposes. Under the U.S.- Canada Tax Treaty, such dispositions generally will be subject to a Canadian withholding tax at a rate of 15%. Subject to certain limitations, you should generally be entitled to either credit your United States income tax liability with, or deduct in computing your United States taxable income, any Canadian income taxes withheld from these distributions.

 Tax Considerations That Apply To Non-U.S. Holders

  If you are not

  . an individual citizen or resident of the United States,

  . a corporation or partnership created in the United States or under the laws of the United States or of any state, or

  . a United States estate or trust,

the following summary applies to you.

  Exchange Of Exchangeable Shares. Generally, you will not be subject to United States federal income tax when you exchange your exchangeable shares for shares of our common stock, unless your exchangeable shares were an asset of your United States trade or business.

  Distributions On The Exchangeable Shares. You should not be subject to United States tax on dividends that you receive on the exchangeable shares. Therefore, we and InfoSpace.com Canada Holdings do not intend to withhold any United States taxes from those dividends. The IRS, however, may assert that dividends paid to you on the exchangeable shares are subject to tax. As a result, you could be subject to tax at a rate of 30 percent. An applicable treaty in effect between the United States and your country of residence may reduce the rate. If you are a resident of Canada, a maximum rate of 15 percent applies to dividends paid to you.

  Distributions On Shares Of Common Stock. Dividends that you receive on the common stock generally will be subject to tax at a rate of 30 percent. An applicable income tax treaty may reduce that rate. If you are a resident of Canada, a maximum rate of 15 percent applies to dividends paid to you.

  Gain On Sale Or Exchange Of Common Stock. Generally, you will not be subject to tax when you sell or exchange your shares of common stock unless either

  . your common stock was an asset of your United States trade or business or, if a tax treaty applies, is attributable to your United States permanent establishment; or

  . you are an individual, you are present in the United States for 183 days or more, or you satisfy certain other conditions.

  If at any time we are a United States real property holding corporation, you may be subject to certain additional rules. These rules would require withholding of tax on the gross proceeds of your sale of shares of common stock. We believe that we are not a United States real property holding corporation. Although we consider it unlikely that we will become a United States real property holding corporation, we can provide no assurance as to this issue.

  Federal Estate Taxes. If you are an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death, shares of common stock that you own will be includable in your gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise), and therefore may be subject to United States federal estate tax.

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  Backup Withholding, Information Reporting and Other Reporting
Requirements. We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to, and the tax withheld with respect to, each of you. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities of your country.

  Under currently effective United States Treasury regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above) generally will not apply to dividends paid on common stock if you have an address outside the United States. Backup withholding and information reporting generally will apply to dividends paid on shares of common stock if you have an address in the United States, or if you fail to establish an exemption or to provide certain other information to us. Under United States Treasury regulations that are effective for payments made after December 31, 2000, if you fail to certify your status in accordance with these regulations, you may be subject to backup withholding on payments of dividends.

  The payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless you, under penalties of perjury, certify, among other things, your status as a non-U.S. Holder or otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal tax purposes, a United States person, a "controlled foreign corporation" for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

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                                    EXPERTS

  The consolidated financial statements of InfoSpace.com, Inc. as of December 31, 1997 and December 31, 1998, and for the period from March 1, 1996 (date of inception) through December 31, 1996, the years ended December 31, 1997 and December 31, 1998, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of INEX Corporation as of December 31, 1997 and December 31, 1998, and for each of the years ended December 31, 1996, 1997 and 1998, included in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus omits certain information contained in the registration statement, and reference is made to the registration statement and the exhibits thereto for further information with respect to InfoSpace.com and the common stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. We are also subject to the informational requirements of the Securities Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Commission. The registration statement, including exhibits filed therewith, and the reports, proxy statements and other information that we file may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as InfoSpace.com, that file electronically with the Commission.

  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Unaudited Pro Forma Combined Consolidated Financial Statements:
INEX Corporation Acquisition..............................................   F-2
Pro Forma Combined Consolidated Balance Sheet as of June 30, 1999.........   F-3
Pro Forma Combined Consolidated Statement of Operations for the Six Months
 Ended
 June 30, 1999............................................................   F-4
Pro Forma Combined Consolidated Statement of Operations for the Six Months
 Ended
 June 30, 1998............................................................   F-5
Pro Forma Combined Consolidated Statement of Operations for the Year Ended
 December 31, 1998........................................................   F-6
Pro Forma Combined Consolidated Statement of Operations for the Year Ended
 December 31, 1997........................................................   F-7
Pro Forma Combined Consolidated Statement of Operations for the Year Ended
 December 31, 1996........................................................   F-8
Notes to Unaudited Pro Forma Combined Consolidated Financial Statements...   F-9
InfoSpace.com, Inc.:
Independent Auditors' Report..............................................  F-10
Consolidated Balance Sheets...............................................  F-11
Consolidated Statements of Operations.....................................  F-12
Consolidated Statements of Changes in Stockholders' Equity................  F-13
Consolidated Statements of Cash Flows.....................................  F-14
Notes to Consolidated Financial Statements................................  F-15
INEX Corporation:
Report of Independent Accountants.........................................  F-35
Balance Sheets............................................................  F-36
Statements of Operations..................................................  F-37
Statements of Changes in Stockholders' Equity.............................  F-38
Statements of Comprehensive Loss..........................................  F-39
Statements of Cash Flows..................................................  F-40
Notes to Financial Statements.............................................  F-41

INEX Corporation Acquisition

  On August 13, 1999, the Company signed a definitive agreement to acquire Toronto-based INEX Corporation. Under the terms of the acquisition, which will be accounted for as a pooling of interests, the Company will exchange approximately 900,000 shares of common stock for all of INEX's outstanding shares, warrants and options. The acquisition is expected to be completed in September, and is subject to customary conditions, including the receipt of regulatory approval and INEX shareholder approval.

                    INFOSPACE.COM, INC. AND INEX CORPORATION

                 PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                              As of June 30, 1999

                                            INEX          Pro Forma        Pro Forma
                          InfoSpace.com  Corporation     Adjustments        Combined
                          -------------  -----------  ------------------  ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $108,686,020   $  927,202                       $109,613,222
  Short-term
   investments..........    58,940,865          --                          58,940,865
  Accounts receivable,
   net of allowance.....     4,383,098       84,888                          4,467,986
  Notes receivable......     6,000,000          --                           6,000,000
  Prepaid expenses and
   other assets.........     4,591,830       15,914                          4,607,744
                          ------------   ----------                       ------------
                           182,601,813    1,028,004                        183,629,817
Long-term investments...    70,890,183          --                          70,890,183
Property and equipment,
 net....................     1,987,114      132,496                          2,119,610
Intangible assets, net..    19,094,433          --                          19,094,433
Other investments.......     6,194,331          --                           6,194,331
Other...................       374,937          --                             374,937
                          ------------   ----------                       ------------
Total assets............  $281,142,811   $1,160,500                       $282,303,311
                          ============   ==========                       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $    606,337   $  162,535                       $    768,872
  Accrued expenses......     4,139,413          --                           4,139,413
  Deferred revenues.....     1,964,932          257                          1,965,189
                          ------------   ----------                       ------------
    Total current
     liabilities........     6,710,682      162,792                          6,873,474
Convertible debentures..           --       169,837                            169,837
Shareholders' equity:
  Common stock, par
   value $.0001.........         4,736          --             90(Note 4)        4,826
  Common stock..........           --     2,413,846   (2,413,846)(Note 4)            0
  Class A preference
   shares...............           --       859,056     (859,056)(Note 4)            0
  Special warrants,
   Series A.............           --       659,698     (659,698)(Note 4)            0
  Special warrants,
   Series B.............           --     1,727,603   (1,727,603)(Note 4)            0
  Additional paid-in
   capital..............   292,949,083      957,480     5,660,113(Note 4)  299,566,676
  Accumulated deficit...   (15,587,566)  (5,742,886)                       (21,330,452)
  Cumulative translation
   adjustment...........           --         3,989                              3,989
  Deferred expense--
   warrants.............    (2,719,011)         --                          (2,719,011)
  Unearned
   compensation--stock
   options..............      (215,113)     (50,915)                          (266,028)
                          ------------   ----------                       ------------
    Total stockholders'
     equity.............   274,432,129      827,871                  --    275,260,000
                          ------------   ----------                       ------------
Total liabilities and
 stockholders' equity...  $281,142,811   $1,160,500                  --   $282,303,311
                          ============   ==========                       ============

See accompanying notes to pro forma combined consolidated financial statements.

                    INFOSPACE.COM, INC. AND INEX CORPORATION

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the Six Months Ended June 30, 1999
                                  (Unaudited)

                                           INEX       Pro Forma         Pro Forma
                          InfoSpace.com Corporation  Adjustments        Combined
                          ------------- -----------  -----------       -----------
Revenues................   $11,874,788  $   266,111                    $12,140,899
Cost of revenues........     1,960,140       25,555                      1,985,695
                           -----------  -----------                    -----------
  Gross profit..........     9,914,648      240,556                     10,155,204
Operating expenses:
  Product development...       537,484      518,793                      1,056,277
  Sales and marketing...    10,196,949      743,391                     10,940,340
  General and
   administrative.......     3,387,287      598,093                      3,985,380
  Amortization of
   intangibles..........       603,940           --                        603,940
  Acquisition and
   related charges......     4,912,500           --                      4,912,500
  Other--non-recurring
   charges..............       209,500           --                        209,500
                           -----------  -----------                    -----------
    Total operating
     expenses...........    19,847,660    1,860,277                     21,707,937
                           -----------  -----------                    -----------
Loss from operations....    (9,933,012)  (1,619,721)                   (11,552,733)
Other income (expense),
 net....................     4,287,577        7,296                      4,294,873
Equity in loss from
 joint venture..........       (76,459)          --                        (76,459)
                           -----------  -----------                    -----------
Net loss................   $(5,721,894) $(1,612,425)                   $(7,334,319)
                           ===========  ===========                    ===========
Basic and diluted net
 loss per share.........   $     (0.13)                                $     (0.16)
                           ===========                                 ===========
Shares used in computing
 basic and diluted net
 loss per share
 calculations...........    44,680,837                 585,810(Note 4)  45,580,837
                           ===========                 =======         ===========


See accompanying notes to pro forma combined consolidated financial statements.

                    INFOSPACE.COM, INC. AND INEX CORPORATION

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the Six Months Ended June 30, 1998
                                  (Unaudited)

                                           INEX       Pro Forma         Pro Forma
                          InfoSpace.com Corporation  Adjustments        Combined
                          ------------- -----------  -----------       -----------
Revenues................   $ 2,855,010  $    53,790                    $ 2,908,800
Cost of revenues........       498,653        9,677                        508,330
                           -----------  -----------                    -----------
  Gross profit..........     2,356,357       44,113                      2,400,470
Operating expenses:
  Product development...       148,509      257,872                        406,381
  Sales and marketing...       951,671      312,229                      1,263,900
  General and
   administrative.......       833,543      873,872                      1,707,415
  Amortization of
   intangibles..........       120,805           --                        120,805
  Acquisition and
   related charges......     2,800,000           --                      2,800,000
  Other--non-recurring
   charges..............       240,000           --                        240,000
                           -----------  -----------                    -----------
    Total operating
     expenses...........     5,094,528    1,443,973                      6,538,501
                           -----------  -----------                    -----------
Loss from operations....    (2,738,171)  (1,399,860)                    (4,138,031)
Other income (expense),
 net....................        43,206       14,302                         57,508
Equity in loss from
 joint venture..........            --           --                             --
                           -----------  -----------                    -----------
Net loss................   $(2,694,965) $(1,385,558)                   $(4,080,523)
                           ===========  ===========                    ===========
Basic and diluted net
 loss per share.........   $     (0.12)                                $     (0.17)
                           ===========                                 ===========
Shares used in computing
 basic and diluted net
 loss per share
 calculations...........    23,144,812                 376,514(Note 4)  24,044,812
                           ===========                 =======         ===========


See accompanying notes to pro forma combined consolidated financial statements.

                    INFOSPACE.COM, INC. AND INEX CORPORATION

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
                                  (Unaudited)

                                           INEX       Pro Forma         Pro Forma
                          InfoSpace.com Corporation  Adjustments         Combined
                          ------------- -----------  -----------       ------------
Revenues................   $ 9,414,450  $   208,910                    $  9,623,360
Cost of revenues........     1,605,006       29,720                       1,634,726
                           -----------  -----------                    ------------
  Gross profit..........     7,809,444      179,190                       7,988,634
Operating expenses:
  Product development...       599,673      644,965                       1,244,638
  Sales and marketing...     5,541,261      744,636                       6,285,897
  General and
   administrative.......     3,001,434    1,573,980                       4,575,414
  Amortization of
   intangibles..........       709,923          --                          709,923
  Acquisition and
   related charges......     2,800,000          --                        2,800,000
  Other--non-recurring
   charges..............     4,500,000          --                        4,500,000
                           -----------  -----------                    ------------
    Total operating
     expenses...........    17,152,291    2,963,581                      20,115,872
                           -----------  -----------                    ------------
Loss from operations....    (9,342,847)  (2,784,391)                    (12,127,238)
Other income (expense),
 net....................       411,365       22,146                         433,511
Equity in loss from
 joint venture..........      (124,976)         --                         (124,976)
                           -----------  -----------                    ------------
Net loss................   $(9,056,458) $(2,762,245)                   $(11,818,703)
                           ===========  ===========                    ============
Basic and diluted net
 loss per share.........   $     (0.33)                                $      (0.42)
                           ===========                                 ============
Shares used in computing
 basic and diluted net
 loss per share
 calculations...........    27,120,536                 422,315(Note 4)   28,020,536
                           ===========                 =======         ============


See accompanying notes to pro forma combined consolidated financial statements.

                    INFOSPACE.COM, INC. AND INEX CORPORATION

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1997
                                  (Unaudited)

                                           INEX       Pro Forma         Pro Forma
                          InfoSpace.com Corporation  Adjustments        Combined
                          ------------- -----------  -----------       -----------
Revenues................   $1,685,096   $    57,446                    $ 1,742,542
Cost of revenues........      399,877        18,932                        418,809
                           ----------   -----------                    -----------
  Gross profit..........    1,285,219        38,514                      1,323,733
Operating expenses:
  Product development...      212,677       170,459                        383,136
  Sales and marketing...      841,074       635,502                      1,476,576
  General and
   administrative.......      480,398       463,740                        944,138
  Amortization of
   intangibles..........       64,056           --                          64,056
  Acquisition and
   related charges......          --            --                             --
  Other--non-recurring
   charges..............      137,000           --                         137,000
                           ----------   -----------                    -----------
    Total operating
     expenses...........    1,735,205     1,269,701                      3,004,906
                           ----------   -----------                    -----------
Loss from operations....     (449,986)   (1,231,187)                    (1,681,173)
Other income (expense),
 net....................       21,296        (1,038)                        20,258
Equity in loss from
 joint venture..........          --            --                             --
                           ----------   -----------                    -----------
Net loss................   $ (428,690)  $(1,232,225)                   $(1,660,915)
                           ==========   ===========                    ===========
Basic and diluted net
 loss per share.........   $    (0.02)                                 $     (0.07)
                           ==========                                  ===========
Shares used in computing
 basic and diluted net
 loss per share
 calculations...........   21,996,314                  279,131(Note 4)  22,896,314
                           ==========                  =======         ===========


See accompanying notes to pro forma combined consolidated financial statements.

                    INFOSPACE.COM, INC. AND INEX CORPORATION

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1996
                                  (Unaudited)

                                           INEX      Pro Forma        Pro Forma
                          InfoSpace.com Corporation Adjustments        Combined
                          ------------- ----------- -----------       ----------
Revenues................   $  199,372    $     --                     $  199,372
Cost of revenues........       96,641          --                         96,641
                           ----------    ---------                    ----------
  Gross profit..........      102,731          --                        102,731
Operating expenses:
  Product development...      109,671       39,212                       148,883
  Sales and marketing...      230,774       26,154                       256,928
  General and
   administrative.......      163,896       70,271                       234,167
  Amortization of
   intangibles..........          --           --                            --
  Acquisition and
   related charges......          --           --                            --
  Other--non-recurring
   charges..............          --           --                            --
                           ----------    ---------                    ----------
    Total operating
     expenses...........      504,341      135,637                       639,978
                           ----------    ---------                    ----------
Loss from operations....     (401,610)    (135,637)                     (537,247)
Other income (expense),
 net....................       21,086          --                         21,086
Equity in loss from
 joint venture..........          --           --                            --
                           ----------    ---------                    ----------
Net loss................   $ (380,524)   $(135,637)                   $ (516,161)
                           ==========    =========                    ==========
Basic and diluted net
 loss per share.........   $    (0.02)                                $    (0.03)
                           ==========                                 ==========
Shares used in computing
 basic and diluted net
 loss per share
 calculations...........   18,560,326                 204,429(Note 4) 19,460,326
                           ==========                 =======         ==========


See accompanying notes to pro forma combined consolidated financial statements.

                    INFOSPACE.COM, INC. AND INEX CORPORATION

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

Note 1: The Periods Combined

  The InfoSpace.com, Inc. consolidated statements of operations for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 have been combined with the INEX Corporation statements of operations for the same periods as if the merger had occurred as of the beginning of the period.

Note 2: Pro Forma Basis of Presentation

  The pro forma adjustments made in connection with the development of the pro forma information have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Securities Exchange Commission. The Unaudited Pro Forma Combined Consolidated Financial Statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

  The Unaudited Pro Forma Combined Statement of Operations for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 reflect the issuance of 900,000 shares of InfoSpace.com, Inc. Common Stock in exchange for all of the outstanding stock, warrants, and options of INEX Corporation. The pro forma adjustments reflect the additional shares that would be used in computing basic and diluted earnings per share as if the Merger had occurred at the beginning of the period.

Note 3: Pro Forma Earnings Per Share

  The Unaudited Pro Forma Combined Consolidated Statements of Operations for InfoSpace.com, Inc. have been prepared as if the merger was completed at the beginning of the periods presented. The pro forma basic net loss per share is based on the combined weighted average number of shares of InfoSpace.com, Inc. Common Stock outstanding during the period and the number of InfoSpace.com, Inc. Common Stock to be issued in exchange as discussed in Note 2.

  The Pro Forma diluted loss per share is computed using the weighted average number of InfoSpace.com, Inc. Common Stock and dilutive common equivalent shares outstanding during the period and the number of shares of InfoSpace.com, Inc. Common Stock to be issued in exchange. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants using the treasury stock method. Common equivalent shares are excluded from the computation if their effect is antidilutive. The combined Company had a pro forma net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented were included in the computation of pro forma dilutive earnings per share as they were antidilutive.

Note 4: Pro Forma Adjustments

  The objective of the pro forma information is to show what the significant effects on the historical financial information might have been had the Companies been combined for the periods presented. Pro Forma Adjustments represent the issuance of shares of InfoSpace.com, Inc. Common Stock (1) in exchange for the exchangeable shares of InfoSpace Canada Holdings Inc. issued in respect of INEX common shares upon the closing of the combination, (2) issued directly to INEX Corporation shareholders upon the closing and (3) issuable upon the exercise or conversion of warrants, stock options and convertible debentures. The pro forma adjustments reflect the additional shares that would be used in computing basic and diluted earnings per share as if the Merger had occurred at the beginning of each period.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of InfoSpace.com, Inc.
Redmond, Washington

  We have audited the accompanying consolidated balance sheets of InfoSpace.com, Inc. and subsidiary (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from March 1, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of InfoSpace.com, Inc. and subsidiary as of December 31, 1997 and 1998, and results of their operations and their cash flows for the period from March 1, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Seattle, Washington
February 24, 1999 (August 13,
 1999 as to Note 14)

                              INFOSPACE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                        December 31, December 31,    June 30,
                                            1997         1998          1999
                                        ------------ ------------  ------------
                                                                   (unaudited)
                ASSETS
Current assets:
  Cash and cash equivalents...........   $  324,415  $ 14,590,634  $108,686,020
  Short-term investments, held-to-
   maturity...........................          --     72,159,522    58,940,865
  Accounts receivable, net of
   allowance for doubtful accounts of
   $47,000, $597,000 and $562,000
   (unaudited)........................      467,187     3,409,672     4,383,098
  Notes receivable....................          --            --      6,000,000
  Prepaid expenses and other current
   assets.............................      121,573     3,630,476     4,591,830
                                         ----------  ------------  ------------
    Total current assets..............      913,175    93,790,304   182,601,813
Long-term investments, held-to-
 maturity.............................          --      1,252,438    70,890,183
Property and equipment, net...........      216,439     1,161,936     1,987,114
Intangible assets, net................      268,420     5,276,880    19,094,433
Other investments.....................          --        370,790     6,194,331
Other.................................          --        405,906       374,937
                                         ----------  ------------  ------------
    Total assets......................   $1,398,034  $102,258,254  $281,142,811
                                         ==========  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................   $   85,814  $  1,586,118       606,337
  Accrued expenses....................      204,311     5,032,450     4,139,413
  Note payable........................       30,000           --            --
  Deferred revenues...................       50,000     1,391,849     1,964,932
                                         ----------  ------------  ------------
    Total current liabilities.........      370,125     8,010,417     6,710,682
Commitments and contingencies (Note 6)
Stockholders' equity:
  Preferred stock, par value $.0001--
   Authorized, 15,000,000 shares:
   issued and outstanding, no shares..          --            --            --
  Common stock, par value $.0001--
   Authorized, 30,000,000, 50,000,000
   and 200,000,000 (unaudited) shares;
   issued and outstanding, 22,060,506,
   42,283,604 and 47,359,177
   (unaudited) shares.................        2,206         4,228         4,736
  Additional paid-in capital..........    1,997,152   107,546,932   292,949,083
  Accumulated deficit.................     (809,214)   (9,865,672)  (15,587,566)
  Deferred expense--warrants..........          --     (3,126,862)   (2,719,011)
  Unearned compensation--stock
   options............................     (162,235)     (310,789)     (215,113)
                                         ----------  ------------  ------------
    Total stockholders' equity........    1,027,909    94,247,837   274,432,129
                                         ----------  ------------  ------------
Total liabilities and stockholders'
 equity...............................   $1,398,034  $102,258,254  $281,142,811
                                         ==========  ============  ============

          See accompanying notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           March 1 to       Years Ended            Six Months Ended
                          December 31,      December 31,               June 30,
                          ------------ -----------------------  ------------------------
                              1996        1997        1998         1998         1999
                          ------------ ----------  -----------  -----------  -----------
                                                                (unaudited)  (unaudited)
Revenues................   $  199,372  $1,685,096  $ 9,414,450  $ 2,855,010  $11,874,788
Cost of revenues........       96,641     399,877    1,605,006      498,653    1,960,140
                           ----------  ----------  -----------  -----------  -----------
  Gross profit..........      102,731   1,285,219    7,809,444    2,356,357    9,914,648
Operating expenses:
  Product development...      109,671     212,677      599,673      148,509      537,484
  Sales and marketing...      230,774     841,074    5,541,261      951,671   10,196,949
  General and
   administrative.......      163,896     480,398    3,001,434      833,543    3,387,287
  Amortization of
   intangibles..........          --       64,056      709,923      120,805      603,940
  Acquisition and
   related charges......          --          --     2,800,000    2,800,000    4,912,500
  Other--non-recurring
   charges..............          --      137,000    4,500,000      240,000      209,500
                           ----------  ----------  -----------  -----------  -----------
    Total operating
     expenses...........      504,341   1,735,205   17,152,291    5,094,528   19,847,660
                           ----------  ----------  -----------  -----------  -----------
    Loss from
     operations.........     (401,610)   (449,986)  (9,342,847)  (2,738,171)  (9,933,012)
Other income, net.......       21,086      21,296      411,365       43,206    4,287,577
Equity in loss from
 joint venture..........          --          --      (124,976)         --       (76,459)
                           ----------  ----------  -----------  -----------  -----------
Net loss................   $ (380,524) $ (428,690) $(9,056,458) $(2,694,965) $(5,721,894)
                           ==========  ==========  ===========  ===========  ===========
Basic and diluted net
 loss per share.........   $    (0.02) $    (0.02) $     (0.33) $     (0.12) $     (0.13)
                           ==========  ==========  ===========  ===========  ===========
Shares used in computing
 basic net loss per
 share..................   18,560,326  21,882,980   27,120,536   23,144,812   44,680,837
                           ==========  ==========  ===========  ===========  ===========
Shares used in computing
 diluted net loss per
 share..................   18,560,326  21,996,314   27,120,536   23,144,812   44,680,837
                           ==========  ==========  ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                           Common stock
                         -----------------   Paid-in     Accumulated    Deferred      Unearned
                           Shares   Amount   capital       deficit       expense    Compensation    Total
                         ---------- ------ ------------  ------------  -----------  ------------ ------------
Balance, March 1, 1996
 (inception)............        --  $  --  $        --   $        --   $       --    $     --    $        --
Common stock issued..... 21,890,506  2,190    1,369,010           --           --          --       1,371,200
Unearned compensation--
 stock options..........        --     --       101,250           --           --     (101,250)           --
Compensation expense--
 stock options..........        --     --           --            --           --       29,813         29,813
Net loss................        --     --           --       (380,524)         --          --        (380,524)
                         ---------- ------ ------------  ------------  -----------   ---------   ------------
Balance, December 31,
 1996................... 21,890,506  2,190    1,470,260      (380,524)         --      (71,437)     1,020,489
Common stock issued for
 acquisition............    170,000     16      292,172           --           --          --         292,188
Unearned compensation--
 stock options..........        --     --       234,720           --           --     (234,720)           --
Compensation expense--
 stock options..........        --     --           --            --           --      143,922        143,922
Net loss................        --     --           --       (428,690)         --          --        (428,690)
                         ---------- ------ ------------  ------------  -----------   ---------   ------------
Balance, December 31,
 1997................... 22,060,506  2,206    1,997,152      (809,214)         --     (162,235)     1,027,909
Common stock and
 warrants issued for
 acquisition............  2,999,976    300    7,902,009           --           --          --       7,902,309
Common stock issued to
 employees..............    446,502     44    1,674,350           --           --          --       1,674,394
Common stock issued in
 initial public
 offering............... 11,500,000  1,150   77,829,753           --           --          --      77,830,903
Other common stock
 issued to investors....  4,724,790    472   13,438,086           --           --          --      13,438,558
Warrants issued.........        --     --        40,161           --           --          --          40,161
Exercise of stock
 options................    551,830     56    1,016,154           --           --          --       1,016,210
Deferred expense--
 warrants...............        --     --     3,262,813           --    (3,262,813)        --             --
Warrants expense........        --     --           --            --       135,951         --         135,951
Unearned compensation--
 stock options..........        --     --       386,454           --           --     (386,454)           --
Compensation expense--
 stock options..........        --     --           --            --           --      237,900        237,900
Net loss................        --     --           --     (9,056,458)         --          --      (9,056,458)
                         ---------- ------ ------------  ------------  -----------   ---------   ------------
Balance, December 31,
 1998................... 42,283,604  4,228  107,546,932    (9,865,672)  (3,126,862)   (310,789)    94,247,837
Common stock issued in
 follow-on public
 offering (unaudited)...  4,340,000    434  185,104,627           --           --          --     185,105,061
Initial public offering
 costs (unaudited)......        --     --       (55,464)          --                                  (55,464)
Exercise of stock
 options (unaudited)....    303,119     31      353,031           --           --          --         353,062
Exercise of stock
 warrants (unaudited)...    432,454     43          (43)          --           --          --             --
Warrants expense
 (unaudited)............        --     --           --            --       407,851         --         407,851
Unearned compensation--
 stock options
 (unaudited)............        --     --           --            --           --       95,676         95,676
Net loss (unaudited)....        --     --           --     (5,721,894)         --          --      (5,721,894)
                         ---------- ------ ------------  ------------  -----------   ---------   ------------
Balance, June 30, 1999
 (unaudited)............ 47,359,177 $4,736 $292,949,083  $(15,587,566) $(2,719,011)  $(215,113)  $274,432,129
                         ========== ====== ============  ============  ===========   =========   ============

          See accompanying notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           March 1 to  Years Ended December        Six Months Ended
                          December 31,          31,                    June 30,
                          ------------ ----------------------  -------------------------
                              1996       1997        1998         1998          1999
                          ------------ ---------  -----------  -----------  ------------
                                                               (unaudited)  (unaudited)
Operating Activities:
 Net loss...............   $(380,524)  $(428,690) $(9,056,458) $(2,694,965) $ (5,721,894)
 Adjustments to
  reconcile net loss to
  net cash provided
  (used) by operating
  activities:
 Trademark
  amortization..........         --          --     1,500,000          --      1,500,000
 Depreciation and other
  amortization..........      23,513     224,270      991,749      207,307       924,979
 Compensation expense--
  stock options.........      29,813     143,922      237,900       98,799        95,676
 Warrants expense.......         --          --       135,951          --        407,851
 Write-off of in process
  research and
  development...........         --          --     2,800,000    2,800,000     3,900,000
 Noncash issuance of
  common stock..........         --          --        70,000          --            --
 Noncash services
  exchanged.............         --      (60,000)      (7,290)      25,873           --
 Bad debt expense.......         --       47,000      687,602      255,813       245,783
 Equity in loss from
  joint venture.........         --          --       124,976          --         76,459
 Loss on disposal of
  fixed assets..........         --        3,743       (3,771)         --          1,904
 Gain on sale of
  intangible............         --          --           --           --         (7,830)
 Cash provided (used) by
  changes in operating
  assets and
  liabilities:
  Accounts receivable...    (126,574)   (387,613)  (3,630,087)    (687,792)   (1,219,209)
  Prepaid expense and
   other current
   assets...............     (59,334)    (33,152)  (2,072,308)       3,140    (2,461,354)
  Other long-term
   assets...............         --          --      (337,500)         --         30,969
  Other intangibles.....         --          --       (66,865)     (30,913)          --
  Accounts payable......      39,553      46,261    1,500,305       40,601      (979,781)
  Accrued expenses......       4,663     199,648    4,805,428      412,271      (893,037)
  Deferred revenue......       7,239      42,761    1,341,849      166,387       173,083
                           ---------   ---------  -----------  -----------  ------------
 Net cash provided
  (used) by operating
  activities............    (461,651)   (201,850)    (978,519)     596,521    (3,926,401)
Investing Activities:
 Business acquisitions,
  net of cash acquired..         --      (14,000)    (311,951)    (311,951)  (18,083,054)
 Purchase of
  trademark(s)..........         --          --    (3,290,000)         --            --
 Investment in joint
  venture...............         --          --      (495,767)         --            --
 Issuance of note
  receivable............         --          --           --           --     (6,000,000)
 Other investments......         --          --           --           --     (5,500,000)
 Purchase of domain
  name..................         --          --           --           --       (100,000)
 Capitalized internally
  developed software....         --          --           --           --       (142,712)
 Sale of domain name....         --          --           --           --         10,000
 Purchase of fixed
  assets................    (219,375)   (120,822)  (1,150,807)     (73,009)   (1,146,018)
 Proceeds from sale of
  fixed assets..........         --          --         4,997          --            --
 Short-term investments
  (purchase) sale.......         --          --   (72,159,522)         --     13,218,658
 Long-term investments
  purchase..............         --          --    (1,252,438)         --    (69,637,746)
 Other..................         --      (29,087)         --           --            --
                           ---------   ---------  -----------  -----------  ------------
 Net cash used by
  investing activities..    (219,375)   (163,909) (78,655,488)    (384,960)  (87,380,872)
Financing Activities:
 Proceeds from follow-on
  offering, net of
  expenses..............         --          --           --           --    185,105,061
 Proceeds from issuance
  of common stock to
  employees.............         --          --     1,674,394          --            --
 Payments for
  shareholders for
  fractional shares.....         --          --           (28)         --            --
 Proceeds from sale of
  warrants..............         --          --        40,161          --            --
 Proceeds from initial
  public offering, net
  of expenses...........         --          --    77,830,903          --        (55,464)
 Proceeds from issuance
  of other common stock
  to investors..........   1,371,200         --    13,338,586    5,238,748           --
 Proceeds from exercise
  of stock options......         --          --     1,016,210          --        353,062
                           ---------   ---------  -----------  -----------  ------------
 Net cash provided by
  financing activities..   1,371,200         --    93,900,226    5,238,748   185,402,659
                           ---------   ---------  -----------  -----------  ------------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents............     690,174    (365,759)  14,266,219    5,450,309    94,095,386
Cash and Cash
 Equivalents:
 Beginning of period....         --      690,174      324,415      324,415    14,590,634
                           ---------   ---------  -----------  -----------  ------------
 End of period..........   $ 690,174   $ 324,415  $14,590,634  $ 5,774,724  $108,686,020
                           =========   =========  ===========  ===========  ============
Supplemental Disclosure of Noncash
 Financing and Investing Activities:
 Acquisition of
  membership interest of
  Yellow Pages on the
  Internet, LLC (YPI)
  through the Issuance
  of common stock and
  assumption of $90,000
  payable...............   $     --    $ 382,188  $       --   $       --   $        --
 Acquisition of common
  stock of Outpost
  Network, Inc. through
  the issuance of common
  Stock and warrants and
  assumption of
  liabilities of
  $191,000..............         --          --     7,932,000          --            --
 Stock issued for legal
  and consulting
  services..............         --          --        50,000          --            --
 Stock issued for
  settlement of legal
  claim.................         --          --        50,000          --            --
 Settlement of note
  payable for noncash
  services..............         --          --        30,000       30,000           --

          See accompanying notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Period from March 1, 1996 (inception) to December 31, 1996, Years Ended
     December 31, 1997 and 1998 and Six Months Ended June 30, 1998 and 1999
                                  (unaudited)

Note 1: Summary of Significant Accounting Policies

  Description of business: InfoSpace.com, Inc. (the Company or InfoSpace), previously known as InfoSpace, Inc., a Delaware corporation, was founded in March 1996. The Company is a leading Internet infrastructure company that provides private label solutions for content, community and commerce to Web sites and Internet appliances. The Company focuses on real-world content, such as yellow pages and white pages, maps, classified advertisements, real-time stock quotes, information on local businesses and events, weather forecasts and horoscopes. The Company completed an initial public offering in December 1998.

  The Company derives revenues primarily from national and local advertising, promotions, including content and commerce promotions, and, to a lesser extent, non-advertising based private label solutions.

  Principles of consolidation: The consolidated financial statements include the accounts of the Company, InfoSpace Canada.com and its wholly owned subsidiary Outpost Network, Inc. (Outpost). All significant intercompany accounts and transactions have been eliminated.

  Cash and cash equivalents: The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

  Investments: The Company principally invests its available cash in high-quality corporate issuers, and in debt instruments of the U.S. Government and its agencies. At December 31, 1998, the short-term investments consist entirely of short-term debt instruments. All debt instruments with original maturities greater than three months from the balance sheet date are considered investments. Investments maturing after twelve months from the balance sheet date are considered long-term. The Company accounts for investments in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company's short-term and long-term investments are classified as held-to-maturity as of the balance sheet date and are reported at amortized cost.

  Property and equipment: Property and equipment are stated at cost. Depreciation is computed under the straight-line method over the following estimated useful lives:

     Computer equipment and software.................................    3 years
     Office furniture and equipment..................................    7 years
     Leasehold improvements.......................................... Lease term

  Intangible assets: Goodwill, purchased technology and other intangibles are amortized on a straight-line basis over their estimated useful lives. All goodwill, purchased technology and internally developed software currently recorded are amortized over five years. The trademark is amortized over its remaining life of nine years and four months. Other intangibles, primarily consisting of purchased domain name licenses, are amortized over an estimated useful life of three years.

  Other investments: The Company invests in equity instruments of privately-held, information technology companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method.

                              INFOSPACE.COM, INC.

  Other Long-lived assets: Management periodically reevaluates long-lived assets, consisting primarily of purchased technology, goodwill, property and equipment, to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining life. No impairment loss has been recognized through December 31, 1998.

  Revenue recognition: The Company's revenues are primarily derived from advertising agreements in which the Company receives a fixed fee or performance based fee.

  Local advertising: Guaranteed minimum payments are recognized ratably over the term of the agreements. Revenues earned above the guaranteed minimum payments are recognized ratably over the remaining term of the agreements.

  National advertising: Revenues from contracts based on the number of impressions displayed or click throughs provided are recognized as services are rendered.

  Promotions: Revenues from fixed fee content carriage and syndication agreements are recognized ratably over the related contract term. For content carriage fee contracts that are performance based with an established maximum, the Company recognizes revenues as the services are rendered, not to exceed the maximum amount over the fixed term.

  Commerce: Transaction fees are recognized in the period the transaction occurred and was reported to the Company by the content providers or online merchants.

  Also included in revenues are barter revenues generated from exchanging banners for banners, banners for content, or banners for print or other advertising. Barter revenues are recorded as advertising revenues at the lower of the estimated fair market value of goods and services received or impressions given, and are recognized when the Company's advertisements are run. For barter agreements, the Company records a receivable or liability at the end of a reporting period for the difference in the fair value of the services provided or received.

  Deferred revenues are primarily comprised of billings in excess of recognized revenues relating to advertising agreements and payments received pursuant to advertising agreements in advance of revenue recognition. The Company records a liability at month-end for any shortfalls of minimum impressions or click throughs that were not attained during the period of the agreement.

  Cost of revenues: Cost of revenues consists of expenses associated with the enhancement, maintenance and support of our content services, including direct personnel expenses, communication costs such as high-speed Internet access with dedicated DS-3 communication lines, server equipment depreciation, and license fees related to third-party content. Fees paid for content licenses are capitalized and amortized under the straight-line method over the license period.

  Product development: Product development expenses consist principally of personnel costs for research, design and development of the proprietary technology used to aggregate, integrate and distribute the Company's content, community and commerce services.

  Advertising costs: Design and production costs for print advertising are recorded as expense the first time an advertisement appears. Print advertising costs are expensed when the print advertising appears. Advertising costs related to electronic impressions are recorded as expense as impressions are provided. Advertising expense totaled $8,908, $217,798, and $1,261,338, for the years ended December 31, 1996, 1997, and 1998, respectively. Advertising expense totaled $415,920 and $1,689,728 for the six months ended June 30, 1998 and 1999 (unaudited), respectively.

                              INFOSPACE.COM, INC.

  Unearned compensation: Unearned compensation represents the unamortized difference between the option exercise price and the deemed fair market value of the Company's common stock for shares subject to grant at the grant date, for options issued under the Company's stock incentive plan (Note 4). The amortization of deferred compensation is charged to operations and is amortized over the vesting period of the options.

  Deferred expense-warrants: Deferred expense-warrants represents the fair value of the warrants that were issued and will be expensed ratably over the four year vesting period. The amortization of deferred warrant expense is charged to sales and marketing expense and is amortized over the term of the contractual agreement with America Online, Inc. (see Notes 4 and 6).

  Concentration of credit risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade receivables. The Company places its cash equivalents and investments with major financial institutions. The Company operates in one business segment and sells advertising to various companies across several industries. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States operating in a wide variety of industries and geographic areas. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the periods ended December 31, 1997 and 1996, no one customer accounted for more than 10% of revenues. For the year ended December 31, 1998, one customer accounted for approximately 21% of revenues. For the six months ended June 30, 1999, one customer accounted for 27% (unaudited) of revenues. At December 31, 1997, one customer accounted for approximately 14% of gross accounts receivable. At December 31, 1998, one customer accounted for approximately 27% of gross accounts receivable. At June 30, 1999, one customer accounted for approximately 20% (unaudited) of gross accounts receivable. These instruments are generally unsecured and uninsured.

  Income taxes: The Company has adopted SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating loss carryforwards, and liabilities are determined based on temporary differences between the book and tax basis of assets and liabilities. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required.

  Reclassifications: Management determined that distribution revenue share costs, previously classified as Cost of Revenues, were more appropriately classified as Sales and Marketing. Under these agreements, affiliates are paid a portion of certain advertising revenues generated from traffic on co-branded distribution pages. This reclassification has been made to the 1998 and prior financial statements to conform with the 1999 presentation.

  To reflect ongoing expenses from core operations, management determined that amortization of intangibles was more appropriately classified in one line item. This reclassification has been made to the 1998 and prior financial statements to conform with the 1999 presentation.

  Reverse stock split: A one-for-two reverse stock split of the Company's common stock was effected on August 25, 1998. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one-for-two reverse stock split.

  Stock split: A two-for-one stock split of the Company's common stock was effected in May 1999. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the two-for-one stock split.

                              INFOSPACE.COM, INC.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from estimates.

  Recent accounting pronouncements: In June 1997 the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes the standards for reporting comprehensive income and its components in financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. The disclosure prescribed by SFAS No. 130 must be made for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption. The Company had no comprehensive income items to report for the period from March 1, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because the Company has never used nor currently intends to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on earnings or the financial position of the Company.

Note 2: Balance Sheet Components

  The following balance sheet components are presented as of the dates noted below.

  Cash and Cash Equivalents:

                                          December 31, December 31,   June 30,
                                              1997         1998         1999
                                          ------------ ------------ ------------
                                                                    (unaudited)
   Cash..................................   $324,415   $   173,566  $  1,032,271
   Commercial paper......................        --            --     86,426,697
   Money market..........................        --     14,417,068    19,277,052
   Other.................................        --            --      1,950,000
                                            --------   -----------  ------------
                                            $324,415   $14,590,634  $108,686,020
                                            ========   ===========  ============

  Short and Long-Term Investments at December 31, 1998:

                                   Amortized     Fair-    Unrealized Unrealized
                                     Cost        Value       Gain       Loss
                                  ----------- ----------- ---------- ----------
   Commercial paper.............. $66,668,475 $66,681,481  $13,259     $(253)
   Municipal securities..........   1,499,665   1,500,150      485       --
   U.S. Government securities....   5,243,820   5,243,433      --       (387)
                                  ----------- -----------  -------     -----
                                  $73,411,960 $73,425,064  $13,744     $(640)
                                  =========== ===========  =======     =====

                              INFOSPACE.COM, INC.

  Maturity information is as follows:

                                                         Amortized     Fair
                                                           Cost        Value
                                                        ----------- -----------
   Within one year..................................... $72,159,522 $72,173,013
   1 year through 5 years..............................   1,252,438   1,252,051
                                                        ----------- -----------
                                                        $73,411,960 $73,425,064
                                                        =========== ===========

  Short and Long-Term Investments at June 30, 1999 (unaudited):

                              Amortized      Market    Unrealized Unrealized
                                 Cost        Value        Gain       Loss
                             ------------ ------------ ---------- -----------
   Corporate notes and
    bonds................... $ 66,609,635 $ 65,525,101 $    2,133 $(1,086,667)
   U.S. Government
    securities..............   26,604,503   28,409,384  1,973,537   (168,656)
   Commercial paper.........   22,547,855   22,532,673        --      (15,182)
   Certificate of deposit...   14,069,055   13,985,472        373     (83,956)
                             ------------ ------------ ---------- -----------
                             $129,831,048 $130,452,630 $1,976,043 $(1,354,461)
                             ============ ============ ========== ===========

  Maturity information is as follows:

                                                       Amortized       Fair
                                                          Cost        Value
                                                      ------------ ------------
   Within one year................................... $ 58,940,865 $ 58,639,936
   1 year through 5 years............................   70,890,183   71,812,694
                                                      ------------ ------------
                                                      $129,831,048 $130,452,630
                                                      ============ ============

  Prepaid expenses and other assets:

                                           December 31, December 31,  June 30,
                                               1997         1998        1999
                                           ------------ ------------ -----------
                                                                     (unaudited)
   Prepaid carriage fees..................   $    --     $1,171,874  $2,265,204
   Prepaid trademark license..............        --      1,500,000         --
   Interest receivable....................        --          9,874     980,502
   Other..................................    121,573       948,728   1,346,124
                                             --------    ----------  ----------
                                             $121,573    $3,630,476  $4,591,830
                                             ========    ==========  ==========

  Property and equipment:

                                          December 31, December 31,  June 30,
                                              1997         1998        1999
                                          ------------ ------------ -----------
                                                                    (unaudited)
   Computer equipment....................   $207,817    $1,390,988  $2,206,079
   Office equipment......................      3,044        54,366     149,108
   Office furniture......................      8,514        77,789     141,917
   Software..............................        --            --      128,341
   Leasehold improvements................        --         17,632      55,600
                                            --------    ----------  ----------
                                             219,375     1,540,775   2,681,045
   Accumulated depreciation..............    (23,513)     (378,839)   (693,931)
                                            --------    ----------  ----------
                                            $195,862    $1,161,936  $1,987,114
                                            ========    ==========  ==========

                              INFOSPACE.COM, INC.

  Intangibles assets:

                                          December 31, December 31,  June 30,
                                              1997         1998        1999
                                          ------------ ------------ -----------
                                                                    (unaudited)
   Goodwill..............................  $ 310,583    $4,860,671  $18,563,725
   Core technology.......................        --        800,000    1,200,000
   Trademark.............................        --        290,000      290,000
   Other.................................        --         40,000      262,713
   Domain name...........................        --         60,000      156,875
   Advertising contracts.................     85,417        85,417       85,417
                                           ---------    ----------  -----------
                                             396,000     6,136,088   20,558,730
   Accumulated amortization..............   (127,580)     (859,208)  (1,464,297)
                                           ---------    ----------  -----------
                                           $ 268,420    $5,276,880  $19,094,433
                                           =========    ==========  ===========

  Accrued expenses:

                                          December 31, December 31,  June 30,
                                              1997         1998        1999
                                          ------------ ------------ -----------
                                                                    (unaudited)
   Compensation and related..............  $  33,777    $  193,592  $1,552,596
   Carriage fees and revenue share.......        --         93,067   1,626,215
   Legal fees............................     12,717           --      321,450
   Settlement costs......................    137,000     4,500,000     209,500
   Other.................................     20,817       245,791     429,652
                                           ---------    ----------  ----------
                                           $ 204,311    $5,032,450  $4,139,413
                                           =========    ==========  ==========

Note 3: Notes Receivable (unaudited)

  On June 30, 1999, the Company loaned an unrelated third party $6.0 million. The short-term note is due March 31, 2000 and accrues interest at 12% per annum. The note is secured by all of the assets of the borrower.

Note 4: Stockholders' Equity

  Authorized shares: At incorporation, the Company was authorized to issue 25,000,000 shares, consisting of 20,000,000 shares of common stock with a par value of $.0001 per share and 5,000,000 shares of preferred stock with a par value of $.0001 per share. The preferred stock may be issued in one or more series.

  On June 17, 1996, the Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 45,000,000 shares, consisting of 30,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with par value of $.0001 per share.

  On May 1, 1998, the Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 55,000,000 shares, consisting of 40,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share.

                              INFOSPACE.COM, INC.

  On August 25, 1998, the Board of Directors approved and the Company effected a one-for-two reverse stock split of the Company's common stock. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one-for-two reverse stock split.

  Also, on August 25, 1998, the Company filed a Restated Certificate of Incorporation. The effect was to change the authorized number of all classes of Company stock to 65,000,000 shares, consisting of 50,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share after giving effect to the one-for-two reverse stock split.

  On April 6, 1999 Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effective on May 5, 1999. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the two-for-one stock split.

  On May 24, 1999, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock to 200,000,000 shares. (unaudited).

  Restated 1996 Flexible Stock Incentive Plan: On June 3, 1998, the Board of Directors approved the Restated 1996 Flexible Stock Incentive Plan (the Plan). The Plan provides employees (including officers and directors who are employees) of the Company an opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and employees, officers, directors, independent contractors and consultants of the Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 of the Code (nonqualified stock options). The Plan also provides for the sale or bonus of stock to eligible individuals in connection with the performance of service for the Company. Finally, the Plan authorizes the grant of stock appreciation rights, either separately or in tandem with stock options, which entitle holders to cash compensation measured by appreciation in the value of the stock. Not more than 6,000,000 shares of stock shall be available for the grant of options or the issuance of stock under the Plan. If an option is surrendered or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to option but on which the option has not been exercised shall continue to be available under the Plan. The Plan is administered by the Board of Directors. Options granted under the Plan typically vest over four years, 25% one year from the date of grant and ratably thereafter on a monthly basis. Additional options have been granted to retain certain existing employees, which options vest monthly over four years.

  On June 3, 1998, the Board of Directors approved the Option Exchange Program and the Option Replacement Program, allowing employees of the Company to exchange their nonqualified stock options for incentive stock options. Nonqualified stock options to purchase a total of 725,106 shares were exchanged for incentive stock options to purchase the equivalent number of shares with an exercise price equal to the fair market value at the date of exchange.

  On May 24, 1999, the stockholders' of the Company approved an amendment to the Company's 1996 Flexible Stock Incentive Plan to increase the number of share reserved for issuance by 4,000,000. The stockholders' also approved an amendment to the Stock Incentive Plan to annually increase the number of shares reserved for issuance on the first day of the Company's fiscal year beginning in 2000 by the amount equal to the lesser of (A) 1,000,000 (B) three percent (3%) of the Company's outstanding shares at the end of the Company's preceding fiscal year, and (C) a lesser amount determined by the Board of Directors. The stockholders' also approved an amendment to the Stock Incentive Plan to limit the number of shares of Common Stock that may be granted to one individual pursuant to stock options in any fiscal year of the

                              INFOSPACE.COM, INC.

Company to 2,000,000 (plus an additional 2,000,000 shares in connection with his or her initial employment with the Company, which grant shall not count against the limit). (unaudited).

  Included in the table below as outstanding at June 30, 1999, are options to purchase 30,625 (unaudited) shares that were issued outside of the Plan, 625 of which were exercisable as of June 30, 1999.

  Activity and price information regarding the options are summarized as follows:

                                                                     Weighted
                                                                     average
                                                        Options   exercise price
                                                       ---------  --------------
Outstanding, March 1, 1996 (inception)................       --       $  --
  Granted............................................. 2,063,462        0.07
                                                       ---------
Outstanding, December 31, 1996........................ 2,063,462        0.07
  Granted.............................................   702,500        1.54
                                                       ---------
Outstanding, December 31, 1997........................ 2,765,962        0.44
  Granted............................................. 3,967,204        5.15
  Cancelled...........................................  (725,106)         77
  Exercised...........................................  (551,830)       1.84
  Forfeited...........................................  (156,750)       2.15
                                                       ---------
Outstanding, December 31, 1998........................ 5,299,480        3.73
  Granted (unaudited).................................   655,200       30.33
  Cancelled (unaudited)...............................   (27,000)      27.42
  Exercised (unaudited)...............................  (303,119)       1.21
                                                       ---------
Outstanding, June 30, 1999 (unaudited)................ 5,624,561         --
                                                       =========
Options exercisable, December 31, 1998................ 1,509,466        0.66
                                                       =========
Options exercisable, June 30, 1999 (unaudited)........ 1,763,803        1.25
                                                       =========

  Information regarding stock option grants during the period from March 1, 1996 to December 31, 1996, the years ended December 31, 1997 and 1998 and six months ended June 30, 1999 (unaudited) is summarized as follows:

                                                                      Years Ended
                                               ---------------------------------------------------------
                 March 1, 1996 to December 31,
                             1996                   December 31, 1997            December 31, 1998
                 ----------------------------- --------------------------- -----------------------------
                           Weighted                    Weighted                      Weighted
                           Average   Weighted          Average   Weighted            Average   Weighted
                           exercise  Average           exercise  Average             exercise  Average
                  Shares    price   fair value Shares   price   fair value  Shares    price   fair value
                 --------- -------- ---------- ------- -------- ---------- --------- -------- ----------
Exercise price
 exceeds market
 price..........   110,000  $1.00     $0.02    500,000  $2.00     $ --           --   $ --      $ --
Exercise price
 equals market
 price.......... 1,800,000   0.01       --         --     --        --     3,449,284   5.82      1.33
Exercise price
 is less than
 market price...   153,462   0.03       .80    202,500   0.39      1.33      518,000    .69      1.38
                      Six months ended
                        June 30, 1999
                         (unaudited)
                 ---------------------------
                         Weighted
                         Average   Weighted
                         exercise  Average
                 Shares   price   fair value
                 ------- -------- ----------
Exercise price
 exceeds market
 price..........     --   $  --     $  --
Exercise price
 equals market
 price.......... 650,200   30.33     40.45
Exercise price
 is less than
 market price...     --      --        --

  The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the fair market value of the stock at the grant date. In those cases where options have been granted when the option price is below fair market value, the Company recognizes compensation expense over the vesting period using the aggregated percentage of

                              INFOSPACE.COM, INC.

compensation accrued method as prescribed by Financial Accounting Standards Board Interpretation No. 28. Compensation expense of $29,813, $143,922, $237,900 was recognized during the period from March 1, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively, for options granted with exercise prices less than grant date fair market value.

  To estimate compensation expense which would be recognized under SFAS No. 123, Accounting for Stock-based Compensation, the Company uses the modified Black-Scholes option-pricing model with the following weighted-average assumptions for options granted through December 31, 1998: risk-free interest rate ranging from 4.24% to 6%; expected dividend yield of 0%; no volatility (prior to becoming a public company); and an expected life of six years.

  Had compensation expense for the Plan been determined based on fair value at the grant dates for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net losses for the period from March 1, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998, would have been adjusted to the following pro forma amounts:

                                               1996       1997        1998
                                             ---------  ---------  -----------
Net loss as reported........................ $(380,524) $(428,690) $(9,056,458)
Net loss, pro forma.........................  (380,859)  (430,180)  (9,472,322)
Basic net loss per share, pro forma.........     (0.02)     (0.02)       (0.35)

  Additional information regarding options outstanding as of December 31, 1998, is as follows:

                              Options outstanding              Options exercisable
                     -------------------------------------- --------------------------
                                  Weighted
                                   average
                                  remaining     Weighted                   Weighted
      Range of         Number    contractual    average       Number       average
   exercise prices   Outstanding life (yrs.) Exercise price Exercisable exercise price
   ---------------   ----------- ----------- -------------- ----------- --------------
     $0.01            1,965,876      7.31        $0.01       1,273,480      $0.01
     0.10                28,462      7.67         0.10          28,462       0.10
   1.00-1.50             44,646      8.28         1.23          24,750       1.00
   2.00-3.00            693,396      8.93         2.02          74,916       2.00
   3.75-4.00            233,000      9.56         3.88             --         --
   6.00-7.50          2,330,100      9.93         7.41         107,858       7.50
     23.53                4,000     10.00        23.53             --         --
                      ---------                              ---------
                      5,299,480      8.78        $3.73       1,509,466      $0.66
                      =========                              =========

  At December 31, 1998, 769,900 shares were available for future grants under the Plan.

  In connection with the May and August 1998 private placement offering, the Company issued warrants to purchase 4,127,672 shares of common stock to five third-party participants for consulting services performed in identifying, structuring and negotiating future financings. These warrants expire between May 21, 2008 and August 6, 2008. The exercise prices are as follows:

            Shares                                   Price
            ------                                   -----
            2,201,424............................... $2.00
              963,124...............................  3.00
              963,124...............................  5.00

                              INFOSPACE.COM, INC.

  In July 1998, the Company issued warrants to purchase 955,934 shares of common stock at an exercise price of $0.01 to a former consultant in conjunction with the acquisition of Outpost (Note 4). These warrants expire on October 30, 2002.

  On August 24, 1998, the Company issued to AOL warrants to purchase up to 1,979,832 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, conditioned on the delivery by AOL of a minimum number of searches each quarter on the Company's white pages directory service. The warrants have an exercise price of $6.00 per share.

  Stock purchase rights plan: On June 26, 1998, the Board of Directors approved the InfoSpace, Inc. Stock Purchase Rights Plan. The plan is offered to employees of the Company and its subsidiaries. The purpose of the plan is to provide an opportunity for employees to invest in the Company and increase their incentive to remain with the Company. A maximum of 1,000,000 shares of common stock are available for issuance under the plan. During July 1998, the Company offered shares to employees under the plan, resulting in the sale of 446,502 shares at $3.75 per share. The plan was terminated on August 24, 1998.

  1998 Employee Stock Purchase Plan: The Company adopted the 1998 Employee Stock Purchase Plan (the ESPP) in August 1998. The ESPP was implemented upon the effectiveness of the initial public offering. The ESPP is intended to qualify under Section 423 of the Code, and permits eligible employees of the Company and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the Company's, or subsidiary's common stock may not participate in the ESPP. An aggregate of 900,000 shares of common stock are authorized for issuance under the ESPP.

  The ESPP was implemented with six-month offering periods, with the first such period commencing upon the effectiveness of the initial public offering and ending July 31, 1999. Thereafter, offering periods will begin on each February 1 and August 1. The price of common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock offered hereby and 85% of the fair market value on July 31, 1999. The ESPP does not have a fixed expiration date, but may be terminated by the Company's Board of Directors at any time. No shares have been issued under the ESPP as of June 30, 1999 (unaudited).

Note 5: Business Combinations

  YPI: On May 16, 1997, the Company acquired all outstanding Membership Interest Units of YPI, a limited liability company. YPI operations began to be included in the Company's financial statements on the effective date of the acquisition, May 1, 1997. The YPI advertising agreements provided yellow pages directory publishers with an Internet distribution channel and had terms of one month to one year. YPI is a yellow pages sales consortium business. In conjunction with the acquisition, the Company acquired certain advertising agreements and assumed a note payable for $90,000.

  In connection with the acquisition of YPI during May 1997, 2,000,000 shares of common stock were placed into an escrow account. The aggregate number of shares of the escrow stock to be delivered was derived from revenues generated by the business during the measurement period. Before December 31, 1997, the number of shares to be released from escrow was finalized and a total of 170,000 escrow shares were issued to the sellers on January 2, 1998. These shares were included in the calculation of basic earnings

                              INFOSPACE.COM, INC.

per share as of January 1, 1998, and in the calculation of diluted earnings per share as of the effective date of acquisition, May 1, 1997. The remaining 1,830,000 common shares were returned to the Company for cancellation. The Company acquired YPI primarily to obtain rights to its advertising agreements and the services of its founder to further develop the Company's business. YPI's shareholders have represented that YPI had no significant operations and that detailed YPI financial information is not available.

  The allocation of purchase price, as determined after the release of shares from escrow was finalized, is summarized as follows:

                                                                     Book and
                                                                    fair value
                                                                    ----------
     Book value of net liabilities assumed at cost.................  $(90,000)
     Fair value adjustments:
       Fair value of purchased advertising contracts...............    85,417
                                                                     --------
     Fair value of net assets acquired.............................    (4,583)
     Purchase price:
       Acquisition costs...........................................    14,000
       Fair value of 170,000 shares issued.........................   292,000
                                                                     --------
     Excess of purchase price over net assets acquired, allocated to goodwill (amortized over five years)......................  $310,583
                                                                     ========

  Outpost Network, Inc.: On June 2, 1998, the Company acquired all of the common stock of Outpost, a privately held company, for a purchase consideration of 2,999,976 shares of the Company's common stock, cash of $35,000, assumed liabilities of $264,000, and acquisition expenses of $1,957,000. In conjunction with the acquisition, the Company was required to issue warrants valued at $1,902,000 to a former consultant, which are included in acquisition costs. The exercise price of the warrants was specified in the consulting agreement between the Company and the former consultant dated October 30, 1997. Pursuant to this agreement, the former consultant rendered advice to the Company regarding the structure and terms of the Outpost merger and the warrants were earned based on the completion of the merger. Therefore, the warrant value was determined on June 2, 1998, the effective date of the merger. The transaction was accounted for as a purchase for accounting purposes.

  The allocation of purchase price is summarized as follows:

                                                                    Book and
                                                                   fair value
                                                                   ----------
     Book value of net liabilities assumed at cost................ $ (191,000)
     Fair value adjustments:
       Fair value of purchased technology, including in-process
        research and development..................................  3,600,000
       Fair value of assembled workforce..........................     40,000
                                                                   ----------
     Fair value of net assets acquired............................  3,449,000
     Purchase price:
       Cash paid..................................................     35,000
       Fair value of shares issued................................  6,000,000
       Acquisition costs (including the warrants issued with a
        fair value of $1,902,000).................................  1,957,000
                                                                   ----------
     Excess of purchase price over net assets acquired, allocated to goodwill (amortized over five years)..................... $4,543,000
                                                                   ==========

                              INFOSPACE.COM, INC.

  The $3,600,000 value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 1998, include the write-off of $2,800,000 of purchased in-process research and development. The remaining $800,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years.

  The following unaudited pro forma information shows the results of the Company for the years ended December 31, 1998 and 1997, as if the acquisition of Outpost occurred on January 1, 1997. The pro forma information includes adjustments relating to the financing of the acquisition, the effect of amortizing goodwill and other intangible assets acquired, and assumes that Company shares issued in conjunction with the acquisition were outstanding as of January 1, 1997. The pro forma results of operations are unaudited, have been prepared for comparative purposes only, and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the date indicated or which may occur in the future:

                                                            (unaudited)
                                                         1997          1998
                                                      -----------  ------------
     Revenue......................................... $ 1,915,990  $  9,333,459
     Net loss........................................  (3,130,332)  (10,551,855)
     Basic and diluted net loss per share............       (0.13)        (0.37)

  My Agent Technology (unaudited): On June 30, 1999 the Company acquired the MyAgent technology and related assets from Active Voice Corporation for $18 million dollars. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their fair values at the date of the acquisition. Other than the MyAgent technology modules, no other assets or liabilities were assumed as part of this acquisition.

  The Company recorded a non-recurring charge of $3.9 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. The Company also recorded a one-time charge of $1.0 million for expenses incurred with the transaction. These expenses consisted of bonus payments made to certain Active Voice MyAgent team employees who accepted employment with InfoSpace.com but who are under no agreement to continue their employment with InfoSpace. The Company also recorded $13.7 million of goodwill and $480,000 of other intangible assets. These intangibles will be amortized over their useful life, which the Company has estimated to be five years.

  The allocation of the purchase price is summarized as follows:

     Fair value of purchased technology, including in-process
      Research and development.................................... $ 4,300,000
     Fair value of assembled workforce............................      80,000
                                                                   -----------
     Fair value of net assets acquired............................   4,380,000
     Purchase price:
       Cash paid..................................................  18,000,000
       Acquisition costs..........................................     100,000
                                                                   -----------
     Excess of purchase price over net assets acquired, Allocated to goodwill (amortized over five years)..................... $13,720,000
                                                                   ===========

                              INFOSPACE.COM, INC.

  The $4.3 million value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the quarter ended June 30, 1999, include the write-off of $3.9 million of purchased in-process research and development. The remaining $400,000 represents the purchase of core technology which is being amortized over an estimated useful life of five years.

  The MyAgent product team was not accounted for as a separate entity, a subsidiary, or a line of business, or division of the business, but rather was part of the research and development group. Accordingly, historical financial information is not available. The Company expects these modules to be fully integrated into the Company's full suite of Internet service offerings. Further, the modules will not be distinguishable market segments for financial reporting purposes or for management purposes.

Note 6: Commitments and Contingencies

  The Company has noncancellable operating leases for corporate facilities. The leases expire through June, 2004. Rent expense under operating leases totaled $36,000, $83,000 and $179,000 for the period from March 1, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998, respectively. Rent expense under operating leases totaled $41,000 and $187,000 (unaudited) for the six months ended June 30, 1998 and 1999, respectively. The Company also has noncancellable carriage fee agreements with certain affiliates.

  Future minimum rental payments required under noncancellable operating leases are as follows for the periods ending December 31:

     1999............................................................ $  307,576
     2000............................................................    308,184
     2001............................................................    314,160
     2002............................................................    269,511
     2003............................................................    179,131
                                                                      ----------
                                                                      $1,378,562
                                                                      ==========

  Future payments required under noncancellable affiliate carriage fee agreements are as follows for the periods ending December 31:

     1999............................................................ $5,830,141
     2000............................................................  2,807,143
     2001............................................................  1,750,000
     2002............................................................    750,000
                                                                      ----------
                                                                      $1,137,284
                                                                      ==========

  Trademark license agreements: Effective as of July 1, 1998, the Company entered into two trademark license agreements with Netscape Communications Corporation (Netscape) to license two of Netscape's trademarks for one-time nonrefundable license fees totaling $3,000,000. The trademark license fees were capitalized and amortized over one year, the expected useful life of the trademarks. The trademarks were fully amortized at June 30, 1999 (unaudited).

                              INFOSPACE.COM, INC.

  Directory services agreements: The Company entered into two directory services agreements with Netscape effective as of July 1, 1998. Under these agreements, which provide for a one-year term, with automatic renewal, the Company serves as the exclusive provider of co-branded yellow pages and white pages directory services on the Netscape home page (Netcenter). Netscape has guaranteed the Company a minimum level of use of the Company's yellow pages and white pages directories, and the Company has agreed to pay Netscape a carriage fee each quarter equal to the product of (x) the cost per click through as specified in the applicable directory services agreement and (y) the number of click throughs delivered by Netscape, up to a specified maximum. The Company accrues monthly a liability for the estimated click throughs delivered. Netscape reports the number of click throughs by month on a quarterly basis and invoices the Company on a quarterly basis. Payments to Netscape will be recorded as sales and marketing expenses during the quarter in which the click throughs occur. This minimum payment is included in the noncancellable affiliate carriage fee payments disclosed above. The Company expects Netscape to meet the minimum guaranteed click throughs during the period of the directory services agreements. In the event that Netscape fails to deliver the guaranteed minimum number of click throughs, Netscape has agreed to either continue the link to the Company's content services beyond the term of the agreement until the guaranteed minimum click throughs have been achieved or deliver to the Company a program of equivalent value as a remedy for the shortfall in click throughs. Netscape and the Company will share advertising revenue generated from a search of the Company's directory services initiated on Netscape's home page.

  Interactive Marketing Agreement (unaudited): On June 30, 1999 the Company entered into an agreement with AOL to provide white page directory services to AOL's Compuserve and Digital City divisions and its Netscape Communications subsidiary for a two year term. Pursuant to the agreement, the Company agreed to provide white pages listings and directory services. The Company is required to pay to AOL a bi-annual carriage fee. In return, AOL has agreed to deliver a minimum number of searches each year. If AOL delivers more searches in either or both of the years, we are required to pay AOL additional fees on a cost per search basis. In the event that there is a shortfall in searches as of the end of the initial two year term of the agreement, AOL will extend the term for six months or until the shortfall is made up, whichever occurs first. The Company will account for revenue and revenue sharing under the agreements with AOL under our existing revenue recognition policies described in our Note 1. The total carriage fee payments to be made under the white pages directory services agreement will be recognized based on actual searches delivered over the term of the agreement as sales and marketing expense.

  White pages and classifieds agreements: On August 24, 1998, the Company entered into agreements with America Online, Inc. (AOL) to provide white pages directory and classifieds information services to AOL. Pursuant to the white pages directory services agreement, the Company has agreed to provide to AOL white pages listings and directory service. The Company is required to pay to AOL a quarterly carriage fee, the retention of which is conditioned on the quarterly achievement of a minimum number of searches on the AOL white pages site. The quarterly carriage fee is paid in advance at the beginning of the quarter in which the searches are expected to occur and is recorded as a prepaid expense in the quarter it is paid. The fee is refundable if the minimum number of searches on the AOL white pages site for such quarter is not achieved. In addition, AOL has guaranteed to the Company a minimum number of searches over the term of the agreement. In the event that AOL does not deliver the guaranteed minimum number of searches over the term of the agreement, AOL has agreed to pay to the Company a cash penalty payment. The Company will share with AOL revenues generated by advertising on the Company's white pages directory services delivered to AOL. The Company is entitled to a greater percentage of advertising revenues than is AOL if the amount of such revenues received by the Company is less than the carriage fees paid to AOL.

  The Company has agreed to provide white pages directory services to AOL for a three-year term beginning on November 19, 1998, which term may be extended for four additional one-year terms at AOL's

                              INFOSPACE.COM, INC.

discretion. The agreement may be terminated by AOL for any reason after 18 months or at any time upon the acquisition by AOL of a competing white pages directory services business. In the event of any such termination, AOL is required to pay a termination fee to the Company. In addition, without the payment of a termination fee, AOL has the right to terminate the agreement in the event of a change of control of the Company.

  The Company has agreed to provide classifieds information services to AOL for a two-year term, with up to three one-year extensions at AOL's discretion. AOL has agreed to pay to the Company a quarterly fee and will share with the Company revenues generated from payments by individuals and commercial listing services for listings on the AOL classifieds service.

  Pursuant to the terms of these agreements, the Company has granted AOL the right to negotiate with the Company exclusively and in good faith for a period of 30 days with respect to proposals or discussions that would result in a sale of a controlling interest of the Company or other merger, asset sale or other disposition that effectively results in a change of control of the Company.

  In connection with the agreements, on August 24, 1998, the Company issued to AOL warrants to purchase up to 1,979,832 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, conditioned on the delivery by AOL of a minimum number of searches each quarter on the Company's white pages directory service. The warrants have an exercise price of $6.00 per share.

  The revenue and revenue sharing under the agreements with AOL will be accounted for under the Company's existing revenue recognition policies described in Note 1. The Company expects AOL to meet the minimum number of searches each quarter. Accordingly, the total carriage fee payments to be made under the white pages directory services agreement will be recognized ratably over the term of the agreement as sales and marketing expense. However, if AOL does not deliver the minimum searches on the AOL white pages during that quarter, then AOL is obligated to refund the quarterly carriage fee paid for that specific quarter, in which case the Company would credit prepaid expense and reduce the total cost of the white pages directory services agreement by the amount of the refund. The adjusted total cost of the agreement would be recognized ratably over the remaining term of the agreement as sales and marketing expense, which term would include the quarter in which AOL did not deliver the minimum number of searches. For at least the first two years of the white pages agreement, the Company expects that actual carriage fee payments will exceed the sales and marketing expense recorded for the quarter in which the payment is made. As such, the Company expects to experience increases in its prepaid expense account during this time. These fees are included in the noncancellable affiliate carriage fee payments disclosed above. Any termination fee paid to the Company by AOL will be recognized as revenue when paid. The warrants were valued using the fair value method, as required under SFAS No.
123. The fair value of the warrants was approximately $3,300,000 at the date of grant, and is being amortized ratably over the four-year vesting period. The underlying assumptions used to determine the value of the warrants are an expected life of six years and a 5.5% risk-free interest rate.

  Litigation: On December 7, 1998, a complaint was filed against the Company on behalf of an alleged former employee in Superior Court for Suffolk County in the Commonwealth of Massachusetts alleging that he was terminated without cause and that he entered into an agreement with us that entitles him to an option to purchase 4,000,000 shares of common stock or 10% of the Company's equity. The complaint alleges breach of contract, breach of the covenant of good faith, breach of fiduciary duty, misrepresentation, promissory estoppel, intentional interference with contractual relations and unfair and deceptive acts and practices, seeking specific performance of the alleged agreement for 10% of the Company's equity, damages

                              INFOSPACE.COM, INC.

equal to the value of 10% of the Company's equity, punitive damages and attorneys' fees and costs and treble damages under the Massachusetts Consumer Protection Act (Mass. G.L. Chapter 93A). On January 7, 1999, the suit was removed to the United States District Court for the District of Massachusetts. Discovery has commenced and a trial is tentatively scheduled for March 2000. The Company is currently investigating the claims at issue and believes that it has meritorious defenses to such claims. Nevertheless, litigation is inherently uncertain and the Company may not prevail in this suit. To the extent that the Company is required to issue shares of common stock or options to purchase common stock as a result of the suit, the Company would recognize an expense equal to the number of shares issued multiplied by the fair value of the common stock on the date of issuance, less the exercise price of any options required to be issued. This could have a material adverse effect on the Company's results of operations, and any such issuances would be dilutive to existing stockholders, the dilutive impact of which may be mitigated to the extent it is offset by shares of common stock in an escrow account established by the Company's Chief Executive Officer.

  On December 23, 1998, the Company initiated litigation against Internet Yellow Pages, Inc., or IYP, by filing suit in United States District Court for the Western District of Washington. On February 3, 1999, the Company served a first amended complaint on IYP and Greg Crane, an agent of IYP, in which the Company asserted claims for (a) account stated, (b) breach of contract, and (c) fraud. Neither IYP nor Crane have answered our complaint. On February 11, 1999, however, the Company was served with a complaint filed by IYP in Arizona Superior Court for Maricopa County, which complaint was filed on February 3, 1999. In its complaint, IYP asserts causes of action for breach of contract, fraud, extortion, and racketeering under Arizona Revised Statutes, Section 13-2301(D)(l) and (t), and seeks relief consisting of $1,500,000 and other unquantified money damages, punitive damages, treble damages under Arizona Revised Statutes, Sec. 13-2314.04, and attorney's fees. On March 5, 1999, IYP answered the Company's complaint in the Washington action, and asserted claims for breach of contract, fraud, extortion and Consumer Protection Act, or CPA, violations. IYP seeks relief consisting of $1,500,000 and other unquantified money damages, treble damages under the CPA, and attorneys' fees. Trial in the Washington action is set for April 2000, and discovery is ongoing; the Arizona action is presently stayed. The Company is currently investigating the claims and believes it has meritorious defenses to such claims. Nevertheless, litigation is uncertain and the Company may not prevail in this suit.

  On February 24, 1999, the Company received a letter from counsel for a former content provider claiming that it is entitled to an option to acquire up to 5% of InfoSpace.com. The Company reviewed the claim and believes that it is entirely without merit. The Company responded to the counsel accordingly in a letter dated March 4, 1999 and intends to vigorously defend any suit if filed. To the extent that the Company is required to issue shares of its common stock or options to purchase common stock as a result of the claim, the Company would recognize an expense equal to the number of shares issued multiplied by the fair value of the Company's common stock on the date of issuance, less the exercise price of any options required to be issued. This could harm the Company's results of operations, and any such issuances would be dilutive to existing stockholders, the impact of which may be mitigated to the extent it is offset by shares of common stock in an escrow account established by the Company's Chief Executive Officer.


  Other-Non-recurring: On February 22, 1999, the Company reached a settlement with a former employee. Under the terms of the settlement the former employee will receive a cash payment of $4.5 million. The Company had previously accrued a liability of $240,000 for estimated settlement costs. Accordingly, the Company has recorded an additional expense of $4,260,000 for the difference between the accrued liability and the actual settlement amount. As this subsequent event was settled after December 31, 1998 but prior to the issuance of the financial statements, the additional expense has been recorded in the fourth quarter of 1998.

                              INFOSPACE.COM, INC.

  On July 23, 1999, the Company settled the patent infringement claim that was filed by Civix-DDI, LLC in January 1999. Under the settlement agreement, the patents have been licensed to the Company in exchange for a lump sum royalty payment of $209,500 (unaudited). This settlement payment has been accrued in the quarter ended June 30, 1999 and is reflected in Other-non-recurring charges.

  Contingencies: In the Company's early stage of development, the Company did not clearly document arrangements with employees and consultants, including matters relating to the issuance of stock options. As a result of this incomplete documentation, the Company may receive claims in the future asserting rights to acquire common stock.

Note 7: Income Taxes

  No provision for federal income tax has been recorded as the Company has incurred net operating losses through December 31, 1998 and through the six months ended June 30, 1999 (unaudited). The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows:

                                               December 31,
                                           ----------------------   June 30,
                                             1997        1998         1999
                                           ---------  -----------  -----------
                                                                   (unaudited)
Deferred tax assets:
  Net operating loss carryforward......... $ 106,000  $    36,000  $ 3,777,000
  Intangible amortization.................    37,000       60,000       61,000
  Compensation expense--stock options.....    59,000       59,000          --
  Allowance for bad debt..................    16,000      203,000      191,000
  Litigation accrual......................    47,000    1,530,000          --
  Warrants................................       --        46,000      185,000
  Deferred revenue........................       --       473,000      473,000
  Accrued carriage fees...................       --           --       383,000
  Other, net..............................    10,000       34,000       66,000
                                           ---------  -----------  -----------
    Gross deferred tax assets.............   275,000    2,441,000    5,136,000
Deferred tax liabilities:
  Purchased technology....................       --       252,000      242,000
  Prepaid advertising.....................       --       113,000          --
  Depreciation............................     2,000       13,000       12,000
  Compensation expense -- stock options
   and ESPP...............................       --           --     2,255,000
  Other, net..............................     2,000          --        42,000
                                           ---------  -----------  -----------
    Gross deferred tax liabilities........     4,000      378,000    2,551,000
                                           ---------  -----------  -----------
Net deferred tax assets...................   271,000    2,063,000    2,585,000
Valuation allowance.......................  (271,000)  (2,063,000)  (2,585,000)
                                           ---------  -----------  -----------
Deferred tax balance...................... $     --   $       --   $       --
                                           =========  ===========  ===========

  At December 31, 1997 and 1998 and June 30, 1999 (unaudited), the Company fully reserved its deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. The net change in the valuation allowance during the years ended December 31, 1997 and 1998, was $144,000 and $1,792,000, respectively.

                              INFOSPACE.COM, INC.

Note 8: Net Loss Per Share

  The Company has adopted SFAS No. 128, Earnings per Share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 4, were included in the computation of diluted loss per share as they were antidilutive. Options and warrants to purchase a total of 2,025,000, 2,726,000, 12,362,918 and 12,245,859 shares of common stock were excluded from the calculations of diluted loss per share for the period from March 1 to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, respectively. 170,000 contingently issuable shares of common stock have been excluded from the calculation of basic earnings per share for the year ended December 31, 1997 (Note 4).

Note 9: Information on Products and Services

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers as well as the reporting of selected information about operating segments in interim financial statements for the year ended December 31, 1998. The adoption of SFAS No. 131 did not have a material effect on the Company's primary consolidated financial statements but did affect the Company's disclosures.

  The Company generates substantially all of its revenues through common, aggregated and integrated content delivered through a common physical infrastructure, and therefore the Company has only one reportable segment. Substantially all revenues are generated from domestic sources. All Company long-lived assets are physically located within the United States.

  Total operating expenses are controlled centrally based on established budgets by operating department. Operating departments include product development, sales and marketing, account management and customer service, and finance and administration. Assets, technology, and personnel resources of the Company are shared and utilized for all of the Company's service offerings. These resources are allocated based on contractual requirements, the identification of enhancements to the current service offerings, and other non-financial criteria. The Company does not prepare operating statements by revenue source. The Company does not account for, and does not report to management, its assets or capital expenditures by revenue source.

                              INFOSPACE.COM, INC.

 Revenue Information

  Revenues are derived from three revenue sources: advertising, promotions, and non-advertising based private label solutions. Advertising revenue includes national and local advertising, and classifieds. Promotions revenue includes content carriage and syndication. Other revenues include technology licensing, co-brand fees, and e-commerce transactions. Contracts with customers often include revenue from more than one revenue source.

                                 Years ended December 31,    Six months ended June 30,
                              ------------------------------ --------------------------
                                1996      1997       1998        1998         1999
                              -------- ---------- ---------- ------------ -------------
                                                                    (unaudited)
     Advertising revenues.... $168,679 $1,465,354 $7,321,752 $  2,047,549 $   9,367,512
     Promotions revenues.....   10,000    189,106  1,620,924      640,030     2,368,828
     Other revenues..........   20,693     30,636    471,774      167,431       138,448
                              -------- ---------- ---------- ------------ -------------
     Total revenues.......... $199,372 $1,685,096 $9,414,450 $  2,855,010 $  11,874,788
                              ======== ========== ========== ============ =============

 Customer Information

  For the six months ended June 30, 1999, one customer accounted for approximately 27% (unaudited) of revenues. For the year ended December 31, 1998, the same customer accounted for approximately 21% of revenues. For the year ended December 31, 1997 and for the period from March 1, 1996 (inception) to December 31, 1996, no one customer accounted for more than 10% of revenues.

Note 10: Related-party transactions

  During the period from March 1, 1996 (inception) to December 31, 1996, years ended December 31, 1997 and 1998, the Company sold advertising to an entity in which the Company's chief executive officer has an equity interest resulting in revenues of $10,000, $200,000 and $19,269. For the six months ended June 30, 1998 and 1999, the Company sold advertising to the same entity resulting in revenues of $174 and $297,905 (unaudited), respectively.

Note 11: Investment in Joint Venture

  On July 16, 1998, the Company established InfoSpace Investments, Ltd., a wholly owned subsidiary incorporated in England and Wales. On July 16, 1998, the Company and InfoSpace Investments, Ltd. entered into a joint venture agreement (the Joint Venture Agreement) with another party forming a new company, TDL InfoSpace (Europe) Limited (TDL InfoSpace), with the purpose of carrying on the business of the aggregation and syndication of content on the Internet, initially in the United Kingdom. Pursuant to the terms of the Joint Venture Agreement, both the Company and its joint venture partner entered into license agreements with TDL InfoSpace for offsetting payments to each of the Company and its joint venture partner of (Pounds)50,000. These amounts were not intended to represent the fair market value of the license agreements to an unrelated third party. Under the license agreement between the joint venture partner and TDL InfoSpace, the joint venture partner licenses its U. K. directory information database to TDL InfoSpace. Under the Joint Venture Agreement, the joint venture partner also sells Internet yellow pages advertising of the joint venture through its local sales force. Under the license agreement between the Company and TDL InfoSpace, the Company licenses its technology and provides hosting services to TDL InfoSpace. In addition, under the Company's license agreement, TDL InfoSpace is obligated to reimburse

                              INFOSPACE.COM, INC.

the Company for any incremental costs incurred by the Company for its efforts with respect to the hosting services. In the event that TDL InfoSpace expands into other countries, it is required to pay to the Company an additional technology license fee of $50,000 per additional country. The Company's license agreement also provides that, in the event that the Company no longer holds any ownership interest in the joint venture, InfoSpace and the Company will negotiate an arm's-length license fee for the Company's technology, not to exceed $1,000,000. On July 17, 1998, the Company transferred $496,000 to InfoSpace Investments, Ltd. InfoSpace Investments, Ltd. utilized these funds to acquire 475,000 shares of TDL InfoSpace, which represents a noncontrolling 50% interest. Under the terms of the Joint Venture Agreement, the Company has certain obligations as guarantor, principally to guarantee the performance by InfoSpace Investments, Ltd. of its obligations under the Joint Venture Agreement. The Company accounts for its investment in the joint venture under the equity method. For the year ended December 31, 1998, the Company recorded a loss from the joint venture of $125,000. For the six months ended June 30, 1999, the Company recorded a loss from the joint venture of $76,000 (unaudited).

Note 12: Other Investments

  The Company invests in equity instruments of privately-held, information technology companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method. For these investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

  On January 1, 1999 the Company purchased 250,000 shares of Series D Convertible Preferred Stock of a privately held online merchant company at $2.00 per share in a private placement transaction. On June 30, 1999, the Company received 80,000 shares of Series F Convertible Preferred Stock of the same online merchant company in lieu of cash payment for services to be performed by the Company in the future. These shares were valued at $5.00 per share in a private placement transaction. The revenue on this transaction has been deferred and will be recognized when the services are performed.

  On June 15, 1999, the Company purchased 611,996 (unaudited) shares of Series E Convertible Preferred Shares of a privately held provider of content solutions on the Internet at $8.17 per share in a private placement transaction.

Note 13: Follow-on Offering (unaudited)

  In April 1999, the Company closed a follow-on offering. The Company sold 4,340,000 shares and raised approximately $185 million, net of expenses. Certain shareholders sold 3,020,000 shares.

Note 14: Subsequent Event

  Acquisition of INEX Corporation: On August 13, 1999, the Company signed a definitive agreement to acquire Toronto-based INEX Corporation, a software company that develops Internet commerce solutions designed for small and medium business merchants. Under the terms of the acquisition, which will be accounted for as a pooling of interests, the Company will exchange approximately 900,000 shares of common stock for all of INEX's outstanding shares, warrants and options. The acquisition is expected to close in September, and is subject to customary conditions, including the receipt of regulatory approval and INEX shareholder approval. On August 13, 1999, the Company loaned INEX $1.0 million for operating capital.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of INEX Corporation

In our opinion, the accompanying balance sheets and the related statements of operations, comprehensive loss, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of INEX Corporation as at December 31, 1998 and 1997 and the results of its operations, comprehensive loss and its cash flows for each of the three years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards in Canada, which require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in note 1 to the financial statements, the company has incurred losses and negative cash flows from operations since inception, which raise substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Chartered Accountants
Toronto, Canada
February 11, 1999
(except for note 12, which is as of August 13, 1999)

                                INEX CORPORATION

                                 BALANCE SHEETS

                                         December 31,  December 31,   June 30,
                                             1997          1998         1999
                                         ------------  ------------  -----------
                                                                     (unaudited)
                 ASSETS
Current assets:
  Cash and cash equivalents............. $    34,231   $   583,375   $   927,202
  Accounts receivable...................      11,043        60,305        84,888
  Prepaid expenses......................      12,638        25,992        15,914
                                         -----------   -----------   -----------
    Total current assets................      57,912       669,672     1,028,004
Property and equipment -- net...........      57,813        76,866       132,496
                                         -----------   -----------   -----------
    Total assets........................ $   115,725   $   746,538   $ 1,160,500
                                         ===========   ===========   ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
   liabilities.......................... $   135,804   $    97,262   $   162,535
  Deferred revenue......................      15,000        10,016           257
  Promissory notes payable..............      20,972           --            --
  Stockholder's loan payable............       5,304           --            --
                                         -----------   -----------   -----------
    Total current liabilities...........     177,080       107,278       162,792
Convertible debentures..................     174,764       163,343       169,837
                                         -----------   -----------   -----------
    Total liabilities...................     351,844       270,621       332,629

Commitments (Note 10)

Stockholders' Equity (Deficiency):
  Common stock
    Authorized unlimited; 1,982,290 and
     1,575,088 issued and outstanding in
     1998 and 1997......................   1,047,190     2,337,801     2,413,846
  Class A preference shares, Series 1
   Authorized 1,625,000 issuable in
   series; 240,271 and 0 issued and
   outstanding in 1998 and 1997.........         --        859,056       859,056
  Special warrants, Series A
   250,000 and 0 issued and outstanding
   in 1998 and 1997.....................         --        659,698       659,698
  Special warrants, Series B
   360,000 issued and outstanding in
   1999.................................         --            --      1,727,603
  Additional paid-in capital............     110,687       910,257       957,480
  Deferred stock-based compensation.....         --       (118,086)      (50,915)
                                         -----------   -----------   -----------
                                           1,157,877     4,648,726     6,566,768
Cumulative translation adjustment.......     (25,780)      (42,348)        3,989
Accumulated deficit.....................  (1,368,216)   (4,130,461)   (5,742,886)
                                         -----------   -----------   -----------
    Total stockholders' equity
     (deficiency).......................    (236,119)      475,917       827,871
                                         -----------   -----------   -----------
    Total liabilities and stockholder's
     equity............................. $   115,725   $   746,538   $ 1,160,500
                                         ===========   ===========   ===========

                See accompanying notes to financial statements.

                                INEX CORPORATION

                            STATEMENTS OF OPERATIONS

                               Years ended December 31,         Six months ended June 30,
                          ------------------------------------  --------------------------
                             1996        1997         1998          1998          1999
                          ----------  -----------  -----------  ------------  ------------
                                                                (unaudited)   (unaudited)
Revenues................  $      --   $    57,446  $   208,910  $     53,790  $    266,111
Cost of revenues........         --        18,932       29,720         9,677        25,555
                          ----------  -----------  -----------  ------------  ------------
    Gross profit........         --        38,514      179,190        44,113       240,556
Operating expenses:
  Product development...      39,212      170,459      644,965       257,872       518,793
  Sales and marketing...      26,154      635,502      744,636       312,229       743,391
  General and
   administrative.......      70,271      463,740    1,573,980       873,872       598,093
                          ----------  -----------  -----------  ------------  ------------
    Total operating
     expenses...........     135,637    1,269,701    2,963,581     1,443,973     1,860,277
                          ----------  -----------  -----------  ------------  ------------
Loss from operations....    (135,637)  (1,231,187)  (2,784,391)   (1,399,860)   (1,619,721)
Other income (expense),
 net....................         --        (1,038)      22,146        14,302         7,296
                          ----------  -----------  -----------  ------------  ------------
Net loss................  $ (135,637) $(1,232,225) $(2,762,245) $ (1,385,558) $ (1,612,425)
                          ==========  ===========  ===========  ============  ============
Basic and diluted net
 loss per share.........  $    (0.14) $     (0.96) $     (1.58) $      (0.85) $      (0.81)
                          ==========  ===========  ===========  ============  ============
Shares used in computing
 basis and diluted net
 loss per share.........   1,001,859    1,289,897    1,753,249     1,622,546     1,997,676
                          ==========  ===========  ===========  ============  ============


                See accompanying notes to financial statements.

                               INEX CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                        Class A                                  Class A        Special warrants,
                    special shares        Common shares     preference shares    Series A and B    Additional    Deferred
                   ------------------  -------------------- ------------------ -------------------  paid-in    Stock-based
                   Shares    Amount     Shares     Amount    Shares   Amount   Warrants   Amount    Capital    Compensation
                   -------  ---------  --------- ---------- -------- --------- -------- ---------- ----------  ------------
Balance, December
31, 1995.........       --  $      --    900,000 $      659       --        --      --  $       -- $      --   $        --
 Issued for
 cash............   34,847     77,047         --         --       --        --      --          --        --            --
 Issued for
 software and
 trademark.......       --         --    100,000     43,441       --        --      --          --        --            --
 Net loss for the
 year............       --         --         --         --       --        --      --          --        --            --
                   -------  ---------  --------- ---------- -------- --------- -------  ---------- ---------   -----------
Balance, December
31, 1996.........   34,847     77,047  1,000,000     44,100       --        --      --          --        --            --
 In respect of
 services
 rendered........   10,112     25,564         --         --       --        --      --          --        --            --
 Issued for
 cash............       --         --    341,405    679,030       --        --      --          --        --            --
 Issued for cash,
 together with a
 common share
 purchase
 warrant.........       --         --    167,224    188,309       --        --      --          --    84,648            --
 Converted into
 common shares on
 October 16,
 1997............  (44,959)  (102,611)    44,959    102,611       --        --      --          --        --            --
 Issued in
 respect of
 services
 rendered on
 December 17,
 1997............       --         --     18,300     33,117       --        --      --          --        --            --
 Issued in
 respect of
 services
 rendered
 throughout the
 year............       --         --         --         --       --        --      --          --    26,039            --
 Issued for cash
 on exercise of
 employee stock
 options.........       --         --      3,200         23       --        --      --          --        --            --
 Net loss for the
 year............       --         --         --         --       --        --      --          --        --            --
                   -------  ---------  --------- ---------- -------- --------- -------  ---------- ---------   -----------
Balance, December
31, 1997.........       --         --  1,575,088  1,047,190       --        --      --          --   110,687            --
 Issued for
 cash............       --         --         --         --  240,271   859,056 250,000     659,698   503,217            --
 Issued for cash
 on exercise of
 warrants........       --         --    179,392    378,928       --        --      --          --   (84,648)           --
 Issued for cash
 on exercise of
 employee stock
 options.........       --         --    227,810    911,683       --        --      --          --  (908,043)           --
 Issued in
 connection with
 promissory
 notes...........       --         --         --         --       --        --      --          --   160,377            --
 Issued in
 respect of
 services
 rendered........       --         --         --         --       --        --      --          --     2,349            --
 Deferred
 compensation
 related to stock
 option grants...       --         --         --         --       --        --      --          -- 1,126,318    (1,126,318)
 Amortization of
 stock-based
 compensation....       --         --         --         --       --        --      --          --        --     1,008,232
 Net loss for the
 year............       --         --         --         --       --        --      --          --        --            --
                   -------  ---------  --------- ---------- -------- --------- -------  ---------- ---------   -----------
Balance, December
31, 1998.........       --         --  1,982,290  2,337,801  240,271   859,056 250,000     659,698   910,257      (118,086)
 Issued for
 cash............       --         --         --         --       --        -- 360,000   1,727,603   123,142            --
 Issued for cash
 on exercise of
 employee stock
 options.........       --         --     18,332     76,045       --        --      --          --   (75,919)           --
 Amortization of
 stock-based
 compensation....       --         --         --         --       --        --      --          --        --        67,171
 Net loss for the
 period..........       --         --         --         --       --        --      --          --        --            --
                   -------  ---------  --------- ---------- -------- --------- -------  ---------- ---------   -----------
Balance, June 30,
1999
(unaudited)......       --  $      --  2,000,622 $2,413,846  240,271 $ 859,056 610,000  $2,387,301 $ 957,480   $   (50,915)
                   =======  =========  ========= ========== ======== ========= =======  ========== =========   ===========
                   Accumulated
                     Deficit       Total
                   ------------ ------------
Balance, December
31, 1995.........  $      (354) $       305
 Issued for
 cash............           --       77,047
 Issued for
 software and
 trademark.......           --       43,441
 Net loss for the
 year............     (135,637)    (135,637)
                   ------------ ------------
Balance, December
31, 1996.........     (135,991)     (14,844)
 In respect of
 services
 rendered........           --       25,564
 Issued for
 cash............           --      679,030
 Issued for cash,
 together with a
 common share
 purchase
 warrant.........           --      272,957
 Converted into
 common shares on
 October 16,
 1997............           --           --
 Issued in
 respect of
 services
 rendered on
 December 17,
 1997............           --       33,117
 Issued in
 respect of
 services
 rendered
 throughout the
 year............           --       26,039
 Issued for cash
 on exercise of
 employee stock
 options.........           --           23
 Net loss for the
 year............   (1,232,225)  (1,232,225)
                   ------------ ------------
Balance, December
31, 1997.........   (1,368,216)    (210,339)
 Issued for
 cash............           --    2,021,971
 Issued for cash
 on exercise of
 warrants........           --      294,280
 Issued for cash
 on exercise of
 employee stock
 options.........           --        3,640
 Issued in
 connection with
 promissory
 notes...........           --      160,377
 Issued in
 respect of
 services
 rendered........           --        2,349
 Deferred
 compensation
 related to stock
 option grants...           --           --
 Amortization of
 stock-based
 compensation....           --    1,008,232
 Net loss for the
 year............   (2,762,245)  (2,762,245)
                   ------------ ------------
Balance, December
31, 1998.........   (4,130,461)     518,265
 Issued for
 cash............           --    1,850,745
 Issued for cash
 on exercise of
 employee stock
 options.........           --          126
 Amortization of
 stock-based
 compensation....           --       67,171
 Net loss for the
 period..........   (1,612,425)  (1,612,425)
                   ------------ ------------
Balance, June 30,
1999
(unaudited)......  $(5,742,886) $   823,882
                   ============ ============

                See accompanying notes to financial statements.

                                INEX CORPORATION

                        STATEMENTS OF COMPREHENSIVE LOSS

                             Years ended December 31,         Six months ended June 30,
                         -----------------------------------  --------------------------
                           1996        1997         1998          1998          1999
                         ---------  -----------  -----------  ------------  ------------
                                                              (unaudited)   (unaudited)
Net loss for the
 period................. $(135,637) $(1,232,225) $(2,762,245) $ (1,385,558) $ (1,612,425)
Other comprehensive
 income:
  Foreign currency
   translation
   adjustments..........    (5,181)     (20,599)     (16,568)        2,395        46,337
                         ---------  -----------  -----------  ------------  ------------
Comprehensive loss for
 the period............. $(140,818) $(1,252,824) $(2,778,813) $ (1,383,163) $ (1,566,088)
                         =========  ===========  ===========  ============  ============




                See accompanying notes to financial statements.

                                INEX CORPORATION

                            STATEMENTS OF CASH FLOWS

                             Years ended December 31,         Six months ended June 30,
                         -----------------------------------  --------------------------
                           1996        1997         1998          1998          1999
                         ---------  -----------  -----------  ------------  ------------
                                                              (unaudited)   (unaudited)
Operating Activities:
  Net loss.............  $(135,637) $(1,232,225) $(2,762,245) $ (1,385,558) $ (1,612,425)
  Adjustments to
   reconcile net loss
   to net cash used by
   operating
   activities:
    Depreciation and
     amortization......      1,549       61,055       26,794        12,082        25,137
    Non-cash expense
     for services
     rendered..........        --        84,720      162,726       101,019           --
    Amortization of
     stock-based
     compensation......        --           --     1,008,232       617,240        67,171
Cash provided (used) by
 changes in operating
 assets and
 liabilities:
  Accounts receivable..     (1,404)      (9,377)     (51,581)      (39,427)      (21,887)
  Prepaid expenses.....       (972)     (12,101)     (14,633)      (57,372)       10,962
  Accounts payable and
   accrued
   liabilities.........     34,173      101,113      (31,900)       57,884        59,750
  Deferred revenue.....        --        15,500       (4,133)       10,054       (10,019)
                         ---------  -----------  -----------  ------------  ------------
      Net cash used by
       operating
       activities......   (102,291)    (991,315)  (1,666,740)     (684,078)   (1,481,311)
Investing Activities:
  Purchase of property
   and equipment.......    (18,969)     (60,844)     (50,355)      (12,608)      (77,004)
                         ---------  -----------  -----------  ------------  ------------
      Net cash used by
       investing
       activities......    (18,969)     (60,844)     (50,355)      (12,608)      (77,004)
Financing Activities:
  Issuance of capital
   stock -- net of
   issue costs.........     77,047      952,010    2,319,891     1,079,788     1,850,871
  Issuance of
   promissory notes
   payable.............      1,253       21,670      235,992       243,309           --
  Repayment of
   promissory notes
   payable.............        --        (1,234)    (256,220)      (90,372)          --
  Change in
   stockholder's loan
   payable.............     45,893      (39,728)      (5,116)       (5,116)          --
  Issuance of
   debentures payable..        --       180,584          --            --            --
                         ---------  -----------  -----------  ------------  ------------
      Net cash provided
       by financing
       activities......    124,193    1,113,302    2,294,547     1,227,609     1,850,871
Impact of foreign
 exchange rate changes
 on cash...............        (15)     (29,830)     (28,308)      (17,546)       51,271
                         ---------  -----------  -----------  ------------  ------------
Net Increase in Cash
 and Cash Equivalents..      2,918       31,313      549,144       513,377       343,827
Cash and cash
 equivalents:
  Beginning of period..        --         2,918       34,231        34,231       583,375
                         ---------  -----------  -----------  ------------  ------------
  End of period........  $   2,918  $    34,231  $   583,375  $    547,608  $    927,202
                         =========  ===========  ===========  ============  ============
Supplemental cash flow
 information
  Common shares issued
   for services
   rendered............  $     --   $    58,681  $       --   $        --   $        --
  Options issued for
   services rendered...        --        26,039        2,349         2,349           --
  Warrants issued in
   connection with
   promissory notes....        --           --       160,377        98,670           --
  Common shares issued
   for software and
   trademarks..........     43,441          --           --            --            --
  Interest paid........        --           --        14,923         2,364           --

                See accompanying notes to financial statements.

                                INEX CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

Note 1: Organization and basis of presentation

  The company, pursuant to an agreement and as confirmed by articles of amalgamation dated February 5, 1997, amalgamated with Ack-Sys Inc. to continue as INEX Corporation. As both of these companies had been under common control, this business combination has been accounted for using a basis similar to the pooling of interests method of accounting whereby the financial statements reflect the combined historical carrying value of the assets, liabilities, stockholders' equity (deficiency) and the historical operating results of Ack-Sys Inc. and INEX Corporation for each of the years presented.

  The company has sustained losses and negative cash flows from operations since its inception. The company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financings, establish profitable operations, enter into collaborative or other arrangements with corporate sources, or secure other sources of financing to fund operations. During 1998, the company received cash and services of approximately $3.4 million through the issuance of common shares, Class A preference shares and special warrants, Series A. In February 1999, the company received approximately $1.9 million through the issuance of special warrants, Series B.

  Management intends to obtain additional financing from the company with which it is transacting a merger (note 12) in the current year. If anticipated financing transactions and operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if such resources were not available on terms acceptable to the company. Nevertheless, these matters raise substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  The company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the company's products, the rejection of the company's products by Internet consumers, vendors and/or advertisers, as well as other risks and uncertainties.

Note 2: Summary of significant accounting policies

 Cash and cash equivalents

  The company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

 Property and equipment

  Property and equipment, which are recorded at cost, are depreciated over their estimated useful lives using the straight-line method as follows:

       Computer equipment...........................................    3 years
       Furniture and fixtures.......................................    5 years
       Office equipment.............................................    5 years
       Leasehold improvements....................................... lease term

                                INEX CORPORATION

 Income taxes

  Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. A valuation allowance is recognized, if, based on available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized.

 Revenue recognition and deferred revenue

  Revenue from the sales of computer software licences are recognized once substantially all of the obligations under the sales agreements have been satisfied. Full provision is made for any anticipated returns.

  The company recognizes support revenue from contracts for ongoing technical support ratably over the term of the contract, which is generally one year.

  Deferred revenues are comprised of services that have yet to be provided and contracts that have not been recorded as revenue as the earning process is not complete.

 Research and development

  Research and development costs are expensed as incurred.

  Acquired software is capitalized and amortized over its estimated useful life not to exceed one year.

  Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," issued by the Financial Accounting Standards Board requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. To date, costs incurred following the establishment of technological feasibility, but prior to general release, have been insignificant.

 Stock-based compensation

  In 1997, the company adopted the disclosure provisions of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." The company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (see note 7). Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the company's stock and the exercise price. Stock issued to non-employees has been accounted for in accordance with SFAS No. 123 and valued using the Black-Scholes model.

 Concentration of credit risk

  Financial instruments that potentially subject the company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with a Canadian bank. The company maintains allowances for potential credit losses and such losses have been within

                                INEX CORPORATION
management's expectations. There were no customers with a balance due to the company in excess of 10% of aggregate accounts receivable as of December 31, 1998.

 Comprehensive income

  Effective for the fiscal years commencing after December 15, 1997, the company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources.

 Use of estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair value of financial instruments

  Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value is other than temporary, the financial asset is written down to its fair value. Unless otherwise indicated, the fair values of financial instruments approximate their recorded amounts.

 Foreign currency translation

  The company's functional currency is the Canadian dollar ("C$"). Assets and liabilities are translated into United States dollars at the exchange rate prevailing at the balance sheet date, and the results of their operations are translated at average exchange rates for the year. The resulting translation adjustments are reflected in the cumulative translation adjustment account. Other exchange gains or losses are included in the statement of operations.

 Recent accounting pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe that the implementation of SFAS No. 133 will have any impact on the financial instruments since the company does not engage in derivative or hedging activities.

                                INEX CORPORATION

Note 3: Property and equipment

                                                         June 30, 1999
                                                 ------------------------------
                                                          (unaudited)
                                                          Accumulated
                                                   Cost   depreciation   Net
                                                 -------- ------------ --------
     Computer equipment......................... $119,814   $54,156    $ 65,658
     Furniture and fixtures.....................   50,001     6,014      43,987
     Office equipment...........................   25,316     9,709      15,607
     Leasehold improvements.....................    8,451     1,207       7,244
                                                 --------   -------    --------
                                                 $203,582   $71,086    $132,496
                                                 ========   =======    ========
                                                       December 31, 1998
                                                 ------------------------------
                                                          Accumulated
                                                   Cost   depreciation   Net
                                                 -------- ------------ --------
     Computer equipment......................... $ 85,364   $34,104    $ 51,260
     Furniture and fixtures.....................   13,387     2,778      10,609
     Office equipment...........................   21,979     6,982      14,997
                                                 --------   -------    --------
                                                 $120,730   $43,864    $ 76,866
                                                 ========   =======    ========
                                                       December 31, 1997
                                                 ------------------------------
                                                          Accumulated
                                                   Cost   depreciation   Net
                                                 -------- ------------ --------
     Computer equipment......................... $ 54,082   $14,945    $ 39,137
     Furniture and fixtures.....................    5,278     1,144       4,134
     Office equipment...........................   17,604     3,062      14,542
                                                 --------   -------    --------
                                                 $ 76,964   $19,151    $ 57,813
                                                 ========   =======    ========

Note 4: Promissory notes payable

  On January 29, 1998, the company received proceeds of C$100,000 in exchange for the issuance of promissory notes and issued 26,667 common share purchase warrants with an exercise price of C$3.75 per common share, which expire in two years. The notes were repaid in 1998.

  On February 20, 1998, the company received proceeds of C$250,000 in exchange for the issuance of a promissory note and issued 66,667 common share purchase warrants with an exercise price of C$3.75 per common share, which expire in two years. The note was repaid in 1998.

  The promissory note payable at December 31, 1997 was unsecured, bore interest at 5% per annum and was payable to one of the directors of the company, who is also a stockholder. The note was repaid in 1998.

Note 5: Stockholder's loan payable

  The stockholder's loan payable was unsecured, non-interest bearing and due on demand. The note was repaid in 1998.

Note 6: Convertible debentures

  The convertible debentures are unsecured, non-interest bearing and convertible at the lender's option into 104,515 common shares at the rate of C$2.392 per share, maturing on September 5, 2000. They are due to directors and stockholders of the company.

                                INEX CORPORATION

Note 7: Capital stock

 Authorized and issued share capital

  The authorized share capital consists of an unlimited number of common shares and 1,625,000 Class A preference shares, issuable in series.

  By certificate of amalgamation dated February 5, 1997, INEX Corporation and Ack-Sys Inc. amalgamated to form INEX Corporation and the shareholdings were reorganized as follows:

  . 1,000,000 common shares of Ack-Sys Inc. were converted into 100,000 common shares of the amalgamated INEX Corporation;

  . 900,000 common shares of INEX Corporation were converted into 900,000 common shares of the amalgamated INEX Corporation;

  . 100,000 common shares of INEX Corporation held by Ack-Sys Inc. were cancelled; and

  . 44,959 Class A special shares of INEX Corporation were converted into 44,959 Class A special shares of the amalgamated INEX Corporation.

 Class A special shares

  As a result of passing a special resolution on June 19, 1997, Class A special shares were converted on a one-for-one basis for common shares on October 16, 1997. The company cancelled the authorized Class A special shares, Class B special shares and Class C special shares.

 Class A preference shares

  During 1998, 240,271 Class A preference shares, Series 1 were issued for gross cash proceeds of $1 million. These shares are convertible into common shares at a rate of C$5.91 per share and retractable on April 3, 2003 at the issue price.

 Special warrants, Series A

  During 1998, 250,000 special warrants, Series A were issued for net cash proceeds of $1,135,213. When exercised, each special warrant will convert into one common share for no additional consideration. The special warrants become exercisable at the earlier date of five days after a receipt is issued for a final prospectus by a securities regulator and April 28, 2000.

                                INEX CORPORATION

 Common share purchase warrants and brokers warrants

                                                    Years ended     Six months
                                                    December 31,       ended
                                                  ----------------   June 30,
                                                   1997     1998       1999
                                                  ------- --------  -----------
                                                                    (unaudited)
   Issued:
     Common share purchase warrants issued in
      connection with common shares exchangeable
      for one common share for additional
      consideration of C$2.392 per common share,
      expiring April 1998.......................  104,515       --         --
     Brokers warrants issued in connection with
      the common share and common share purchase
      warrants issued, exchangeable for one
      common share for additional consideration
      of C$2.392, expiring April 1998...........    5,226       --         --
     Common share purchase warrants issued in
      connection with common shares issued,
      exchangeable for one common share for
      additional consideration of C$2.392 per
      common share, expiring July 1998..........   62,709       --         --
     Brokers warrants issued in connection with
      common shares issued, exchangeable for one
      common share for additional consideration
      of C$3.06, expiring October 1998..........    6,943       --         --
     Common share purchase warrants issued in
      connection with the issue of promissory
      notes exchangeable for one common share
      for additional consideration of C$3.75 per
      common share, expiring January 2000.......       --   26,667         --
     Common share purchase warrants issued in
      connection with the issue of a promissory
      note exchangeable for one common share for
      additional consideration of C$3.75 per
      common share, expiring February 2000......       --   66,667         --
     Brokers warrants issued in connection with
      the issued special warrants, Series A,
      exchangeable for one common share for
      additional consideration of C$8.00 per
      common share, 137,500 expiring April 2000
      and 137,500 expiring June 2000............       --  275,000         --
     Brokers warrants issued in connection with
      the issue of Class A preference shares,
      exchangeable for one common share for
      additional consideration of C$5.91 per
      common share, expiring April 2001.........       --   14,416         --
     Broker warrants issued in connection with
      the issue of special warrants, Series B,
      exchangeable for one common share for
      additional consideration of C$8.00 per
      common share, expiring January 2002.......       --       --     50,080
                                                  ------- --------    -------
                                                  179,393  382,750     50,080
                                                  ------- --------    -------
   Exercised:
     At C$2.392 per common share................       -- (172,449)        --
     At C$3.06 per common share.................       --   (6,943)        --
   Expired......................................       --       (1)        --
                                                  ------- --------    -------
                                                       -- (179,393)        --
                                                  ------- --------    -------
   Balance--Beginning of period.................       --  179,393    382,750
                                                  ------- --------    -------
   Balance--End of period.......................  179,393  382,750    432,830
                                                  ======= ========    =======

                                INEX CORPORATION

  The fair value of the 382,750 (1997--179,393) warrants issued is $663,594 (1997--$84,648), of which $503,217 (1997--$84,648) has been recorded as a cost of issue and $160,377 (1997--$nil) as interest expense. The fair value of each warrant issued to non-employees is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield-nil, risk-free interest rate - 4.8%, expected volatility - 65%, expected life - 1.5 years.

  Subsequent to year-end, in connection with the issue of special warrants, Series B, the company issued 50,080 brokers warrants exchangeable into common shares for additional consideration of C$8.00 per common share, expiring in January 2002. The company has committed to issue an additional 149,920 broker warrants if certain levels of additional financing are obtained or if the company is sold for proceeds in excess of a predetermined amount.

 Stock Option Plan

  The company established a Stock Option Plan in April 1997 under which 400,000 shares of common stock were reserved for issuance. During 1998, the company amended the 1997 Plan and increased the number of shares of common stock reserved under the 1997 Plan by 75,000 shares to 475,000 shares. Under the Stock Option Plan, options can be issued to employees, officers, directors and other key contributors of the company at an exercise price determined by the Board of Directors. On June 30, 1998, the exercise price of outstanding options to senior management was amended to C$0.01 per option, creating deferred stock-based compensation of $1,126,318, which will be amortized over the remaining vesting period of the options.

  Vesting and expiry provisions are determined by the Board of Directors. Generally, options issued to employees vest over three years and expire after five years.

  Option activity under the Stock Option Plan is as follows:

                                                                     Weighted
                                            Options     Options      average
                                           Authorized outstanding exercise price
                                           ---------- ----------- --------------
                                                                        C$
     Options authorized...................  400,000         --
     Options granted......................      --      382,645        0.24
     Options exercised....................      --       (3,200)       0.01
     Options cancelled....................      --       (4,000)
                                            -------    --------
     Balance--December 31, 1997...........  400,000     375,445        0.24
     Options authorized...................   75,000         --
     Options granted......................      --       88,599        5.87
     Options exercised....................      --     (227,810)       0.02
     Options cancelled....................      --      (43,067)       0.16
                                            -------    --------
     Balance--December 31, 1998...........  475,000     193,167        3.02
                                            =======    ========

                                INEX CORPORATION

                            Options outstanding
                      --------------------------------------------
                                                  Weighted-                  Number
                          Number                   average                 vested and
                      outstanding at              remaining              exercisable at
     Exercise          December 31,              contractual              December 31,
      price                1998                     life                      1998
     --------         --------------             -----------             --------------
      C$                                           (years)
      $0.01               77,666                     1.3                      4,066
      $7.70               10,000                     2.4                     10,000
      $5.91               34,000                     2.7                     10,000
      $2.50               27,000                     3.2                      9,000
      $3.06               20,001                     3.9                      1,999
      $6.50                2,000                     4.4                        --
      $7.00               12,000                     4.7                        --
      $7.50               10,500                     4.8                        --
                         -------                                             ------
                         193,167                                             35,065
                         =======                                             ======

 Options granted for marketing services rendered

  The company recorded an expense of $2,349 (1997--$26,039; 1996--$nil) in connection with options granted for marketing services rendered.

 SFAS 123

  The company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan, which are described below. Had compensation cost for the company's stock option plans been determined based on the fair market value at the grant dates for awards under the Plan consistent with the method provided by SFAS No. 123, Accounting for Stock-Based Compensation, the company's net loss would have been increased to the following pro forma amounts for the periods ended December 31, 1997 and 1998:

                                                         1997         1998
                                                      -----------  -----------
Net loss--as reported................................ $(1,232,225) $(2,762,245)
Net loss--pro forma..................................  (1,265,067)  (2,900,154)
Basic and fully diluted loss per share--pro forma....       (0.98)       (1.65)

  The fair value of each option issued to employees is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield--nil, risk-free interest rate--4.9%, expected volatility--0%, expected life--2 years.

 Net loss per share

  The company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares and common equivalent shares outstanding during the period. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Class A preference shares, convertible debentures and special warrants, Series A, are included in the diluted net loss per share computation to the extent such shares are dilutive.

                                INEX CORPORATION

Note 8: Income taxes

  The company did not incur any income taxes for the years ended December 31, 1996, 1997 and 1998 as a result of operating losses.

  The company has approximately $2,805,000 of non-capital losses available to reduce future years' taxable income that expire as follows:

     2002............................................................ $   20,000
     2003............................................................    184,000
     2004............................................................    993,000
     2005............................................................  1,608,000
                                                                      ----------
                                                                      $2,805,000
                                                                      ==========

  Significant components of the company's deferred taxes as of December 31, 1996, 1997 and 1998 are as follows:

                                                 1996      1997        1998
                                               --------  ---------  -----------
     Deferred tax assets
       Tax loss carry-forwards................ $  9,000  $ 571,000  $ 1,241,000
       Other timing differences...............    2,000      2,000       14,000
                                               --------  ---------  -----------
       Net deferred tax assets................   11,000    573,000    1,255,000
       Valuation allowance....................  (11,000)  (573,000)  (1,255,000)
                                               --------  ---------  -----------
       Net deferred tax assets................ $    --   $     --   $       --
                                               ========  =========  ===========

  The company has established valuation allowances equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the company's lack of earnings history.

  The company's provisions for income taxes differs from the expected tax benefit amounts computed by applying the statutory income tax rate of 44.62% to income before income taxes primarily as a result of the valuation allowances.

Note 9: Related party transactions

  During the year, the company paid marketing costs of $10,478 (1997--$91,643; 1996--$3,520) to a company owned by a stockholder of the company.

Note 10: Commitments

  The company has entered into various operating leases for equipment, services, and premises requiring minimum annual payments as follows:

     1999.............................................................. $189,000
     2000..............................................................  146,000
     2001..............................................................   44,000
     Thereafter........................................................      --

                                INEX CORPORATION

Note 11: Business segments

  SFAS No. 131 requires companies to report financial and other information about key revenue segments of the entity for which such information is available and is utilized by the chief operating decision maker. SFAS No. 131 is effective for fiscal years commencing after December 15, 1997. The company conducts its business within one business segment primarily within North America. Revenues from customers outside of North America were less than 10% of net revenues for all periods presented in the accompanying statements of operations. No customer represented more than 10% of net revenues for any year presented.

Note 12: Subsequent events

  On February 11, 1999, the company issued 360,000 special warrants, Series B for net cash proceeds of $1.9 million. When exercised, each special warrant, Series B will convert into one common share and one common share purchase warrant for no additional consideration. The special warrants, Series B become exercisable at the earlier date of five days after a receipt is issued for a final prospectus by a securities regulator and July 31, 2000. Each common share purchase warrant entitles the holder to purchase one common share for C$8.00 on or before July 31, 2000.

  On August 13, 1999, the company entered into an agreement and plan of acquisition and arrangement with InfoSpace.com, Inc. (InfoSpace). Upon closing, which is expected to occur in September 1999, the company will become a wholly-owned subsidiary of InfoSpace.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the Common Stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee................ $  9,221
   Nasdaq National Market listing fee.................................   17,500
   Printing and engraving expenses....................................    5,000
   Legal fees and expenses............................................   50,000
   Accounting fees and expenses.......................................   25,000
   Miscellaneous expenses.............................................   18,279
                                                                       --------
     Total............................................................ $125,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

  Section 10 of the registrant's Restated Bylaws (Exhibit 3.2 hereto) requires indemnification to the full extent permitted under the DGCL as it now exists or may hereafter be amended. Subject to any restrictions imposed by the DGCL, the Restated Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The Restated Bylaws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for
(i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  Article 10 of the registrant's Restated Certificate of Incorporation (Exhibit
3.1 hereto) provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  The registrant has entered into certain indemnification agreements with its officers and directors, the form of which is attached as Exhibit 10.1 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the DGCL. Reference is made to the Underwriting Agreement (Exhibit 1.1 hereto), in which the Underwriters have agreed to indemnify the officers and directors of the registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  Since its incorporation in April 1996, the registrant has issued and sold unregistered securities as follows:

    (1) An aggregate of 20,000,000 shares of common stock was issued in a private placement in April 1996 to Naveen Jain. The aggregate consideration received for such shares was $2,000.

    (2) An aggregate of 534,632 shares of common stock was issued in a private placement on June 10, 1996, to three investors. The aggregate consideration received for such shares was $219,199.94 or $0.41 per share.

    (3) An aggregate of 1,219,512 shares of common stock was issued in a private placement on June 17, 1996, to three investors. The aggregate consideration received for such shares was $999,999.84 or $0.82 per share.

    (4) An aggregate of 136,364 shares of common stock was issued in a private placement on October 7, 1996, to one investor. The aggregate consideration received for such shares was $150,000.40 or $1.10 per share.

    (5) An aggregate of 2,000,000 shares of common stock was issued on May 6, 1997, in connection with the registrant's acquisition of all the issued and outstanding membership interests in Yellow Pages on the Internet, LLC ("YPI"). Such shares were placed in an escrow account upon issuance pending finalization of the purchase price for YPI. Prior to December 31, 1997, the purchase price was finalized and on January 2, 1998 an aggregate of 170,000 shares of common stock was issued to the former members of YPI. The remaining 1,830 shares held in the escrow account were released to the registrant and canceled.

    (6) An aggregate of 55,000 shares of common stock was issued in a private placement on February 4, 1998 to one investor. The aggregate consideration received for such shares was $110,000 or $2.00 per share.

    (7) An aggregate of 25,000 shares of common stock was issued on April 20, 1998 to a former employee of the registrant in connection with the settlement of a dispute involving compensation.

    (8) An aggregate of 15,000 shares of common stock was issued in a private placement on May 4, 1998 to the law firm of Garvey Schubert & Barer in consideration for legal services rendered.

    (9) An aggregate of 250,000 shares of common stock was issued in a private placement on May 21, 1998 to two investors. The aggregate consideration was $500,000 or $2.00 per share.

    (10) An aggregate of 2,290,000 shares of common stock and warrants for the purchase of 4,057,046 shares of common stock at a weighted average exercise price of $2.94 per share were issued in a private placement on May 21, 1998 to five investors pursuant to common stock and common stock Warrant Purchase Agreements (the "May 1998 Stock Purchase"). The aggregate consideration received for such shares was $4,580,000 and the aggregate consideration received for such warrants was $40,570.38.

    (11) An aggregate of 2,999,976 shares of common stock was issued on June 2, 1998, in exchange for the entire issued share capital of Outpost Network, Inc. ("Outpost"). The form of the transaction was a merger, whereby a wholly owned subsidiary of the registrant was merged with and into Outpost (the "Outpost Merger"). The recipients of the common stock were the former shareholders of Outpost.

    (12) An aggregate of 10,000 shares of common stock was issued on June 30, 1998 to a consultant in exchange for services.

    (13) An aggregate of 446,502 shares of common stock was issued on July 6, 1998 to nineteen investors pursuant to the registrant's 1998 Stock Purchase Rights Plan, adopted June 26, 1998. The aggregate consideration received for such shares was $1,674,393.75 or $3.75 per share.

    (14) A warrant for the purchase of 955,934 shares of common stock with an exercise price of $0.01 per share was issued on July 14, 1998, to a former consultant to the registrant in connection with the Outpost Merger.

    (15) An aggregate of 2,040,000 shares of common stock was issued in a private placement completed in July and August 1998 to 26 investors. The aggregate consideration received for such shares was $8,160,000 or $4.00 per share.

    (16) An aggregate of 39,790 shares of common stock and warrants to purchase 70,626 shares of common stock with a weighted average exercise price of $2.94 per share were issued on August 6, 1998 to five investors in connection with the May 1998 Stock Purchase.

    (17) Warrants to purchase up to 1,979,832 shares of common stock at an exercise price of $6.00 per share were issued on August 24, 1998 to a strategic partner.

    (18) An option to purchase 500,000 shares of common stock at an exercise price of $7.00 per share was exercised by a former consultant on October 28, 1998.

    (19) On March 22, 1999, the registrant issued 432,454 shares of common stock upon the net exercise of warrants by an investor at a weighted average exercise price of $2.94 per share. The warrants were issued on May 21,1998 and August 6, 1998 in connection with the May 1998 Stock Purchase.

    (20) From April 1996 through June 30, 1999, the registrant granted stock options to purchase an aggregate of 6,354,156 shares of common stock to employees, consultants and directors with exercise prices ranging from $.01-$67.44 per share pursuant to the registrant's Restated 1996 Flexible Stock Incentive Plan in consideration for services. From April 10, 1996 to December 31, 1998, the registrant also granted stock options outside of the plan to purchase 1,009,210 shares of common stock, with a weighted average exercise price of $1.00 per share, to employees, consultants and directors.

  No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number                                Description
 ------                                -----------
  2.1*   Agreement and Plan of Merger, dated as of May 12, 1998, among the registrant, Outpost Network, Inc., certain shareholders of Outpost
         Network, Inc. and Outpost Acquisition, Inc.

  2.2.   Agreement and Plan of Acquisition and Arrangement, dated as of August
         13, 1999, among the registrant and INEX Corporation.

  3.1.*  Restated Certificate of Incorporation of the registrant.

  3.2.*  Restated Bylaws of the registrant.

  4.1.   Form of Certificate of the Powers, Designations, Preferences and
         Rights of Series A Preferred Stock.

  5.1. Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the legality of the shares.

 10.1.* Form of Indemnification Agreement between the registrant and each of its Directors and Executive Officers.

 10.2.+  Restated 1996 Flexible Stock Incentive Plan and Terms of Stock Option
         Grant Program for Nonemployee Directors under the Restated 1996
         Flexible Stock Incentive Plan.

 10.3.*  1998 Employee Stock Purchase Plan

 10.4.*  Lease, dated May 14, 1998, between the registrant and TIAA Realty,
         Inc.

 10.5.* Registration Rights Agreement, dated May 1, 1997, among the registrant, John E. Richards, Peter S. Richards, John Enger and
         Alexander Hutton Capital L.L.C., as subsequently amended by Agreement dated as of January 2, 1998, among the registrant, John E. Richards, Peter S. Richards, John Enger and Alexander Hutton Capital L.L.C.

 10.6.*  Agreement, dated January 2, 1998, among the registrant, John E.
         Richards, Peter S. Richards, John Enger and Alexander Hutton Capital,
         L.L.C.

 10.7.* Form of Common Stock and Common Stock Warrant Purchase Agreements, dated May 21, 1998, between the registrant and each of Acorn Ventures-
         IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham.

 10.8.* Form of Investor Rights Agreements, dated as of May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham.

 10.9.* Form of Co-Sale Agreements, dated as of May 21, 1998, among the registrant, Naveen Jain and each of Acorn Ventures-IS, LLC, Kellett
         Partners, LLP and John and Carolyn Cunningham.

 10.10.* Form of Common Stock Warrant, dated May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham.

 10.11.* Common Stock Purchase Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein.

 10.12.* Stockholder Rights Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein.

 10.13.* Form of Amendment to Common Stock and Common Stock Warrant Purchase
         Agreements, dated August 6, 1998, between the Registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn
         Cunningham.

 10.14.* License Agreement, dated July 28, 1998, between the registrant and
         American Business Information, Inc. (now known as infoUSA, Inc.).

 Number                                Description
 ------                                -----------
 10.15.* Amended and Restated Content Provider Agreement, made as of August 24,
         1998, effective as of April 25, 1998, between the registrant and 800-
         U.S. Search.

 10.16.* Interactive White Pages Marketing Agreement, dated as of August 24,
         1998, between the registrant and America Online, Inc.

 10.17.* Development and Management Agreement, dated as of August 24, 1998, between the registrant and America Online, Inc.

 10.18.* Letter Agreement with Bernee D. L. Strom, dated November 22, 1998.

 10.19.* Indemnification Agreement dated as of December 11, 1998 between the registrant, Naveen Jain, and all the current and future members of the registrant's board of directors (excluding Mr. Jain).

 21.1.   Subsidiaries of the registrant.

 23.1.   Consent of Deloitte & Touche LLP, Independent Auditors.

 23.2.   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 23.3. Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).

 24.1.   Power of Attorney (contained on signature page hereto).

 99.1.   Form of Plan of Arrangement under Section 182 of the Business
         Corporations Act (Ontario) of INEX Corporation.

 99.2.   Form of Voting and Exchange Trust Agreement among the Company,
         InfoSpace.com Canada Holdings Inc., and Montreal Trust Company of
         Canada, as trustee.

 99.3.   Form of Exchangeable Share Support Agreement among the Company,
         InfoSpace.com Nova Scotia Company, InfoSpace.com Canada Holdings Inc.
         and Montreal Trust Company of Canada, as trustee.

--------
* Incorporated by reference to the Registration Statement on Form S-1 (No. 333-62323) filed by the registrant on August 27, 1998, as amended.
+ Incorporated by reference to the Registration Statement on Form S-8 (No. 333-
  81593) filed by the registrant on June 25, 1999.

  (b) Financial Statement Schedules

  All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes;

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 1st day of September, 1999.

                                          InfoSpace.com, Inc.

                                                   /s/ Ellen B. Alben
                                          By: _________________________________
                                                      Ellen B. Alben,
                                                Vice President, Business and
                                                       Legal Affairs

                        SIGNATURES AND POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernee D.L. Strom and Ellen B. Alben and each of them, his or her attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 1st day of September, 1999.

                 Signature                                     Title
                 ---------                                     -----

            /s/ Naveen Jain                 Chief Executive Officer and Chairman of the
___________________________________________  Board (Principal Executive Officer)
                Naveen Jain

         /s/ Douglas A. Bevis               Vice President and Chief Financial Officer
___________________________________________  (Principal Financial Officer)
             Douglas A. Bevis

         /s/ Tammy D. Halstead              Vice President and Chief Accounting Officer
___________________________________________  (Principal Accounting Officer)
             Tammy D. Halstead

      /s/ John E. Cunningham, IV            Director
___________________________________________
          John E. Cunningham, IV

        /s/ Peter L. S. Currie              Director
___________________________________________
            Peter L. S. Currie

                 Signature                                     Title
                 ---------                                     -----

           /s/ Gary C. List                 Director
___________________________________________
               Gary C. List

        /s/ Rufus W. Lumry, III             Director
___________________________________________
            Rufus W. Lumry, III

            /s/ Carl Stork                  Director
___________________________________________
                Carl Stork

        /s/ Bernee D. L. Strom              Director
___________________________________________
            Bernee D. L. Strom

                                 EXHIBIT INDEX

 Number                                Description
 ------                                -----------
  2.1*   Agreement and Plan of Merger, dated as of May 12, 1998, among the registrant, Outpost Network, Inc., certain shareholders of Outpost
         Network, Inc. and Outpost Acquisition, Inc.

  2.2.   Agreement and Plan of Acquisition and Arrangement, dated as of August
         13, 1999, by and between the registrant and INEX Corporation.

  3.1.*  Restated Certificate of Incorporation of the registrant.

  3.2.*  Restated Bylaws of the registrant.

  4.1.   Form of Certificate of the Powers, Designations, Preferences and
         Rights of Series A Preferred Stock.

  5.1. Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the legality of the shares.

 10.1.* Form of Indemnification Agreement between the registrant and each of its Directors and Executive Officers.

 10.2.+  Restated 1996 Flexible Stock Incentive Plan and Terms of Stock Option
         Grant Program for Nonemployee Directors under the Restated 1996
         Flexible Stock Incentive Plan.

 10.3.*  1998 Employee Stock Purchase Plan

 10.4.*  Lease, dated May 14, 1998, between the registrant and TIAA Realty,
         Inc.

 10.5.* Registration Rights Agreement, dated May 1, 1997, among the registrant, John E. Richards, Peter S. Richards, John Enger and
         Alexander Hutton Capital L.L.C., as subsequently amended by Agreement dated as of January 2, 1998, among the registrant, John E. Richards, Peter S. Richards, John Enger and Alexander Hutton Capital L.L.C.

 10.6.*  Agreement, dated January 2, 1998, among the registrant, John E.
         Richards, Peter S. Richards, John Enger and Alexander Hutton Capital,
         L.L.C.

 10.7.* Form of Common Stock and Common Stock Warrant Purchase Agreements, dated May 21, 1998, between the registrant and each of Acorn Ventures-
         IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham.

 10.8.* Form of Investor Rights Agreements, dated as of May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham.

 10.9.* Form of Co-Sale Agreements, dated as of May 21, 1998, among the registrant, Naveen Jain and each of Acorn Ventures-IS, LLC, Kellett
         Partners, LLP and John and Carolyn Cunningham.

 10.10.* Form of Common Stock Warrant, dated May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham.

 10.11.* Common Stock Purchase Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein.

 10.12.* Stockholder Rights Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein.

 10.13.* Form of Amendment to Common Stock and Common Stock Warrant Purchase
         Agreements, dated August 6, 1998, between the Registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn
         Cunningham.

 10.14.* License Agreement, dated July 28, 1998, between the registrant and
         American Business Information, Inc. (now known as infoUSA, Inc.).

 10.15.* Amended and Restated Content Provider Agreement, made as of August 24,
         1998, effective as of April 25, 1998, between the registrant and 800-
         U.S. Search.

 10.16.* Interactive White Pages Marketing Agreement, dated as of August 24,
         1998, between the registrant and America Online, Inc.


 Number                                Description
 ------                                -----------
 10.17.* Development and Management Agreement, dated as of August 24, 1998, between the registrant and America Online, Inc.

 10.18.* Letter Agreement with Bernee D. L. Strom, dated November 22, 1998.

 10.19.* Indemnification Agreement dated as of December 11, 1998 between the registrant, Naveen Jain, and all the current and future members of the registrant's board of directors (excluding Mr. Jain).

 21.1.   Subsidiaries of the registrant.

 23.1.   Consent of Deloitte & Touche LLP, Independent Auditors.

 23.2.   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 23.3. Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).

 24.1.   Power of Attorney (contained on signature page hereto).

 99.1.   Form of Plan of Arrangement under Section 182 of the Business
         Corporations Act (Ontario) of INEX Corporation.

 99.2.   Form of Voting and Exchange Trust Agreement among the Company,
         InfoSpace.com Canada Holdings Inc., and Montreal Trust Company of
         Canada, as trustee.

 99.3.   Form of Exchangeable Share Support Agreement among the Company,
         InfoSpace.com Nova Scotia Company, InfoSpace.com Canada Holdings Inc.
         and Montreal Trust Company of Canada, as trustee.

--------
* Incorporated by reference to the Registration Statement on Form S-1 (No. 333-62323) filed by the registrant on August 27, 1998, as amended.
+ Incorporated by reference to the Registration Statement on Form S-8 (No. 333-
  81593) filed by the registrant on June 25, 1999.